Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-169386
PROSPECTUS

SIGNPATH PHARMA INC.

6,161,448 Shares of common stock

This prospectus relates to the public offering of up to 6,161,448 shares of our common stock consisting of 1,507,500 shares issued to seventeen (17) retail accredited investors in a bridge financing and 4,653,948 shares issuable upon conversion and exercise of securities sold to 33 different retail accredited investors in private equity offerings. The shares will be offered from time to time for the account of the stockholders identified in the “Selling Stockholders” section of this prospectus. The selling stockholders and any broker-dealers that participate in the distribution of the securities are “underwriters” as that term is defined in Section 2(11) of the Securities Act of 1933, as amended.

The shares will be sold by the selling stockholders on an immediate and continuing basis at a fixed price of $1.00 per share. We intend to seek a listing of our common stock on the Over-The-Counter Bulletin Board (“OTCBB”), which is maintained by the Financial Industry Regulatory Authority, Inc. (“FINRA”).

The shares being offered pursuant to this prospectus involve a high degree of risk. Persons should not invest unless they can afford to lose their entire investment. You should carefully read the “Risk Factors” section commencing on page 6 for information that should be considered in determining whether to purchase any of the shares.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is October 14, 2010

ADDITIONAL INFORMATION

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information. The shares are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of such documents.

TABLE OF CONTENTS

INTRODUCTORY COMMENTS

Use of Names

Throughout this prospectus, the terms “we,” “us,” “our,” “registrant,” “Company” refer to SignPath Pharma Inc.

SUMMARY INFORMATION

Our Company

SignPath is a development stage biotechnology company founded in May 2006 to develop proprietary formulations of curcumin, a naturally occurring compound found in the root of the   Curcuma longa   (tumeric) plant, for applications in malignant diseases.

Curcumin has an extensive history as an oral medicinal product with safe human use, but its potential therapeutic benefits have been limited by its low absorption when taken orally, as well as its inactivation in the liver (due to hepatic glucuronidation). SignPath intends to develop Investigative New Drug (“IND”) applications and clinical trials for parenterally (taken into the body in a manner other than the digestive tract) administered curcumin. We believe that the liposomal and nano-sized formulations we have licensed could overcome absorption and hepatic inactivation problems associated with oral administration of unmodified curcumin extract, based on management’s experience and the opinions of our consultants to expand its use for concerns, Parkinson’s Disease and parasitic diseases the Company is developing three different intravenous nano-particle sized formulations. Proof of efficacy of these formulations against human tumor xenografts in mice was published. During IND pre-clinical toxicity trials in dogs with lipsomil curcumin, a dose-dependent hemolysis was observed, indicating specific dose/schedules of administration will be required for trials in humans.

SignPath has licensed two proprietary intravenous formulations containing curcumin as the active therapeutic agent. The first is a liposomal version licensed from University of Texas MD Anderson Cancer Center (“UTMDACC”); the second is a nanosized version licensed from The Johns Hopkins University (“JHU”). The Company’s near term (next 6 to 12 months) goals are to complete preclinical development of the first two lead compounds, liposomal curcumin and nanocurcumin, and file an IND with the FDA to begin Phase I safety studies. The Company believes its licensed formulations of curcumin change the product from a naturally occurring one to novel chemical entities making them potentially patentable. The Company seeks to develop these new products which potentially will give SignPath     proprietary curcumin preparations with applications in a broad spectrum of malignant diseases.

The Company has assembled leaders experienced in pharmacologic development of natural products to advise it on the development of its curcumin formulations. This Scientific Advisory Board is comprised of individuals with specific experience with natural products, formulation development, and malignant diseases. Expertise in chemistry will come from commercially based product chemists. Drug development will overseen by Lawrence Helson MD, Chief Executive Officer, an oncologist with 20 years of pharmaceutical development experience; Arniban Maitra, Phd,  MPPH, of JHU, who has expertise in nanotechnology, development of nanocurcumin, and testing for antitumor effects; and     Judith A. Smith, PhD, director of the UTMDACC pre-clinical development group for the liposomal formulation.

The Company’s Scientific Advisory Board members all bring relevant experience to the Company. Professor Tauseef Ahmad, MD is an experienced principal investigator for lymphoma, myeloma and solid tumor studies. See  “Management” below for more information about our management team and Scientific Advisory Board members.

Clinical application strategies will be based upon the advice of the individuals serving on the Scientific Advisory Board, all of whom have academic and practical experience in biopharmaceutical fields. We expect that our Phase I and II clinical trials, if and when conducted, will be run by clinical research organizations with whom we expect to establish collaborative relationships.

Our  pre-clinical IND development of liposomal curcumin is scheduled to be run by the UTMDACC group which has functional pre-clinical IND development procedures and experience. The JHU group is experienced with non-clinical development of nanocurcumin; however, the nanocurcumin pre-clinical aspects will be run by the UTMDACC research and development group. The latter has experience with curcumin and the capability of  guiding us through the  IND development process of both formulations.

During the fiscal years ended December 31, 2009 and 2008, the Company expended $215,938 and $263,886, respectively, for net research and development. None of these expenses were borne by customers as the final products are not commercially available. They consisted primarily of payments made to JHU and Brookwood Pharmaceuticals under agreements described below.

SignPath is a publicly held non-listed Delaware corporation with offices in Quakertown, Pennsylvania in a building owned by our CEO. The Company does not pay rent or have a lease for its space.

SignPath’s executive office is located at 1375 California Road, Quakertown, Pennsylvania, 18951. Our telephone number is 215-538-9996.

The Offering

Securities Issued and Outstanding:

Common Stock	11,740,000 shares, $.001 par value (“Common Stock”)

Series A Convertible Preferred Stock	2,412 shares, $.10 par value (“Preferred Stock”) convertible at $.85 per share into 2,838,924 shares of Common Stock.

Warrants	Exercisable at $1.27 per share into 2,838,924 of Common Stock (“Warrants”).

Placement Agent Warrants	Exercisable at $.85 per share into 969,335 shares of Common Stock (“Placement Agent Warrants”).

Options	100,000 shares

Common Stock Fully Diluted	18,487,183 shares

Shares Offered Hereby:

Between August 2007 and April 2008, the Registrant completed a Bridge Financing with 15 accredited investors pursuant to which it received total gross proceeds of $847,500 from the sale of 10% promissory notes and an aggregate of 1,365,000 shares of Common Stock (the “Bridge Shares”). An aggregate of 1,307,500 Bridge Shares (all except those held by Bruce Meyers, the principal of the placement agent for the Bridge Financing and the Registrant’s founder, are being registered for resale hereby.

As of November 28, 2008, SignPath sold 1451.88 units of its securities at a price of $1,000 per Unit.  Each Unit consists of (i) one share of 6.5% Series A Convertible Preferred Stock (“Preferred Stock”) convertible into 1,177 shares of common stock (equivalent to $.85 per share of common stock, hereinafter, the “Conversion Rate”) following the effective date of this Registration Statement (the “Effective Date”) subject to adjustment, and (ii) one Warrant to purchase 1,177 shares of common stock at $1.27 per share (the “Warrant Exercise Price”) for a five-year period following the Effective Date. Between February 19, 2009 and February 11, 2010, pursuant to a new offering dated December 12, 2008, SignPath sold 835 additional Units of Preferred Stock and Warrants on the same terms as described above, for gross proceeds of $785,000. Between May 21, 2010 and September 6, 2010, pursuant to a new offering dated April 29, 2010, SignPath sold 125 additional Units of Preferred Stock and Warrants on the same terms as described above, for gross proceeds of $125,000 (collectively, the “Preferred Stock Offering”).

The Preferred Stock shall be convertible following the Effective Date, at the Company’s option, into common stock, and the Warrants shall be subject to redemption, upon 30 days’ written notice, if the Company’s common stock trades above 200% of the Conversion Rate in the case of the Preferred Stock and $1.70 per share in the case of the Warrants, for 20 consecutive trading days.

This registration statement of the Company is for the purpose of allowing Selling Stockholders to resell their shares at their own discretion. The Company’s initial registration statement on Form S-1 (No. 333-158474) was declared effective by the SEC on August 10, 2009. This Registration Statement also serves as a post-effective amendment to its initial registration statement pursuant to Rule 429(b) under the Securities Act. No founders’ shares or any other shares of common stock held by affiliates are being registered for resale. The selling stockholders are the retail accredited investors in the Company’s Bridge Financing and Preferred Stock Offering, for whom the Company agreed to file this registration statement. None of the Units or Bridge Shares purchased by affiliates of the Company are being registered. Thus, an aggregate of 1,507,500 Bridge Shares, 2,326,974 shares of common stock issuable upon conversion of Preferred Stock and 2,326,974 shares of common stock issuable upon exercise of Warrants, or an aggregate of 6,161,448 shares of Common Stock are registered for resale hereby.

The Company shall receive no consideration, directly or indirectly, in connection with the future sale of the shares registered under this Registration Statement by selling stockholders. There is no dilutive impact of this Offering until any warrants are exercised at 150% of the Conversion Rate of the Preferred Stock. See “Description of Securities” below.

Summary Financial Information

The summary financial information set forth below is derived from the more detailed audited and unaudited financial statements of the Company appearing elsewhere in this prospectus. This information should be read in conjunction with such financial statements, including the notes to such financial statements.

Statement of Operations Data:

					From Inception
	Six Months Ended		Years Ended		May 15, 2006
	June 30,		December 31,		Through
	2010	2009	2009	2008	June 30,
	(Unaudited)	(Unaudited) (Restated)	(Restated)		2010
Revenue	$-	$-	$-	$-	$-
Total Operating Expenses	(690,415)	(445,896)	(612,098)	(1,631,771)	(3,461,115)
Grant income	40,784	-	40,773	-	81,557
Loss on derivative liability	(137,560)	(115,580)	(159,418)	-	(340,786)
Interest Expense	-	-	-	(63,995)	(63,995)
Net Loss	$(787,191)	$(561,476)	$(730,743)	$(1,695,766)	$(3,784,339)
Basic and Diluted
Loss Per Share	$(0.07)	$(0.05)	$(0.06)	$(0.15)
Weighted Average Number
of Shares Outstanding	11,373,149	11,340,000	11,340,000	11,174,651

Balance Sheet Data:

	June 30,	December 31,
	2010	2009	2008	2007
	(Unaudited)	(Restated)
Current Assets	$64,699	$295,418	$181,128	$2,854
Total Assets	68,005	297,818	184,328	6,854
Accounts payable and accrued expenses	162,784	117,967	76,999	304,812
Derivative liability	3,027,055	2,824,603	-	-
Additional Paid-In Capital	650,535	340,831	2,318,442	218,617
Accumulated Deficit	(3,784,341)	(2,997,150)	(2,222,599)	(526,833)
Stockholders’ Equity (Deficit)	(3,121,834)	(2,644,752)	107,329	(297,958)
Total Liabilities and Stockholders’ Equity	$68,005	$297,818	$184,328	$6,854

WHERE YOU CAN FIND MORE INFORMATION

We will distribute annual reports to our stockholders, including financial statements examined and reported on by independent certified public accountants. We also will provide you without charge, upon your request, with a copy of any or all reports and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement we filed with the SEC registering for resale the shares of our common stock being offered pursuant to this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests for such copies should be directed to Dr. Lawrence Helson, the Company’s Chief Executive Officer, at SignPath Pharma Inc., 1375 California Road, Quakertown, PA 18951; telephone (215) 538-9946; fax: 215-538-1245; URL:www.signpathpharma.com.

We have filed a registration statement on Form S-1 with the SEC registering under the Securities Act the common stock that may be distributed under this prospectus. This prospectus, which is a part of such registration statement, does not include all of the information contained in the registration statement and its exhibits. For further information regarding us and our common stock, you should consult the registration statement and its exhibits.

Statements contained in this prospectus concerning the provisions of any documents are summaries of those documents, and we refer you to the documents filed with the SEC for more information. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described above.

RISK FACTORS

The securities offered hereby are speculative, involve a high degree of risk and should only be purchased by persons who can afford to lose their entire investment. Prospective purchasers should carefully consider, among other things, the following risk factors relating to the business of the Company and this offering prior to making any investment. You are strongly urged to consult with professional financial advisors, accountants, and lawyers in evaluating this investment and making an independent and informed decision about whether or not to invest your money in this offering.

Risks Related to Our Company

History of significant losses and risk of losing entire investment.

The Company’s financial statements reflect that it has incurred significant losses since inception, including net losses of $730,743 and $1,695,766 for the years ended December 31, 2009 and 2008 and a loss from inception through June 30, 2010 of $3,784,341. The Company expects to continue to have losses and negative cash flows for the foreseeable future, and it is possible that the Company may never reach profitability. Therefore, there is a significant risk that public investors may lose some or all of their investment.

Our financial statements have been prepared assuming that the Company will continue as a going concern.

Our audited financial statements for the fiscal year ended December 31, 2009 have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements for the period ended December 31, 2009, the continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability to raise equity or debt financing, and the attainment of profitable operations from the Company’s planned business. Our independent registered public accounting firm has included an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern in their audit report for the fiscal year ended December 31, 2009. If we are unable to raise additional capital or borrow money we will not be able to complete and file INDs with the FDA in order to commence clinical trials. If that were to occur the Company would be forced to suspend or terminate operations and, in all likelihood cause investors to lose their entire investment.

We are a development stage company, making it difficult for you to evaluate our business and your investment.

We are in the development stage and our operations and the development of our proposed products are subject to all of the risks inherent in the establishment of a new business enterprise, including:

•	the absence of an operating history;

•	the lack of commercialized products;

•	an expected reliance on third parties for the development and commercialization of some of our proposed products;

•	uncertain market acceptance of our proposed products; and

•	reliance on key personnel

Because we are subject to these risks, you may have a difficult time evaluating our business and your purchase of our securities.

No revenue for the foreseeable future, with substantial losses and no guarantee of profitability.

At this stage of its growth cycle, the Company has a limited operating history and no revenues, products ready for market, customers or marketing resources.

As a development stage company, the Company has a limited relevant operating history upon which an evaluation of its prospects can be made. Such prospects must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a new business in the evolving and heavily-regulated pharmaceuticals industry, which is characterized by an ever-increasing number of market entrants, intense competition and high failure rate. In addition, significant challenges are often encountered in shifting from developmental to commercial activities.

In addition, we are subject to many business risks, including but not limited to, unforeseen capital requirements, failure of market acceptance, failure to establish business relationships, and competitive disadvantages against larger and more established companies. In addition, there can be no assurance that the Company will ever be able to generate revenues or, if the Company generates revenues, that it will ever be profitable, or that the Company will be able to obtain sufficient additional funds to continue its planned activities. Therefore, prospective investors may lose all or a portion of their investment. The Company does not anticipate that it will have any revenues for the foreseeable future.

Concentration of ownership by a Founder and its affiliates raises a potential conflict of interest between the Company, a Founder and certain of their employees.

Bruce Meyers, a Founder of the Company and President of Meyers Associates, owns 2,657,500 shares (22.6%) and Meyers Associates owns 2,200,000 shares (18.7%) of the 11,740,000 outstanding shares of the Company’s common stock and Imtiaz Khan, Managing Director of Meyers Associates owns 2,450,000 shares (20.9% of the Company). This concentration of ownership may not be in the best interests of the Company’s stockholders and Meyers Associates and may be subject to potential conflicts of interest. As a result of Meyers Associates’ ownership of the Company, it is likely that in the event the Company becomes a publicly-traded company, Meyers Associates’ would not be able to serve as a market maker in the Company’s common stock. See “Principal Stockholders.”

The Company does not have the financing resources necessary to successfully complete development and market any formulations of curcumin.

As of June 30, 2010, the Company had $64,699 cash on hand. The Company does not have any current sources of financing, to complete product development and marketing. If the Company is unable to attract sufficient additional capital, it will not be able to realize its growth plans. If the Company does find such financing, it may be on terms that are unfavorable or dilutive, to owners of the Company’s equity securities.

Our drug development program will require substantial additional capital to successfully complete it, arising from costs to:

•	complete research, preclinical testing and human studies;

•	establish pilot scale and commercial scale manufacturing processes; and

•	establish and develop quality control, regulatory, marketing, sales and administrative capabilities to support these programs.

Our future operating and capital needs will depend on many factors, including:

•	the pace of scientific progress in our research and development programs and the magnitude of these programs;

•	the scope and results of preclinical testing and human studies;

•	the time and costs involved in obtaining regulatory approvals;

•	the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims;

•	competing technological and market developments;

•	our ability to establish additional collaborations;

•	changes in our existing collaborations;

•	the cost of manufacturing scale-up; and

•	the effectiveness of our commercialization activities.

We base our outlook regarding the need for funds on many uncertain variables. Such uncertainties include regulatory approvals, the timing of events outside our direct control such as negotiations with potential strategic partners and other factors. Any of these uncertain events can significantly change our cash requirements as they determine such one-time events as the receipt of major milestones and other payments.

We cannot be certain that additional funding will be available on acceptable terms, or at all. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact our ability to conduct our business. If we are unable to raise additional capital, when required, or on acceptable terms, we may have to significantly delay, scale back or discontinue the development and/or the commercialization of one or more of our product candidates. Accordingly, any failure to raise adequate capital in a timely manner would have a material adverse effect on our business, operating results, financial condition and future growth prospects.

Additional funds are required to support our operations but we may be unable to obtain them on favorable terms, we would be required to cease or reduce further development or commercialization of our potential products.

We will need to increase the size of our organization, and we may experience difficulties in managing growth.

We are a small company with one full-time employee, our CEO, as of the date of this prospectus. To conduct our clinical trials and commercialize our product candidates, we will need to expand our employee base for managerial, operational, financial and other resources. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional employees. Our future financial performance and our ability to commercialize our product candidates and to compete effectively will depend, in part, on our ability to manage any future growth effectively.

The Company’s success is highly dependent on attracting and retaining key scientific and management personnel, but the Company may be unable to do so.

The Company’s future depends on the service of its scientific and management teams and other key personnel. The Company may be unable to attract highly qualified personnel, especially if it is unable to demonstrate to those individuals that it has sufficient funding to adequately compensate them either through current cash salary or with equity that could eventually have substantial value. If the Company is unable to attract highly qualified individuals, the Company may be unable to continue development or commercialization efforts of its proposed products which would have a material adverse effect on the Company’s operations.

We have no experience in manufacturing, sales, marketing or distribution capabilities.

The Company has no experience in manufacturing, selling, marketing or distributing any formulations of curcumin or any other product. The Company has outsourced production of raw materials for production of liposomal curcumin and will outsource production of good manufacturing practice (“GMP”) grade of liposomal curcumin and nanocurcumin to commercial facilities. There can be no assurance that the Company will be able successfully to sell, market, commercialize or distribute any formulation of curcumin or any other products at any time in the future.

Provisions in our charter documents and Delaware law could discourage or prevent a takeover, even if an acquisition would be beneficial to our stockholders.

Provisions of our certificate of incorporation and by-laws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

•	authorizing the issuance of “blank check” preferred that could be issued by our Board of Directors to increase the number of outstanding shares and thwart a takeover attempt;

•	prohibiting cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates; and

•
advance notice provisions in connection with stockholder proposals that may prevent or hinder any attempt by our stockholders to bring business to be considered by our stockholders at a meeting or replace our board of directors.

If we lose the services of our Chief Executive Officer, our operations would be disrupted and our business could be harmed

Our business plan relies significantly on the continued services of our CEO, Dr. Larry Helson, age 77. If we were to lose his services, our ability to continue to execute our business plan would be materially impaired. While we have entered into an employment agreement with Dr. Helson, the agreement would not prevent him from terminating his employment with us. Dr. Helson has not indicated he intends to leave the Company, and we are not currently aware of any facts or circumstances that suggest he might leave us.

Risks Related to Our Business

We are devoting our efforts to a limited number of product candidates, and there is no assurance of product success.

The Company is an early stage biopharmaceutical company and, since its inception, has focused mainly on research and development. There can be no assurance that the Company will ever successfully develop liposomal curcumin, nanocurcumin, or any other formulation of curcumin or any product whatsoever, or obtain FDA approval for clinical testing in the United States or any other country.

Our two curcumin formulations in development will require extensive additional development, including preclinical testing and human studies, as well as regulatory approvals, before we can commercialize and market them. We cannot predict if or when any of the product candidates we are developing will be approved for marketing. There are many reasons that we may fail in our efforts to develop our potential products, including the possibility that:

•	preclinical testing or human studies may show that our potential products are ineffective or cause harmful side effects;

•	the products may fail to receive necessary regulatory approvals from the FDA in a timely manner, or at all;

•	the products, if approved, may not be produced in commercial quantities or at reasonable costs;

•	the potential products, once approved, may not achieve commercial acceptance;

•	regulatory or governmental authorities may apply restrictions to our potential products, which could adversely affect their commercial success; or

•	the proprietary rights of other parties may prevent us from marketing our potential products.

Given our limited focus on two product candidates, if these product candidates do not prove successful in clinical trials, and are not approved or are not commercialized because we have insufficient resources for continued development or for any other reason, we may be required to suspend or discontinue our operations and our business could be materially harmed.

SignPath depends on intellectual property licensed from third parties which it may not be able to maintain.

The Company’s business plan depends on developing products based on intellectual property licensed from The Johns Hopkins University (“JHU”) and The University of Texas MD Anderson Cancer Center (“UTMDACC”). See “Business - Intellectual Property.”  The Company’s license agreements require the Company to make payments to the licensors in the future. The Company currently does not have sufficient resources to make all of such payments, and there can be no assurance that the Company will be able to make such payments in the future.

The Company’s exclusive license with UTMDACC is for the life of patent rights or, if no patent rights are issued, for up to 30 years; however, is terminable upon 30 days’ written notice if the Company fails to cure a breach of payment or funding requirement, or upon up to 90 days’ written notice for any other breach of contract by the Company.

The Company’s license agreement with JHU is for the life of the last patent to expire or 20 years if no patents issue. It is terminable for a breach of contract by SignPath not cured within 30 days after receipt of notice.

Additional patents and pending patent applications filed by third parties, if issued, may cover aspects of products the Company intends to develop or may develop and test in the future. As a result, the Company may be required to obtain additional licenses from third-party patent holders in order to use, manufacture or sell the Company’s product candidates.

There can be no assurance that the Company’s current arrangements with JHU or UTMDACC, or any future arrangements will lead to the development of any products with any commercial potential, that the Company will be able to obtain proprietary rights or licenses for proprietary rights with respect to any technology development in connection with these arrangements or that the Company will be able to ensure the confidentiality of any proprietary rights and information developed with JHU or UTMDACC will prevent the public disclosure thereof. The Company is not aware of any litigation, threatened litigation, or challenge to intellectual property, however, once any patents are issued to the Company, we may be subject to future litigation.

There can be no assurance that the Company will be able to maintain its existing license agreements or obtain additional necessary licenses on reasonably acceptable terms or at all. The Company’s inability to maintain its existing licenses or obtain additional licenses on acceptable terms would have a material adverse effect on the Company’s business, financial condition and results of operations.

The US FDA regulatory process is costly, lengthy and requires specific expertise.

The Company will rely initially on consultants and service organizations with prior experience working with the FDA to guide the product through the regulatory process. The Company expects to hire experienced employees and/or consultants to analyze, prepare and present Investigational New Drug (“IND”) applications to the FDA and conduct clinical trials. The process of obtaining regulatory approvals can be extremely costly and time-consuming, and there is no guarantee of success. If the Company does not receive approval of any of its IND applications, it will not be able to proceed with Phase I clinical testing. In addition, clinical testing is not predictable. Even if the FDA approves an IND application, the Company cannot guarantee that the FDA will approve Phase I clinical results. The Company’s failure to obtain required regulatory approvals would have a material adverse effect on the Company’s business, financial condition and results of operations and could require the Company to curtail or cease its operations.

Delays in clinical testing could result in increased cost to us and delay our ability to generate revenue.

We may experience delays in clinical testing of our product candidates. We do not know whether planned clinical trials will need to be redesigned or will be completed on schedule, if at all. Clinical trials can be delayed for a variety of reasons, including delays in obtaining regulatory approval to commence a trial, in reaching agreement on acceptable clinical trial terms with prospective sites, in obtaining institutional review board approval to conduct a trial at a prospective site, in recruiting patients to participate in a trial or in obtaining sufficient supplies of clinical trial materials. Many factors affect patient enrollments, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, competing clinical trials and new drugs approved for the conditions we are investigating. Prescribing physicians will also have to decide to use our product candidates over existing drugs that have established safety and efficacy profiles. Any delays in completing our clinical trials will increase our cost, slow down our product development and approval process and delay our ability to generate revenue.

We may be required to suspend or discontinue clinical trials due to unexpected side effects or other safety risks that could preclude approval of our product candidates.

Our clinical trials may be suspended at any time for a number of reasons. For example, we may voluntarily suspend or terminate our clinical trials if at any time we believe that they present an unacceptable risk to the clinical trial patients. In addition, regulatory agencies may order the temporary or permanent discontinuation of our clinical trials at any time if they believe that the clinical trials are not being conducted in accordance with requirements or that they present an unacceptable safety risk to the clinical trial patients.

The Company has not encountered any adverse effects in mice or rats with liposomal curcumin or nanocurcumin. However, studies in humans have not yet been initiated by the Company. Administering any product candidates to humans may produce undesirable side effects. These side effects could interrupt, delay or halt clinical trials of our product candidates and could result in the FDA or other regulatory authorities denying further developments or approval of our product candidates for any or all targeted indications. Ultimately, some or all of our product candidates may prove to be unsafe for human use. Moreover, we could be subject to significant liability if any volunteer or patient suffers, or appears to suffer, adverse health effects as a result of participating in our clinical trials.

If testing of a particular product candidate does not yield successful results, then we will be unable to commercialize that product.

Our product candidates in clinical trials must meet rigorous testing standards. We must demonstrate the safety and efficacy of our potential products through extensive preclinical and clinical testing. Clinical trials are subject to continuing oversight by governmental regulatory authorities, such as the FDA, and institutional review boards and must meet the requirements of these authorities in the United States, including those for informed consent and good clinical practices. We may not be able to comply with these requirements, which could disqualify completed or ongoing clinical trials. We may experience numerous unforeseen events during, or as a result of, the testing process that could delay or prevent commercialization of our product candidates, including the following:

•	safety and efficacy results from human clinical trials may show the product candidate to be less effective or safe than desired or those results may not be replicated in later clinical trials;

•	the results of preclinical studies may be inconclusive or they may not be indicative of results that will be obtained in human clinical trials;

•
after reviewing relevant information, including preclinical testing or human clinical trial results, we may abandon or substantially restructure projects that we might previously have believed to be promising;

•	we or the FDA may suspend or terminate clinical trials if the participating patients are being exposed to unacceptable health risks or for other reasons; and

•
the effects of our product candidates may not be the desired effects or may include undesirable side effects or other characteristics that interrupt, delay or cause us or the FDA to halt clinical trials or cause the FDA or foreign regulatory authorities to deny approval of the product candidate for any or all target indications.

Data from our completed clinical trials, when and if completed, may not be sufficient to support approval by the FDA. The clinical trials of our product candidates may not be completed as or when planned, and the FDA may not approve any of our product candidates for commercial sale. If we fail to demonstrate the safety or efficacy of a product candidate to the satisfaction of the FDA, this will delay or prevent regulatory approval of that product candidate. Therefore, any delay in obtaining, or inability to obtain, FDA approval of any of our product candidates could materially harm our business and cause our stock price to decline.

Even if we receive regulatory approval for our product candidates, we will be subject to ongoing significant regulatory obligations and oversight.

If we receive regulatory approval to sell our product candidates, the FDA and foreign regulatory authorities may, nevertheless, impose significant restrictions on the indicated uses or marketing of such products, or impose ongoing requirements for post-approval studies. If we fail to comply with applicable regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution. Any of these events could harm or prevent sales of the affected products or could substantially increase the costs and expenses of commercializing and marketing these products. In addition, if any of our product candidates receive marketing approval and we or others later identify undesirable side effects caused by the product, we could face one or more of the following:

•	a change in the labeling statements or withdrawal of FDA or other regulatory approval of the product;

•	a change in the way the product is administered; or

•	the need to conduct additional clinical trials.

Discovery after approval of previously unknown problems with our products, manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in actions such as:

•	restrictions on such products’ manufacturers or manufacturing processes;

•	restrictions on the marketing of a product;

•	warning letters;

•	withdrawal of the products from the market;

•	refusal to approve pending applications or supplements to approved applications that we submit;

•	recall of products;

•	fines, restitution or disgorgement of profits or revenue;

•	suspension or withdrawal of regulatory approvals;

•	refusal to permit the import or export of our products;

•	product seizure;

•	injunctions; or

•	imposition of civil or criminal penalties.

Our potential products face significant regulatory hurdles prior to commercialization and  marketing which could delay or prevent sales; No assurance of FDA approval.

The FDA and comparable agencies in foreign countries impose substantial requirements upon the introduction of therapeutic and diagnostic pharmaceutical and biological products through lengthy and detailed laboratory and clinical testing procedures, sampling activities and other costly and time-consuming procedures. Satisfaction of these requirements typically takes several years or more and varies substantially based upon the type, complexity and novelty of the product. The regulatory review may result in extensive delay in the regulatory approval process. Regulatory requirements ultimately imposed could adversely affect the Company’s ability to clinically test, manufacture or market potential products. Government regulation also applies to the manufacture of pharmaceutical and biological products.

Before we obtain the approvals necessary to sell any of our potential products, we must show through preclinical studies and human testing that each potential product is safe and effective. Failure to show any potential product’s safety and effectiveness would delay or prevent regulatory approval of the product and could adversely affect our business. The clinical trials process is complex and uncertain. The results of preclinical studies and initial clinical trials may not necessarily predict the results from later large-scale clinical trials. In addition, clinical trials may not demonstrate a potential product’s safety and effectiveness to the satisfaction of the regulatory authorities. A number of companies have suffered significant setbacks in advanced clinical trials or in seeking regulatory approvals, despite promising results in earlier trials.

The rate at which we complete our clinical trials depends on many factors, including our ability to obtain adequate supplies of the potential products to be tested and patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites and the eligibility criteria for the trial. Delays in patient enrollment may result in increased costs and longer development times. In addition, under our license agreements with UTMDACC and JHU, these universities have certain rights to control product development and clinical programs for products developed under the collaborations. As a result, the universities may conduct these programs more slowly or in a different manner than we had expected. Even if clinical trials are completed, we or the universities still may not apply for FDA approval in a timely manner or the FDA still may not grant approval.

We will not have our own manufacturing facilities and will depend on third parties.

The Company has entered into a manufacturing agreement with Polymun Scientific Immunbiologische Forschung GmBh, Vienna, Austria, to encapsulate pure synthetic curcumin with lipid particles. We have also entered into a contract with Brookwood Pharmaceutical Inc. (now known as Surmodics Pharmaceuticals, Inc.) to synthesize polymer for noncurcumin. Notwithstanding the foregoing, the Company cannot guarantee that it will be able to obtain adequate supplies of liposomal curcumin or nanocurcumin that will remain stable for clinical trials and in amounts that will be sufficient for clinical trials and post-approval commercial production, if any. If the Company fails to source adequate amounts of curcumin, or if there is poor manufacturing performance on the part of the above-stated third party manufacturers, we may not be able to complete development of our product candidates, which could have an adverse effect on the Company’s business, financial condition and results of operations and could require the Company to curtail or cease its operations.

Competition in the biotechnology and pharmaceutical industries is intense, and if SignPath fails to compete effectively its financial results will suffer.

SignPath’s business environment is characterized by extensive research efforts, rapid developments and intense competition. Its competitors may have or may develop superior technologies or approaches to the development of competing products, which may provide them with competitive advantages. The Company’s potential curcumin product candidates may not compete successfully. The Company believes that successful competition in its industry depends on product efficacy, safety, reliability, availability, timing, scope of regulatory approval, acceptance and price, among other things. Important factors to SignPath’s success also include speed in developing product candidates, completing clinical development and laboratory testing, obtaining regulatory approvals and manufacturing and selling commercial quantities of potential products to the market.

The Company expects competition to increase as technological advances are made and commercial applications broaden. In the event it develops its initial product candidates and any additional product candidates, the Company anticipates it will face substantial competition from pharmaceutical, biotechnology and other companies, universities and research institutions. The Company is aware of other companies and academic groups that focus on cellular signal transduction pathways and are developing specific pathway or related kinase inhibitors. These competitors include Exelixis Inc., Onyx Pharmaceuticals, and several major pharmaceutical companies.

Many of the Company’s competitors have substantially greater capital resources, research and development staffs, facilities and experience in conducting clinical trials and obtaining regulatory approvals, as well as in manufacturing and marketing pharmaceutical products. In addition, many of SignPath’s competitors may achieve product commercialization or patent protection earlier than SignPath achieves commercialization or patent protection, if at all.

If we or our collaborators receive regulatory approvals for our product candidates, some of our products will compete with well-established, FDA-approved therapies that have generated substantial sales over a number of years. In addition, we will face competition based on many different factors, including:

•	the safety and effectiveness of our products;

•	the timing and scope of regulatory approvals for these products;

•	the availability and cost of manufacturing, marketing and sales capabilities;

•	the effectiveness of our marketing and sales capabilities;

•	the price of our products;

•	the availability and amount of third-party reimbursement; and

•	the strength of our patent position.

We also anticipate that we will face increased competition in the future as new companies enter our target markets and scientific developments surrounding cancer therapies and drugs for treatment of inflammatory conditions continue to accelerate. Competitors may develop more effective or more affordable products, or may achieve patent protection or commercialize products before us or our collaborators. In addition, the health care industry is characterized by rapid technological change. New product introductions, technological advancements, or changes in the standard of care for our target diseases could make some or all of our products obsolete.

The Company may be unable to defend or protect its intellectual property.

The Company intends to protect its intellectual property through patents and trademarks. The patent positions of biotechnology companies generally are highly uncertain and involve complex legal and factual questions that will determine who has the right to develop a particular product or process. As a result, the Company cannot predict which of its patent applications will result in the granting of patents or the timing of the granting of the patents. Additionally, many of the Company’s competitors have significantly greater capital with which to pursue patent litigation. There can be no assurance that  the Company would have the resources to defend its patents in the face of a lawsuit.

Further, the Company relies on trade secrets, know-how and other proprietary information. The Company seeks to protect this information, in part, through the use of confidentiality agreements with employees, consultants, advisors and others. Nonetheless, there can be no assurance that those agreements will provide adequate protection for the Company’s trade secrets, know-how or other proprietary information and prevent their unauthorized use or disclosure. While the Company is not aware of any challenges to its intellectual property, once any patents are issued to the Company litigation may ensue. There is also the risk that the Company’s employees, consultants, advisors or others will not maintain confidentiality of such trade secrets or proprietary information, or that this information may become known in some other way or be independently developed by the Company’s competitors.

SignPath is exposed to product liability risks.

The Company’s business exposes it to potential product liability risks that are inherent in the testing, including testing in human clinical trials, manufacturing, marketing and sale of biotechnology products. There can be no assurance that product liability claims will not be asserted against the Company.

We plan to have product liability insurance covering our clinical trials which we currently believe will be adequate to cover any product liability exposure we may have. Clinical trial and product liability insurance is becoming increasingly expensive. As a result, we may be unable to obtain sufficient insurance coverage at a reasonable cost to protect us against losses that could have a material adverse effect on our business. An individual may bring a product liability claim against us if one of our products or product candidates causes, or is claimed to have caused, an injury or is found to be unsuitable for consumer use. Any product liability claim brought against us, with or without merit, could result in:

•	liabilities that substantially exceed our product liability insurance, which we would then be required to pay from other sources, if available;

•	an increase of our product liability insurance rates or the inability to maintain insurance coverage in the future on acceptable terms, or at all;

•	withdrawal of clinical trial volunteers or patients;

•	damage to our reputation and the reputation of our products, resulting in lower sales;

•	regulatory investigations that could require costly recalls or product modifications;

•	litigation costs; and

•	the diversion of management’s attention from managing our business.

A successful product liability claim or series of claims brought against the Company could have a material adverse effect on the Company’s business, financial condition and results of operation.

The Company may be sued by third parties who claim that its products infringe on their intellectual property rights.

The Company may be exposed to future litigation by third parties based on claims that its patents, products or activities infringe on the intellectual property rights of others or that the Company has misappropriated the trade secrets of others. Any litigation or claims against the Company, whether or not valid, could result in substantial costs, could place a significant strain on the Company’s financial and managerial resources, and could harm the Company’s reputation. In addition, intellectual property litigation or claims could force the Company to do one or more of the following, any of which could have a material adverse effect on the Company or cause the Company to curtail or cease its operations:

•	Cease testing, developing, using and/or commercializing liposomal curcumin, nanocurcumin, or other formulations of curcumin or other products that it may develop; or

•	Obtain a license from the holder of the infringed intellectual property right, which could also be costly or may not be available on reasonable terms.

SignPath may be subject to damages resulting from claims that it or its employees have wrongfully used or disclosed alleged trade secrets of their former employers.

The Company’s current employee and/or future employees have been previously employed by other biotechnology or pharmaceutical companies. Although no claims against the Company are currently pending or threatened, the Company may be subject to claims that these employees or the Company have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if SignPath is successful in defending against these claims, litigation could result in substantial costs and be a distraction to management. If the Company fails in defending such claims, in addition to paying money claims, it may lose valuable intellectual property rights or personnel. A loss of key research personnel or their work product could hamper or prevent its ability to commercialize certain product candidates, which could severely harm SignPath’s business.

Governmental and third-party payors may impose sales and pharmaceutical pricing restrictions or controls on SignPath’s potential products that could limit its future product revenues and adversely affect profitability.

The commercial success of the Company’s potential products is substantially dependent on whether third-party reimbursement is available for the ordering of its products by the medical profession for use by their patients. Medicare, Medicaid, health maintenance organizations and other third-party payors may not cover or provide adequate payment for SignPath’s potential products. They may not view the Company’s potential products as cost-effective and reimbursement may not be available to consumers or may not be sufficient to allow its potential products to be marketed on a competitive basis. Likewise, legislative or regulatory efforts to control or reduce health care costs or reform government health care programs could result in lower prices or rejection of its potential products. Changes in reimbursement policies or health care cost containment initiatives that limit or restrict reimbursement for the Company’s products may cause its revenue to decline.

Rapid technological change could make any products that SignPath eventually develops obsolete.

Biopharmaceutical technologies have undergone rapid and significant change and the Company expects that they will continue to do so. Any compounds, products or processes that SignPath develops may become obsolete or uneconomical before the Company recovers any expenses incurred in connection with their development.

We expect to rely heavily on third party relationships and termination of any of these programs could reduce the financial resources available to us, including research funding and milestone payments.

Our strategy for developing and commercializing many of our potential product candidates, including products aimed at larger markets, includes entering into collaborations with research partners, licensors, licensees and others. These collaborations will provide us with research and development resources for potential products. These agreements also will give our collaborative partners significant discretion when deciding whether or not to pursue any development program. Our collaborations may not be successful. Currently, we have collaborative relationships with JHU and UTMDACC. See “Business – Intellectual Property”.

In addition, JHU and UTMDACC may develop products, either alone or with others, that compete with the types of drugs they currently are developing with us. This would result in less support and increased competition for our programs. If either of our two licensors breach or terminate their agreements with us or otherwise fail to conduct their collaborative activities successfully, our product development under these agreements will be delayed or terminated.

We may have disputes in the future with JHU and UTMDACC, including disputes concerning who owns the rights to any technology developed. These and other possible disagreements between us and our licensors could delay our ability and the ability of the universities to achieve milestones or our receipt of other payments. In addition, any disagreements could delay, interrupt or terminate the collaborative research, development and commercialization of certain potential products, or could result in litigation or arbitration. The occurrence of any of these problems could be time-consuming and expensive and could adversely affect our business.

In general, collaborative agreements provide that they may be terminated under certain circumstances. There can be no assurance that the Company will be able to extend either of its agreements with the universities upon their termination or expiration, or that the Company will be able to enter into new collaborative agreements with existing or new partners in the future. To the extent the Company chooses not to or is unable to establish any additional third party arrangements, it would require substantially greater capital to undertake research, development and marketing of its proposed products at its own expense. In addition, the Company may encounter significant delays in introducing its proposed products into certain markets or find that the development, manufacture or sale of it proposed products in such markets is adversely affected by the absence of such third party agreements.

We will rely on third parties to supply and manufacture our product candidates, without any direct control over the timing for the supply, production and delivery of our product candidates, thereby possibly adversely affecting any future revenues.

We will rely exclusively and be dependent on certain third party source suppliers to supply pure synthetic curcumin for our product candidates. Liposomal curcumin is manufactured in Vienna, Austria under contract with Polymun Scientific Immunbiologische Forschung GmbH. We have obtained initial quantities of liposomal curcumin from Sigma Aldrich Fine Chemicals (“SAFC”) and/or Sabinsa, Inc. of New Jersey. Nanocurcumin will be manufactured by either SAFC or Sabinsa. The polymer is manufactured by Brookwood Pharmaceuticals in Birmingham, Alabama. See “Business – Potential Commercialization of Liposomal Curcumin and Nanocurcumin; and Raw Materials; Supplies.”

If any of these arrangements terminate, locating additional or replacement suppliers for these materials may take a substantial amount of time. In addition, we may have difficulty obtaining similar supplies from other suppliers that are acceptable to the FDA. If we have to switch to a replacement supplier, we may face additional regulatory delays and the manufacture and delivery of our product candidates could be interrupted for an extended period of time, which may delay completion of our clinical trials or commercialization of our product candidates. As a result, regulatory approval of our product candidates may not be received at all. All these delays could cause delays in commercialization of our product candidates, delays in our ability to generate revenue, and increase our costs.

Further, our contract manufacturers must comply with current Good Manufacturing Practices, or cGMPs, and other government regulations, which may limit the available sources of our needed supplies. The FDA periodically inspects manufacturing facilities, including third parties who manufacture products or active ingredients for us. The FDA may not believe that the chosen manufacturers have sufficient experience making the dosage forms that we have contracted with them to produce, and may subject those manufacturers to increased scrutiny. Pharmaceutical manufacturing facilities must comply with applicable cGMPs, and manufacturers usually must invest substantial funds, time and effort to ensure full compliance with these standards. We will not have control over our contract manufacturers’ compliance with these regulations and standards. Failure to comply with applicable regulatory requirements can result in sanctions, fines, delays or suspensions of approvals, seizures or recalls of products, operating restrictions, manufacturing interruptions, costly corrective actions, injunctions, adverse publicity against us and our products and possible criminal prosecutions.

We will rely on third parties to conduct our clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to seek or obtain regulatory approval for or commercialize our product candidates.

We will need to retain a third party clinical research organization, or CRO, to implement, provide monitors and manage data for our clinical programs. We and our CRO are required to comply with current Good Clinical Practices, or GCPs, regulations and guidelines enforced by the FDA for all of our products in clinical development. The FDA enforces GCPs through periodic inspections of trial sponsors, principal investigators and trial sites. In the future, if we or our CRO fails to comply with applicable GCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that, upon inspection, the FDA will determine that any of our clinical trials for products in clinical development comply with GCPs. In addition, our clinical trials must be conducted with products produced under cGMP regulations, and will require a large number of test subjects. Our failure to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process.

If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. As a result, our financial results and the commercial prospects for our product candidates would be harmed, our costs could increase, and our ability to generate revenue could be delayed.

The Orphan Drug Act may provide a competitor with up to seven years of market exclusivity.

The Orphan Drug Act was created to encourage companies to develop therapies for rare diseases by providing incentives for drug development and commercialization. One of the incentives provided by the act is seven years of market exclusivity for the first product in a class licensed for the treatment of a rare disease. We intend to target indications that would be covered by the Orphan Drug Act, and companies may obtain orphan drug status for therapies that are developed for this indication. In the event that any competitor of ours is first to obtain FDA licensure for a competitive product, we could be prevented from obtaining licensure and marketing our product candidates.

The commercial success of our product candidates will depend upon the degree of market acceptance of these products among physicians, patients, health care payors and the medical community.

Even if a product candidate is approved for sale by the appropriate regulatory authorities, physicians may not prescribe our product candidates, in which case we could not generate revenue or become profitable. Market acceptance by physicians, healthcare payors and patients will depend on a number of factors, including:

•	acceptance by physicians and patients of each such product as a safe and effective treatment;
•	cost effectiveness;
•	adequate reimbursement by third parties;
•	potential advantages over alternative treatments;
•	relative convenience and ease of administration; and
•	prevalence and severity of side effects.

We are subject to critical accounting policies, and we may interpret or implement required policies incorrectly.

We follow generally accepted accounting principles for the United States in preparing our financial statements. As part of this work, we must make many estimates and judgments about future events. These affect the value of the assets and liabilities, contingent assets and liabilities, and revenue and expenses that we report in our financial statements. We believe these estimates and judgments are reasonable, and we make them in accordance with our accounting policies based on information available at the time. However, actual results could differ from our estimates, and this could require us to record adjustments to expenses or revenues that could be material to our financial position and results of operations in future periods.

The obligations associated with being a public company require significant resources and management attention, which may divert from our business operations.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. As a result, we will incur significant legal, accounting and other expenses. Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management's attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a stand-alone public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. In addition, we cannot predict or estimate the amount of additional costs we may incur in order to comply with these requirements. We anticipate that these costs will materially increase our selling, general and administrative expenses.

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we would expect to file with the Securities and Exchange Commission in March 2011, and may require in the same report, a report by our independent registered public accounting firm on the effectiveness of our internal control over financial reporting.  In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify additional deficiencies. We may not be able to remediate any future deficiencies in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price.

Risks Related to this Offering

The value of the Company’s common stock is not certain.

The conversion price of the Company’s outstanding Preferred Stock and the exercise price of the warrants were arbitrarily determined through negotiations between the Company and Meyers Associates and bear no relationship to book value, assets, earnings, or any other accepted criteria of value. Accordingly, such prices should not be considered as indications of the actual value of our securities. The Company cannot assure that these prices will accurately reflect the value of the Company’s common stock once it is publicly traded or that these prices will be realized upon disposition of the Company’s common stock.

Absence of a public market for the securities offered hereby will lack liquidity.

There is currently no public market for any of the Company’s securities and there can be no assurance that a public market will develop in the future. Once this Registration Statement is declared effective, in the event there is no active trading market for the Company’s securities, an investor may be unable to liquidate an investment in the shares and, therefore, should be prepared to bear the economic risk of an investment in the shares for an indefinite period and to withstand a total loss of investment. Rule 144 promulgated under the Securities Act requires, among other conditions, a six month holding period prior to the resale of securities acquired in a non-public offering without having to satisfy the registration requirements of the Securities Act. In the event we do not have sufficient financial and human resources in the future, we may not be able to fulfill our reporting requirements under the Exchange Act or disseminate to the public any current financial or other information concerning the Company, as required by Rule 144 as one of the conditions of its availability. In such event we will not be absolved from liability for our failure to file these reports.

If our common stock is traded on the OTC Bulletin Board, which is not a national securities exchange, it may be detrimental to investors

We intend to seek to have our shares of common stock traded on the OTC Bulletin Board maintained by FINRA. Although there is currently no market for our securities, securities traded on the OTC Bulletin Board, as compared to the national securities exchanges, generally have limited trading volume and exhibit a wide spread between the bid/ask quotations. We cannot predict whether a more active market for our common stock will develop in the future. In the absence of an active trading market: investors may have difficulty buying and selling our common stock or obtaining market quotations; market visibility for our common stock may be limited; and a lack of visibility for our common stock may have a depressive effect on the mark price for our common stock.

Preferred Stock as an anti-takeover device

We are authorized to issue 5,000,000 shares of preferred stock, $0.10 par value. The preferred stock may be issued in series from time to time with such designation, voting and other rights, preferences and limitations as our Board of Directors may determine by resolution. Unless the nature of a particular transaction and applicable status require such approval, the Board of Directors has the authority to issue these shares without stockholder approval subject to approval of the holders of our preferred stock. The issuance of preferred stock may have the effect of delaying or preventing a change in control of the Company without any further action by our stockholders.

Series A Preferred Stock may make it difficult to obtain additional funding

The approval of the holders of a majority of the Series A Preferred Stock is required for the Company to issue any capital stock with rights on parity with or senior to Series A Preferred Stock. While this limitation is designed to protect existing investors in a liquidation or dissolution of the Company, it would also make it more difficult to obtain additional funding in the event the Company’s financial or business condition has deteriorated.

Our common stock will be subject to restrictions on sales by broker-dealers and penny stock rules, which may be detrimental to investors.

Our common stock will be subject to Rules 15g-1 through 15g-9 under the Exchange Act, which imposes certain sales practice requirements on broker-dealers who sell our common stock to persons other than established customers and “accredited investors” (as defined in Rule 501(a) of the Securities Act). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. This rule adversely affects the ability of broker-dealers to sell our common stock and purchasers of our common stock to sell their shares of our common stock.

Additionally, our common stock is subject to SEC regulations applicable to “penny stocks.” Penny stocks include any non-exchange listed equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The regulations require that prior to any non-exempt buy/sell transaction in a penny stock, a disclosure schedule proscribed by the SEC relating to the penny stock market must be delivered by a broker-dealer to the purchaser of such penny stock. This disclosure must include the amount of commissions payable to both the broker-dealer and the registered representative and current price quotations for our common stock. The regulations also require that monthly statements be sent to holders of a penny stock that disclose recent price information for the penny stock and information of the limited market for penny stocks. These requirements adversely affect the market liquidity of our common stock.

A significant number of our shares are eligible for sale, and their sale could depress the market price of our stock.

Sales of a significant number of shares of common stock in the public market pursuant to a current prospectus could harm the market price of our common stock. Pursuant to our registration statement (No. 333-158474), an aggregate of 4,674,228 shares of common stock were registered in August 10, 2009 and subject to the effectiveness of this registration statement together with an additional 1,487,220 shares of Common Stock, or an aggregate of 6,161,448 shares, will all be free-trading. As additional shares of our common stock become available for resale in the public market pursuant to this prospectus and otherwise, the supply of our common stock will increase, which could decrease its price. Some or all of the shares of our common stock may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for the shares of our common stock. In general, a non-affiliated person who has held restricted shares for a period of six months, under Rule 144, may sell into the market our common stock all of their shares, subject to the Company being current in its periodic reports filed with the SEC. An affiliate may sell an amount equal to the greater of 1% of the outstanding shares or, if listed on Nasdaq or another national securities exchange, the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated once every three months, and any of the restricted shares may be sold by a non-affiliate without any restriction after they have been held the year.

Investors may experience substantial dilution of their ownership in the future.

Pursuant to the Stock Option Plan to be adopted, employees, directors and independent contractors may acquire up to an aggregate of 500,000 shares of the Company’s common stock through the exercise of stock options that may be granted in the future. The Company’s stockholders will incur dilution upon exercise of such options. In addition, three are currently outstanding warrants to purchase approximately 2,721,224 shares of common stock and Series A Convertible Stock to purchase approximately 2,721,224 shares of Common Stock plus placement agent warrants to purchase approximately 1,381,948 shares of common stock. The mere existence of these derivative securities may have a depressive effect on any market for our common stock which may develop. Furthermore, if the Company issues or sells shares of common stock or any derivative securities for less than the $0.85 per share initial conversion price, the initial conversion price of the above-described Preferred Stock will be reset to such conversion price and the Warrants to 150% of the Preferred Stock conversion price, as adjusted, which will result in substantial dilution of new investors.

In addition, if the Company raises additional funds by issuing additional stock in one or more additional financings, further dilution to stockholders will result, and new investors may have rights superior to existing stockholders.

The Company’s officers, directors and principal stockholders may be able significantly to influence matters requiring stockholder approval because they will own a large percentage of the Company’s outstanding shares, even after this Offering.

The Company’s founder, Bruce Meyers, who is a principal of Meyers Associates, a FINRA member firm, Dr. Lawrence Helson, CEO, and Dr. Arthur Bollon, Director, beneficially own 4,857,500, 1,800,000 and 800,000 shares, respectively, of the 11,740,000 shares of Common Stock currently issued and outstanding, or approximately 63.5% of the 11,740,000 outstanding shares of the Company’s common stock. After giving effect to the conversion of all 2,412 outstanding shares of Preferred Stock, but not the exercise of the warrants, those persons will beneficially own in the aggregate 7,906,720 shares, or approximately 54% of the 14,578,924 outstanding shares of the Company’s common stock. These stockholders will be able to exercise control over substantially all matters requiring approval by the Company’s stockholders, including the election of directors and the approval of significant corporate transactions, which includes their ability to amend the Certificate of Incorporation, approve a merger or consolidation of the Company with another company or approve the sale of substantially all of the assets of the Company without the agreement of minority stockholders. This concentration of ownership may not be in the best interests of all of the Company’s stockholders. See “Principal Stockholders.”

Limitations on ability to pay dividends.

The Company does not currently expect to pay cash dividends on any of its common stock for the foreseeable future. The ability of the Company to pay dividends on the Company’s common stock will depend upon, among other things, future earnings, if any, the success of the Company’s business activities, capital requirements, the general financial condition of the Company, and general business conditions. There can be no assurance that the Company will ever be in a financial position to declare and pay dividends on the Company’s capital stock or that the Board of Directors would otherwise ever declare or pay such a dividend.

The public offering price was arbitrarily determined and does not reflect our value.

The public offering price of the shares was arbitrarily determined and does not bear any relationship to our book value, assets, prospective earnings or any other recognized criteria of value.

You will incur immediate dilution as a result of this offering.

If you purchase common stock in this offering, you will pay more for your shares than the amounts paid by existing stockholders for their shares. As a result, you will incur immediate dilution of $1.27 per share, representing the difference between the initial public offering price of $1.00 per share and our as adjusted net tangible book value deficit per share as of June 30, 2010. See “Dilution and Other Comparative Per Share Data.”

Forward Looking Statements

This prospectus contains forward-looking statements in "Summary," "Risk Factors," "Business" and elsewhere. These statements relate to future events or future predictions, including events or predictions relating to our future financial performance, and are generally identifiable by use of the words "may," "will," "should," "expect," "plan," "anticipate," "believe," "feel," "confident," "estimate," "intend," "predict," "potential" or "continue" or the negative of such terms or other variations on these words or comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks described under "Risk Factors" that may cause the Company's or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In addition to the risks described in Risk Factors, important factors to consider and evaluate in such forward-looking statements include: (i) the general economic recession and changes in the external competitive market factors which might impact the Company's results of operations; (ii) unanticipated working capital or other cash requirements including those created by the failure of the Company to adequately anticipate the costs associated with clinical trials, manufacturing and other critical activities; (iii) changes in the Company's business strategy or an inability to execute its strategy due to unanticipated changes in the therapeutic drug industry; (iv) the inability or failure of the Company's management to devote sufficient time and energy to the Company's business; and (v) the failure of the Company to complete any or all of the transactions described herein on the terms currently contemplated. In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this Risk Factors discussion, there can be no assurance that the forward-looking statements contained in this prospectus will in fact transpire.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither the Company nor any other person assumes responsibility for the accuracy and completeness of such statements. We do not undertake any duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results or changes in our expectations.

DETERMINATION OF OFFERING PRICE

The public offering price was arbitrarily determined based primarily on the Company’s operations since the completion of the Company’s Private Placement. The price does not bear any relationship to our book value, assets, prospective earnings or any other recognized criteria of value.

DILUTION AND OTHER COMPARATIVE PER SHARE DATA

General

The following tables summarize as of June 30, 2010;

•	the number of shares of common stock outstanding;
•	the number of shares of Common Stock issuable upon conversion of preferred stock as a percentage of our total outstanding shares;
•	the aggregate consideration for such shares;
•	the aggregate consideration as a percentage of total consideration; and
•	the average consideration per share for such shares by Common Stockholders and Preferred Stockholders.

	Shares of common stock purchased	% of total shares	Aggregate consideration	% of total consideration	Average consideration per share
Common Stockholders	11,740,000	81.2%	$1,137,660	33%	$.08
Preferred Stockholders	2,721,224	18.8%	2,312,000	67%	$.85
Total	14,461,224	100.0%	$3,449,660	100.0%

If you purchase shares offered hereby, your ownership interest will be diluted. “Dilution” is the difference between the public offering price of the common stock and the net tangible book value per share immediately after the Offering. “Net tangible book value” is the amount that results from subtracting our total liabilities and intangible assets from our total assets. As of June 30, 2010, we had a net tangible book value deficit for our 11,740,000 shares of common stock outstanding of $(3,121,834), or approximately $(.27) per share. There will be no change in our net tangible book value as a result of the Offering, as we will not receive any proceeds from the sale of shares offered hereby. However, there will be an immediate dilution of approximately $1.27 per share to public investors, as the difference between the $1.00 per share public offering price and the $(.27) per share net tangible book value deficit.

The following table illustrates the dilution described above:

Public offering price per share	$1.00

Net tangible book value deficit per share before offering	$(.27)

Net tangible book value per share after offering	$(.27)
Dilution to public investors	$1.27

PRICE RANGE OF COMMON STOCK, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

(a)  Market Information

Our common stock is not publicly traded  We intend to seek a listing of our common stock on the Over-The-Counter Bulletin Board (“OTCBB”), which is maintained by the Financial Industry Regulatory Authority, Inc. (“FINRA”).

As of the date of this prospectus there are outstanding:  options to purchase 100,000 shares of common stock; approximately 2,412 shares of Series A Convertible Preferred Stock exercisable for approximately 2,838,924 shares of common stock; common stock purchase warrants to purchase approximately 2,838,924 shares of Common Stock, and placement agent warrants to purchase approximately 969,335 shares of Common Stock or an aggregate of 13,487,183 shares of Common Stock.

Upon completion of this offering, we will have issued and outstanding 11,740,000 shares of common stock. Of this amount, 10,000,000 Founders Shares issued on May 12, 2008 and 1,365,000 Bridge Shares issued between August 2007 and April 2008 will all qualify for resale under Rule 144, commencing 90 days from the effective date of this prospectus.

The 1,507,500 shares of common stock which are issued and outstanding and registered on this registration statement, as well as the 2,326,974 shares of common stock issuable upon conversion of preferred stock and 2,326,974 shares of common stock issuable upon exercise of warrants will be freely tradable without restriction under the Securities Act unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act.

(b) Holders of Record

As of August 30, 2010, there were 24 holders of record of our common stock.

(c)  Dividend Policy

We have never declared or paid dividends on our shares of common stock. We currently intend to retain future earnings for use in our business and, therefore, do not anticipate paying any cash dividends on our shares of common stock in the foreseeable future. Any future determination as to the payment of cash dividends on our common stock will be at the discretion of our Board of Directors and will depend on our earnings, operating and financial condition, capital requirements and other factors deemed relevant by our Board of Directors including the General Corporation Law of the State of Delaware, which provides that cash dividends are only payable out of retained earnings or if certain minimum rations of assets to liabilities are satisfied. The declaration of cash dividends on our common stock also may be restricted by the provisions of credit agreements that we may enter into from time to time.

(d) Securities Authorized For Issuance Under Equity Compensation Plans

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information regarding the status of our existing equity compensation plans at December 31, 2009.

Plan category	Number of shares of common stock to be issued on exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the previous columns)
Equity compensation plans approved by security holders (1)	-0-	-0-	-0-

Equity compensation plans not approved by security holders	-0-	-0-	-0-

Total	-0-	-0-	-0-

(1) Consists of our 2009 Employee Stock Incentive Plan.

CAPITALIZATION

The following table sets forth the Company’s capitalization as of June 30, 2010(1):

Actual

Cash	$64,699

Total Assets	$68,005

Accounts payable and accrued expenses	$162,784

Derivative liability	$3,027,055

Stockholders’ equity:

Preferred Stock, $0.10 par value, 5,000,000 shares authorized; 2,312 outstanding shares of Series A Preferred Stock	231

Common Stock, $0.001 par value, 45,000,000 shares authorized; 11,740,000 shares issued and outstanding(2)	11,741

Additional Paid-In Capital	$650,535

Accumulated deficit	$(3,784,341)

Total stockholders’ equity (deficit)	$(3,121,834)

Total Capitalization	$68,005

(1)    The capitalization table is based on the Company’s historical financial information as of the period ended June 30, 2010. This table was not prepared and has not been reviewed or compiled by certified public accountants nor by an independent accounting firm. The financial information contained in this table was prepared by the Company’s management.

(2)   Does not include: 500,000 shares of Common Stock reserved for issuance under the Company’s 2009 Employee Stock Incentive Plan of which 100,000 options have been granted; 2,838,924 shares of Common Stock reserved for issuance upon conversion of 2,412 shares of Series A Convertible Preferred Stock; 2,838,924 shares of Common Stock reserved for issuance upon exercise of outstanding warrants; 368,894 shares reserved for issuance pursuant to the potential issuance of dividend shares (at $.85 per share) on the 2,412 shares of preferred stock for the next two years; and 969,335 shares reserved for issuance upon exercise of placement agent’s warrants.

USE OF PROCEEDS

We will not receive proceeds from the sale of shares offered hereby by the Selling Stockholders, except upon the exercise of all of the warrants offered hereby for $2,659,700 (net of a 10% warrant exercise fee). Any warrant proceeds will be used by the Company for working capital purposes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the financial statements and notes thereto included in this prospectus. Except for the historical information contained herein, the discussion in this prospectus contains certain forward-looking statements that involve risk and uncertainties, such as statements of the Company’s plans, objectives, expectations and intentions as of the date of this filing. The cautionary statements made in this document should be read as being applicable to all related forward-looking statements wherever they appear in this document. The Company’s actual results could differ materially from those discussed here. Factors that could cause differences include those discussed in the “Risk Factors” section as well as discussed elsewhere herein.

Liquidity and Capital Resources

June 30, 2010 as Compared With December 31, 2009

As of June 30, 2010 and December 31, 2009, the Company had $64,699 and $295,418, respectively, of cash on hand. The Company’s working capital deficit increased from $(2,647,152) at December 31, 2009 to a deficit of ($3,125,140), as of June 30, 2010 as a result of a decrease in cash resulting from a loss from operations and an increase in derivative liability for preferred stock and warrants. SignPath had a deficit accumulated during the development stage of $3,784,341, as of June 30, 2010.

Since January 1, 2010 (the “2010 Private Placement”), SignPath sold 50 Units consisting of the same securities sold in the 2008 and 2009 Private Placement. The Company received gross proceeds of $50,000 and incurred stock offering costs of $8,000 related to this offering.

The Company has no agreements, arrangements or understandings with any officer, director or shareholder as to any future financing, either equity or debt. The Company expects to continue to incur losses for the foreseeable future and it is possible the Company may never reach profitability. Therefore, the Company will require additional capital resources and financing to implement its business plan and continue its operations. The Company’s current burn rate for salaries, research programs and professional fees averages about $15,000 per month. Thus, it is expected that the Company currently has sufficient cash on hand to operate through December 31, 2010. Management believes it has enough funds to complete its pre-clinical trials. If the Company receives favorable results, Management believes it will have the ability to raise additional funds to complete INDs. In view of general economic conditions, there can be no assurance that any additional financing will be available to us, that any affiliate will provide additional investments in the Company or that adequate funds for our operations will otherwise be available when needed or on terms acceptable to us.

Cash used in operating activities during the six months ended June 30, 2010 (“Fiscal 2010”) was $(264,329) compared to cash used of $(355,223) during the comparable period in 2009 (“Fiscal 2009”). This resulted from a net loss of $787,191 in Fiscal 2010, offset by adjustments for non cash expenses of $340,000 for stock issued for services and $137,560 related to changes in the carrying value of derivative liabilities along with an increase in accounts payable and accrued expenses of $44,818. This is compared to a loss of $(561,476) during Fiscal 2009 what was offset by adjustments for non cash expenses of $115,580 related to changes in the carrying value of derivative liabilities along with an increase in accounts payable and accrued expenses of $90,273.

The Company had net cash provided by financing activities of $35,000 in Fiscal 2010 as a result of the $50,000 received in the 2010 Private Placement described above, reduced by $15,000 of offering costs. During the Fiscal 2009 Period, the Company had $432,446 of net cash provided by financing activities as a result of the $560,000 received from the 2009 Private Placement of Preferred Stock less the stock offering costs of $127,554.

As a result of the foregoing, the Company’s cash decreased by $230,719 during Fiscal 2010 from $295,418 to $64,699.

The financial statements included in this report have been prepared in conformity with generally accepted accounting principles that contemplate our continuance as a going concern. The Company has had no revenues and has generated losses from operation. As set forth in Note 1 to the audited Financial Statements, the continuation of the Company as a going concern is dependant upon the continued financial support from its shareholders, the ability to raise equity or debt financing, and the attainment of profitable operations from the Company’s planned business. The financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

December 31, 2009 as Compared With December 31, 2008

As of December 31, 2009 and December 31, 2008, the Company had $295,418 and $181,128, respectively, of cash on hand. The Company’s working capital decreased from $104,129 at December 31, 2008, to $(2,647,152) at December 31, 2009, as a result of the adoption of ASC 815 which required a reclassification of the Company’s preferred stock from permanent equity into current liabilities. Absent this reclass, the Company’s working capital would have increased to $179,851 as a result of the sale of $810,000 securities to 13 different accredited investors offset, in part, by an increase of $40,968 in accounts payable and accrued expenses. The Company is a development stage company with a limited operating history. SignPath had a deficit accumulated during the development stage of $2,997,150, as of December 31, 2009.

Net cash used in operating activities during Fiscal 2009 decreased to $529,556 from $745,653 during Fiscal 2008. This resulted from a decreased net loss from $1,695,766 in Fiscal 2008 to a net loss of $730,743 in Fiscal 2009, offset by an increase in accounts payable and accrued expenses of $40,968.

The Company had net cash provided by financing activities of $643,846 in Fiscal 2009 as a result of the $810,000 received in the 2009 Private Placement described above, reduced by $166,154 of offering costs. During Fiscal 2008, the Company had $923,927 of net cash provided by financing activities as a result of the $562,000 received from the 2008 Private Placement of Preferred Stock less the stock offering costs of $270,948 plus the $632,875 raised through bridge financing.

As a result of the foregoing, the Company’s cash increased by $114,290 during Fiscal 2009 from $181,128 to $295,418.

Results of Operations

Six months ended June 30, 2010, as compared with six months ended June 30, 2009

The Company does not expect to receive any operating revenues prior to 2012. Total operating expenses during the six months ended June 30, 2010 (the “2010 Period”) increased to $690,415, as compared with $445,896 during the six months ended June 30, 2009 (the “2009 Period”) primarily as a result of $340,000 of consulting expenses related to Common Stock issuances. General and administrative expenses decreased to $126,329 in the 2010 Period from $260,639 in the 2009 Period primarily as a result of a reduction in payroll expenses.

A research grant of approximately $80,000 from the Michael J. Fox Parkinson’s Disease Foundation to measure parenteral liposomal curcumin passage across the blood brain barrier and focal distributions in mice/rate brains in collaboration with D.S. Chiou at the University of Western Ontario, Canada. Data, to date, has revealed intravenous curcumin localized in specific brain regions associated with Parkinson’s Disease and memory processing. As of June 30, 2010, the Company has expended $81,857 to manufacture nanocucumin for this study and is funding animal studies with Dr. Chiou with the remaining funds. This is reflected on the Company’s Statement of Operations as $40,784 of grant income during the 2010 Period.

The Company paid $10,600 in licensing fees in the 2010 Period as compared with $50,000 of license fees in the 2009 Period.

The Company paid an aggregate of $224,086 in research and development fees in the 2010 Period as compared to $185,257 in the 2009 Period. This included $19,370 to University of Texas, MD Anderson Cancer Center (“UTMDACC”) for non-clinical and mouse pre-clinical non-GLP studies of lipsomal curcumin. Payments in the 2009 Period included $32,575 paid to Surmodics Pharmaceuticals, Inc. (f/n/a Brookwood Pharmaceuticals, Inc. (“Surmodics”) for polymer for the production of nanocurcumin under the Johns Hopkins University Agreement (the “JHU Agreement”) and for the production of clinical GMP grade curcumin under the UTMDACC agreement.

The Company also paid Topaz Technology, Inc. (“Topaz”) an aggregate of $8,000 during the 2009 Period to provide FDA/EMEA Compliance and validation audits relating to the synthetic curcumin manufacturing facility in India.

The amount paid for research and development in the 2010 Period consisted of payments for overhead and patent fees for non-clinical studies and pre-clinical studies in the nanocurcumin compound and to produce polymer under the JHU Agreement for animal studies of nanocurcumin. During the 2009 Period, the Company paid UTMDACC for non-clinical and mouse pre-clinical pre-GLP studies of lipomal curcumin. It also includes expenses relating to development of depotcurcumin, a slow release formulation. Depotcurcumin was originally made at UNT under non-GLP conditions from curcumin extract (and PLGA, a chemical surrounding the curcumin) originally purchased from a U.S. chemical supplier. Sigma Aldrich Fine Chemicals (“SAFC”).

As a result of the foregoing, the Company had a net loss of $(787,191) in the 2010 Period as compared to a net loss of $(561,476) in the 2009 period. This translates to a loss per share of $(0.07) in the 2010 Period compared to $(0.05) in the 2009 Period.

Results of Operations for the Year Ended December 31, 2009, as Compared with the Year Ended December 31, 2008

The Company has not received any revenues since its inception on May 15, 2006. We do not expect to receive any revenues prior to 2012. Our total operating expenses during the year ended December 31, 2009 (“Fiscal 2009”) decreased to $612,098, as compared with $1,631,771 during the year ended December 31, 2008 (“Fiscal 2008”). General and administrative expense increased to $243,492 in Fiscal 2009 from $101,406 in Fiscal 2008, primarily as a result of increased activity in the Company in pursuing its manufacture and preclinical development of its lead curcumin formulations.

Legal and professional expenses decreased from $143,527 in Fiscal 2008 to $74,794 in Fiscal 2009, as a result of the completion of the Company’s business plan during Fiscal 2008, offset by expense related to the Company’s Registration Statement being declared effective in Fiscal 2009.

There were no advertising expenses and only $2,782 of consulting expenses paid in Fiscal 2009, as compared with $79,481 of consulting fees paid in Fiscal 2008 to our financial advisers and $49,175 of advertising expenses paid in Fiscal 2008 to create public awareness of the Company.

The Company paid $102,347 in licensing fees in Fiscal 2008 as compared with $75,092 of license fees in Fiscal 2009. Fees in Fiscal 2008 included payments of $99,412 to the Anderson Cancer Center while licensing fees of $20,000 in Fiscal 2009 related to payments to the Anderson Cancer Center and the remaining $55,000 were payments made to the University of Texas Health Science.

The Company paid an aggregate of $215,938 in research and development fees in Fiscal 2009 as compared to $263,886 in Fiscal 2008. This included an annual fee of $10,000 paid to UTMDACC for non-clinical and mouse pre-clinical non-GLP studies of lipsomal curcumin. Payments in Fiscal 2009 included a $10,000 annual license fee paid to JHU under the JHU Agreement, as well as payment of approximately $66,000 paid to Surmodics for polymer for the production of nanocurcumin under the JHU Agreement and $697 for the production of clinical GMP grade curcumin under the UTMDACC agreement. During Fiscal 2009, the Company paid approximately $33,000 to Dr. Maitra under the Company’s sponsored research agreement to fund the costs of non-clinical and pre-clinical studies of nanocurcumin at JHU; approximately $21,000 paid for overhead under the JHU Agreement and a $1,100 patent fee paid under the JHU Agreement; and a $30,000 payment to University of North Texas (“UNT”) Health Science Center under an agreement entered into on August 18, 2008 for sponsored research. During Fiscal 2009, the Company paid UTMDACC approximately $32,000 for non-clinical and mouse pre-clinical non-GLP Studies of lipsomal curcumin as well as payments to Polymun Scientific Immunbiologische Fonschung GmbH under the UTMDACC agreement.

The amount paid for research and development in Fiscal 2008 consisted of payments for overhead and patent fees for non-clinical studies and pre-clinical studies of the nanocurcumin compound and to produce polymer under the JHU Agreement for animal studies of nanocurcumin. During Fiscal 2008, the Company paid UTMDACC for non-clinical and mouse pre-clinical non-GLP studies of lipsomal curcumin and a $10,000 annual fee. It also includes expenses relating to development of depotcurcumin, a slow release formulation. Depotcurcumin was originally made at UNT under non-GLP conditions from circumin extract (and PLGA, a chemical surrounding the curcumin) originally purchased from SAFC.

The Company recognized a loss of $(159,418) due to the change in fair value of the Company’s derivative liabilities. The Company also received a total of $40,773 in grant income during the year ended December 31, 2009. This is compared to $-0- and $-0- in derivate gain(loss) and grant income in 2008, respectively. The Company did recognize a total of $63,995 of interest expense in 2008.

As a result of the foregoing, the Company had a net loss of $(730,743) in Fiscal 2009, as compared with a net loss of $(1,695,766) in Fiscal 2008. This translates to a loss per share of $(0.06) in Fiscal 2009 compared to $(0.15) in Fiscal 2008.

Critical Accounting Policies

We have identified the policies outlined below as critical to our business operations and an understanding of our results of operations. The list is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management’s judgment in their application. The impact and any associated risks related to these policies on our business operations is discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations where such policies affect our reported and expected financial results. Note that our preparation of the financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Basis of Presentation

These consolidated financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in U.S. dollars. The Company’s fiscal year-end is December 31.

Use of Estimates

The preparation of these consolidated financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to valuation and amortization policies on property and equipment and valuation allowances on deferred income tax losses. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Derivative Financial Instruments

The Company generally does not use derivative financial instruments to hedge exposures to cash-flow risks or market-risks that may affect the fair values of its financial instruments. The Company utilizes various types of financing to fund our business needs, including preferred stock with warrants attached and other instruments not indexed to our stock. The Company is required to record its derivative instruments at their fair value. Changes in the fair value of derivatives are recognized in earnings in accordance with ASC 815.

Revenue Recognition

As of the date of this disclosure, the Company has yet to recognize revenues. As the Company continues to develop and implement its business plan, revenue from the performance of services or sale of products will be recognized in accordance with FASB codification standards. Revenue will be recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is provided, and collectability is assured.

Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with FASB codification standards. The standard requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted FASB codification regarding the required tax asset benefit computations for net operating losses carry forward. The potential benefits of net operating losses have not been recognized in these consolidated financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

Stock-Based Compensation

The Company records stock-based compensation in accordance with FASB codification starndards, using the fair value method. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued.”

Plan of Operations

The Company's current focus is on the manufacture and preclinical development of its lead curcumin formulations (intravenous liposomal curcumin, oral and intravenous nanocurcumin) with a view toward filing two IND applications with the FDA. The Company's product candidates are still in the preclinical development phase.

The Company believes that a novel pharmaceutical preparation with enhanced absorption of the active compound with resistance to hepatic inactivation could potentially have greater clinical efficacy than the oral versions. The laboratory and oral administration studies by other researchers to date suggest that curcumin has high potency. The Company believes that an alternate route for administering this compound, such as the Company's parenteral (taken into the body other than through the digestive canal) formulation, could be more effective at lower dosages. SignPath intends to develop a parenteral liposomal formulation, and a nanoparticle formulation, nanocurcumin, to overcome the limitations of the oral form.

SignPath believes that the dual development and comparison of liposomal curcumin and nanocurcumin could expose potential differences in biological effects and distribution to different tissues. The Company intends to manufacture good manufacturing practice (GMP) grade of liposomal curcumin and nanocurcumin. Both formulations will require outsourcing production to one or more commercial facilities. Our initial goals are to obtain sufficient material for in vitro and animal analysis and to develop these formulations in order to submit INDs to the FDA. Determination of safety, dosage, and efficacy of these formulations in a quantifiable manner will permit us to pursue clinical registration trials for a variety of malignant diseases. Following submission of the INDs, the Company plans to initially run Phase I studies with both of the parenteral formulations in patients with treatment refractory malignant disease. Subsequently, if the Phase I trials are successful, the Company plans to seek FDA authorization to run Phase II trials in selected malignancies.

Liposomal curcumin: The Company has agreements with contract manufacturers for the manufacture, chemistry. and controls for supplies of the drugs to be tested. Liposomal curcumin is manufactured by our contract manufacturer, Polymun, Inc. Initial quantities of GMP grade liposomal curcumin to conduct preclinical studies to corroborate previously published data from other researchers were obtained from Sigma Aldrich Fine Chemicals ("SAFC") or from Sabinsa. Final production of liposmal curcumin GMP was completed at Polymun in Vienna, Austria during 2009. Using Iipocurc, anti-cancer activity without toxicity in human colon and pancreatic cancer xenograft models were published.  Following the determination of safety and the optimum dosage and schedule in the most sensitive of the three species, we will be able to estimate starting dosages for Phase I trials in humans. We plan to outsource corroborative studies of Iiposomal absorption, distribution, metabolism, and excretion (ADME), and pharmacokinetics in rats with the aim of estimating optimum dosage schedules, as well as dosage and safety in mice, rats and dogs to satisfy IND regulations to GLP laboratories in M.D. Anderson Cancer Center in Houston, Texas.

Nanocurcumin: The Company intends to obtain commercial volumes of purified curcumin from third party manufacturers, SAFC and/or Sabinsa, in quantities suitable to satisfy preclinical and clinical demands. The Company believes that the manufacture of Iiposomal curcumin and nanocurcumin can also be scaled up as necessary since these additional substances are readily available from commercial sources utilizing established production technologies. We plan to outsource nanocurcumin pre-clinical development to M.D. Anderson. We will continue non-clinical and preclinical analyses of nanocurcumin at the NCI Nanocharacterization Laboratory. The nanocurcumin program will be managed by M.D. Anderson through the filing of the Company's IND. However, we intend to develop direct injection nanocurc, a new clinical entity at Johns Hopkins Cancer Center for preventive therapy of inducted curcumin in situ in rats. Nanocurc, a parenteral formulation of nanocurcumin in human pancreatic cancer xenografts in nude mice has demonstrated anti-cancer effects. This formulation has activity against breast cancer-DCIS and passes the blood brain barrier. During late 2010, we intend to conduct a European Phase I dose funding in Parkinson's Disease for volunteers in collaboration with Polymun, Vienna, Austria. Upon completion, we will also continue studies of nanocurcumin, PLGA-nanocurcumin and lipsomal curcumin against L-DOPA induced dyskinesias in dogs. We will measure inhibiting effects of curcumin on disease progression in Parkinson's Disease patients at the University of Western Ontario, Canada. Contracts with these institutions will be initiated upon receipt of manufactured nanocurcumin.

Quantitative and Qualitative Disclosures About Market Risk

In the normal course of business, our financial position is routinely subject to a variety of risks, including market risk associated with interest rate movement. We regularly assess these risks and have established policies and business practices intended to protect against these and other exposures. As a result, we do not anticipate material potential losses in these areas.

As of June 30, 2010, we had cash and cash equivalents of $64,699.

BUSINESS

Company Overview

SignPath is a development stage biotechnology company founded in May 2006 to develop proprietary formulations of curcumin, a naturally occurring compound found in the root of the   Curcuma longa   (tumeric) plant, for applications in malignant diseases.

Curcumin has an extensive history as an oral medicinal product with safe human use, but its potential therapeutic benefits have been limited by its low absorption when taken orally, as well as its inactivation in the liver (due to hepatic glucuronidation). SignPath intends to develop Investigative New Drug (“IND”) applications and clinical trials for parenterally (taken into the body in a manner other than the digestive tract) administered curcumin. We believe that the liposomal and nano-sized formulations we have licensed could overcome absorption and hepatic inactivation problems associated with oral administration of unmodified curcumin extract, based on management’s experience and the opinions of our consultants to expand its use for concerns, Parkinson’s Disease and parasitic diseases the Company is developing three different intravenous nano-particle sized formulations. Proof of efficacy of these formulations against human tumor xenografts in mice was published. During IND pre-clinical toxicity trials in dogs with lipsomil curcumin, a dose-dependent hemolysis was observed, indicating specific dose/schedules of administration will be required for trials in humans.

SignPath has licensed two proprietary intravenous formulations containing curcumin as the active therapeutic agent. The first is a liposomal version licensed from University of Texas MD Anderson Cancer Center (“UTMDACC”); the second is a nanosized version licensed from The Johns Hopkins University (“JHU”). The Company’s near term (next 6 to 12 months) goals are to complete preclinical development of the first two lead compounds, liposomal curcumin and nanocurcumin, and file an IND with the FDA to begin Phase I safety studies. The Company believes its licensed formulations of curcumin change the product from a naturally occurring one to novel chemical entities making them potentially patentable. The Company seeks to develop these new products which potentially will give SignPath     proprietary curcumin preparations with applications in a broad spectrum of malignant diseases.

The Company has assembled leaders experienced in pharmacologic development of natural products to advise it on the development of its curcumin formulations. This Scientific Advisory Board is comprised of individuals with specific experience with natural products, formulation development, and malignant diseases. Expertise in chemistry will come from commercially based product chemists. Drug development will overseen by Lawrence Helson MD, Chief Executive Officer, an oncologist with 20 years of pharmaceutical development experience; Arniban Maitra, Phd,  MPPH, of JHU, who has expertise in nanotechnology, development of nanocurcumin, and testing for antitumor effects; and     Judith A Smith, PhD, director of the UTMDACC pre-clinical development group for the liposomal formulation.

The Company’s Scientific Advisory Board members all bring relevant experience to the Company. Professor Tauseef Ahmad, MD is an experienced principal investigator for lymphoma, myeloma and solid tumor studies. See “Management” below for more information about our management team and Scientific Advisory Board members.

Clinical application strategies will be based upon the advice of the individuals serving on the Scientific Advisory Board, all of whom have academic and practical experience in biopharmaceutical fields. We expect that our Phase I and II clinical trials, if and when conducted, will be run by clinical research organizations with whom we expect to establish collaborative relationships.

Our  pre-clinical IND development of liposomal curcumin is scheduled to be run by the UTMDACC group which has functional pre-clinical IND development procedures and experience. The JHU group is experienced with non-clinical development of nanocurcumin; however,  the nanocurcumin pre-clinical aspects will be run by the UTMDACC research and development group. The latter has experience with curcumin and the capability of  guiding us through the  IND development process of both formulations.

During the fiscal years ended December 31, 2009 and 2008, the Company expended $215,938 and $263,886, respectively, for net research and development. This consisted primarily of payments made to JHU and Brookwood Pharmaceuticals under agreements described below.

SignPath is a publicly-held non-listed Delaware corporation with offices in Quakertown, Pennsylvania in a building owned by our CEO. The Company does not pay rent or have a lease for its space.

Target Markets

The anticipated markets for therapeutic curcumin are diseases for which current therapeutic alternatives are not satisfactory. There are several malignant diseases which are classified as orphan indications, defined by the FDA as conditions with less than 200,000 patients in the United States. Some of these conditions exhibit dependency upon NFκB (NF kappa-B, a family of intracellular proteins), a signaling pathway component inhibited by curcumin. (1)   Two such indications are multiple myeloma and pancreatic cancer. The Company currently plans to pursue the development and testing of therapies with parenterally-administered curcumin to address multiple myeloma and pancreatic cancer, two forms of cancer in which current treatment is only marginally effective or could be greatly improved.

Preclinical studies conducted by other scientists of curcumin-based treatments in cancer (2) therapy suggest it may have an application as a parenteral drug for both prophylaxis and therapy. There are current trials with oral curcumin for these diseases by other research groups at various stages of clinical development. While these preclinical data show potentially beneficial activity and follow well-defined mechanisms of action, (2) the parenteral route has not yet been substantiated as effective in controlled clinical trials. The Company’s goal is to establish the efficacy of parenterally administered curcumin.

Pancreatic cancer is the fifth leading cause of cancer deaths, accounting for an estimated 30,000 deaths annually in the United States, according to published reports found in Burro, H.A. et al (Item 5, Appendix B). This cancer is largely resistant to the current approved drug, gemcitabene, and results in an objective tumor response in only 5% of patients resulting in a minor impact on survival. (3)   Pancreatic cancer, thus, remains an unmet clinical need. We believe that most patients with this diagnosis could be candidates for controlled clinical trials alone or in combination with gemcitabene in clinical trials.

Other potential susceptible tumor types are primary and metastatic brain tumors and multiple myeloma in adults. The market for glioblastoma multiforme and other malignant gliomas has an incidence of about 17,000 per year, or 59 per million of the population, according to the scientific literature. (4)   Although this represents just 2% of cancer deaths in the United States, survival rates are quite low and cost of treatment is high. Following standard therapy, the median survival of glioblastoma patients is 9 to 11 months with less than 5% of patients alive after 5 years. In addition, metastases to the brain from other sites affect an estimated 75,000 patients per year and have very poor survival rates, making primary and metastatic brain tumors a clear unmet need. The annual incidence of multiple myeloma is 15,000 cases in the United States. Multiple myeloma is responsible for 10% to 20% of the hematological malignancies, with skeletal involvement in about 80% of the patients. (5)   This disease has been shown by other non-Company researchers to have an increased expression of the curcumin-sensitive signaling pathway, which the Company believes may make it susceptible to therapy with our product candidates. Based upon pre-clinical studies conducted by other scientists with curcumin, we believe the potential patient population could include the majority of these patients following failure of standard treatment, or as testing advances, in combination therapy or as a first line single-agent.

The Company believes that its parenteral formulations of curcumin can be compared with standard of care when used in combination with front line standard chemotherapy in a number of diseases. Given the aging of the population with annual incremental growth in the number of prospective patients in chronic and acute disease categories, the Company believes a potentially effective and potentially minimally toxic agent like curcumin could gain wide acceptance and usage.

1      Ahn KS, Aggarwal BB., 2005 Transcription factor NF-(kappa)B; A sensor for smoke and stress Signals. Ann N.Y. Acad Sci 1056:218-233.

2      Aggarwal B.B., Kumar A, Bharti C 2003. Anticancer potential of curcumin. Pre-clinical and clinical studies. Anticancer Research 23:363-398.

3      Burris H.A. et al. 1997 Improvements in survival and clinical benefit with gemcitabine as first line therapy for patients with advanced pancreatic cancer: a randomized trial. J Clinical Oncology 15:2403-2413.

4      Schouten L.J. et al 2003, Incidence of brain metastases in a cohort of patients with carcinoma of the breast, colon, kidney, lung and melanomas. Cancer 94:2698-2705.

5      Sung B. Kunnumakkara AB, Sethi G. Anand P., Guha S., Aggarwal BB. Mol Cancer ther., Ap 8(4): 959-70. 2009, Curcumin circumvents chemoresistence in vitro and potentiates the effect of thalidomide and bortezomib against human multiple myeloma in nude mice model.

Product Overview

Background on Curcumin

Curcumin has been used primarily in its natural state in tumeric as an ingredient in foods for hundreds of years in India and the Asian subcontinent where it grows naturally. It also has a history of use as a medicinal extract.(3)

Curcumin’s history includes oral human use for a variety of benign and malignant diseases. A body of published research explaining curcumin’s mechanisms of action at the cellular level supports its potential application in humans. (6), (1), (2), (7)   In addition, there have been parenteral curcumin toxicology studies in animals published by other researchers which support a finding of curcumin’s safety. (7)

One problem that has limited the therapeutic potential of curcumin is that orally delivered curcumin has limited bioavailability. Further, curcumin is broken down when it passes through in the intestinal tract and when it reaches the liver. Studies of oral curcumin by other researchers have attributed to its low efficacy to low levels of active drug reaching the bloodstream. Yet, uncontrolled trials conducted by third parties have shown that oral curcumin, nonetheless, appears to have some detectable clinical activity in a variety of diseases.

To address this problem, SignPath intends to develop parenteral formulations (administration that bypasses the gastrointestinal system) in the form of a liposomal version and a nanosized version. Predicated upon the dosage schedules, needs, and population demographics of different disease entities, the Company believes these curcumin-based treatments will be applicable for a broad spectrum of proliferative malignant diseases. In addition, curcumin is believed to work as a chemopreventive agent in cancers of the colon, stomach, and skin based upon its established antioxidant and anti-inflammatory properties. (1)

Brief Technology Background:  Signal Transduction and Cellular Pathways

Cells carry out many of their functions by responding to signals transmitted from the external environment. The surface of a cell has receptor proteins that span or cross the cell surface and bind to their targets with high specificity. When an external molecule binds to a surface receptor, it provides the signal to activate (turn on or turn off) critical cell processes. Recent scientific breakthroughs have enabled these surface receptors and the internal pathways they control to become targets for drug development. Several other companies have used these mechanisms to develop products that have reached the market or advanced to late stage clinical trials.

Once a cell signaling pathway is activated, a series of reactions (or cascade) occurs within the cell. Each step activates a specific protein in the pathway, and its active products initiate the activation of the next protein in the process. Some of the cellular processes that are controlled in this manner include inflammatory pathways, cell proliferation, cell survival, and cell death (apoptosis). Elevated levels of activated inflammatory survival pathways.

1      Ahn KS, Aggarwal BB., 2005 Transcription factor NF-(kappa)B; A sensor for smoke and stress Signals. Ann N.Y. Acad Sci 1056:218-233.

2      Aggarwal B.B., Kumar A, Bharti C 2003. Anticancer potential of curcumin. Pre-clinical and clinical studies. Anticancer Research 23:363-398.

3      Burris H.A. et al. 1997 Improvements in survival and clinical benefit with gemcitabine as first line therapy for patients with advanced pancreatic cancer: a randomized trial. J Clinical Oncology 15:2403-2413.

6 Reddy RC, Vatsala PG, Keshamouni VG et al, 2005. Curcumin for Malaria Therapy Biochemical and Biophysical Research Communications 326:472-474.

7 Li,L., Brairteh, F. Kurzrock,R 2005. Liposome Encapsulated Curcumin. In Vitro Effects on proliferation, apoptosis, signaling and angiogenesis. Cancer, 104:1322-1331.

have been correlated with many types of tumors, (8)  and can also be markers for more severe disease and/or poor prognosis. Some pathways are associated with resistance to chemotherapy, defined as tumor cell survival in the presence of conventional toxic chemotherapy. These are some of the tumor cell characteristics that can make cancer a fatal disease.

SignPath is developing curcumin, a compound for which there are early indicators that it may be a compound that inhibits several cell survival pathways via blockade of specific signaling proteins called activating kinases. Two established pathway targets are known as NFκB and AKT. (1)   The net effect when these pathways are inactivated is to turn off signals leading to cell metabolism, protein synthesis, proliferation and activate signals leading to cell death via activation of downstream processes. These changes also alter other pathways, including STAT3, survivin, and pathways conferring resistance to chemotherapy.

SignPath believes inhibition of these critical intracellular survival pathways are good targets for drug development, and our management believes that curcumin is an attractive lead compound for further development due to its inhibition of major survival pathways and collateral effects of activating death pathways. It also prohibits inflammation and release of inflammatory cytokines such as tumor necrosis factor-ά (alpha), inflammatory cells such as macrophages which are required for the development and spread of tumors. Recently it has been shown that activation of NFκB (an intracellular protein) is a critical component in cellular responses to TOLL-receptor ligands (receptors that activate immune cell responses) and Interleukin-1 (a cytokine). The latter are implicated in the innate immune response promoting murine hepatocellular and colon carcinoma. (2)  One of the established effects of curcumin is to inhibit NFκB and subsequent TOLL-receptor ligand activity. Scientific studies have suggested that a drug that can inhibit these activated survival and inflammatory pathways should be able to stop the growth of cancer cells. Blocking inhibitors of death pathways are believed to shorten the cell’s ability to survive. (8)

Liposome Encapsulation and Nanocurcumin

SignPath is developing liposomal and nanosized versions of curcumin. The liposomal version is a lipid-protein coating that encases the molecule. This helps prevent the drug from being removed from the bloodstream by the liver, increases solubility in serum, and increases the drug’s circulation time allowing more drug to reach tumor sites. Micellar aggregates or nanoformulations of curcumin with unique polymeric chemical coatings will be synthesized and contain similar solubility characteristics to liposomal formulations; however, we believe these nano-formulations may have discrete clinical applications compared to the liposomal formulation. For these reasons, SignPath intends to develop both formulations.

Nanocurc, a polymeric parenteral formulation of nanocurcumin, in human pancreatic cancer xenografts in nude mice has been found by the Company to have anti-cancer effects which are synergistic when co-administered with Gemcitabine. This formulation has activity against breast cancer and passes the blood brain barrier. Non-clinical and pre-clinical studies of tumor targeted PLGA curcumin have been completed at the University of Texas (see below) and published.

1 Ahn KS, Aggarwal BB., 2005 Transcription factor NF-(kappa)B; A sensor for smoke and stress Signals. Ann N.Y. Acad Sci 1056:218-233

2  Aggarwal B.B., Kumar A, Bharti C 2003. Anticancer potential of curcumin. Pre-clinical and clinical studies. Anticancer Research 23:363-398.

8 Rakoff-Nahoum Seth, and Medzitof, Rusian 2007 Regulation of Spontaneous Intestinal      Tumorigenesis Through the Adaptor Protein MyD88. Science 317: 124-127.

Mechanism of Action

Curcumin’s molecular mechanisms of action involve direct and indirect inhibition or activation of multiple biochemical targets in tumor cells. These include genes, enzymes, proteins, and, particularly, many components of up-regulated cell survival and down-regulated cell death pathways. These activities result in decreased inflammatory and/or oxidative damage, decreased migration, proliferation and invasion of tumor cells, decreased radio- and chemoresistance, and increased chemosensitivity to cytotoxic drugs. While not incorporated in SignPath’s initial efforts, the Company may also develop curcumin applications to target malaria or other parasitic diseases. These observations suggest the potential to treat several diseases with large potential markets if the Company can develop an economically feasible product.

Cancer:  Only 1% of an oral dose of curcumin is absorbed; yet in spite of this extreme limitation, there are publications that suggest anti-cancer activity of orally administered curcumin. (2)   Additional evidence for anticancer activity is suggested from  in vitro   and animal experiments. Its anticancer effects include promoting apoptosis (cell death pathways) and down regulation of major pro-survival factors, including AKT, NFκB, STAT-3, and Survivin signaling pathways. We, therefore, believe that commercial application of parenteral curcumin formulations for cancers which depend upon NFκB (such as multiple myeloma and pancreatic cancer) represent prime candidates for Phase II trials assuming successful preclinical and Phase I trials. Many other cancers such as brain tumors are also dependent upon AKT, NFκB, and survival pathways which may render them additional potential clinical targets. (3)

Government Regulation

Regulation by governmental authorities in the United States and other countries is a significant factor in the development, manufacture and marketing of pharmaceuticals, and in our ongoing research and development activities. All of our products will require regulatory approval by governmental agencies prior to commercialization. In particular, pharmaceutical drugs are subject to rigorous preclinical testing and clinical trials and other pre-marketing approval requirements by the U.S. Food and Drug Administration (“FDA”) and regulatory authorities in other countries. In the United States, various federal, and in some cases, state statutes and regulations also govern or impact upon the manufacturing, safety, labeling, storage, record-keeping and marketing of pharmaceutical products. The lengthy process of seeking required approvals and the continuing need for compliance with applicable statutes and regulations, require the expenditure of substantial resources.

Regulatory approval, when and if obtained for any of our product candidates, may be limited in scope which may significantly limit the indicated uses for which our product candidates may be marketed. Further, approved drugs and manufacturers are subject to ongoing review and discovery of previously unknown problems that may result in restrictions on their manufacture, sale or use or in their withdrawal from the market.

FDA Approval & Developmental Milestones

There are three primary phases of FDA clinical trials for an FDA new drug application (NDA) and approval for commercial sale. Before these can begin, non-clinical/pre-clinical laboratory studies are conducted and an Investigational New Drug application (IND) is submitted to the FDA. After FDA approval, the Company may begin Phase I clinical safety and dosage estimation studies, followed by Phase II studies to evaluated clinical efficacy in selected diseases, then Phase III testing to demonstrate statistically significant safety and efficacy.

2 Aggarwal B.B., Kumar A, Bharti C 2003. Anticancer potential of curcumin. Pre-clinical and clinical studies. Anticancer Research 23:363-398.

3 Burris H.A. et al. 1997 Improvements in survival and clinical benefit with gemcitabine as first line therapy for patients with advanced pancreatic cancer: a randomized trial. J Clinical Oncology 15:2403-2413.

During the pre-clinical phase (non-clinical and pre-clinical) a compound is studied ex-vivo in a laboratory and in-vivo   in laboratory animals to establish its stability, manufacturing feasibility, bioavailability, absorption, distribution, metabolism and elimination. This phase of testing establishes pre-clinical parameters for clinical safety and efficacy. Results of these pre-clinical trials comprise the IND that is submitted to the FDA for review before the drug is tested in humans. Phase I testing is a basic safety study to determine if the drug is safe enough to be tested in humans. During Phase I, the drug can be tested in both healthy human volunteers and/or patients with malignant disease to determine a tolerable dosage regimen that is sufficiently safe to proceed with further testing in a larger group of diseased patients. Testing in disease-free volunteers can supply accurate estimates of safety and tolerability for application in persons with non-cancer indications, while testing in patients with pre-treated cancers can indicate different degrees of tolerance depending upon their past medical history.

In Phase II studies, the drug is tested in small number of patients with benign and/or malignant forms of the disease to determine the doses at which the drug has clinical activity and to characterize the drug’s effects on the body. These effects include the drug’s dosage, efficacy, and side effect profiles.

Drugs that have a clinical benefit in Phase II trials move forward to additional clinical testing with a larger number of patients in Phase III trials. These trials verify Phase II results in a larger patient sample and must demonstrate statistically significant benefits in the drug’s safety and efficacy. Trial endpoints are designed to show a meaningful clinical effect over a predetermined timeframe. These timeframes depend on the disease being tested and can be in days, weeks, or years of treatment.

The drug being tested is typically compared with a placebo or the current standard of treatment to show that the drug is equal to (or an improvement upon) existing treatments. Once those studies have been completed, the new drug application (NDA) is prepared and submitted to the FDA for approval. Under FDA guidelines, the NDA should be answered within 10 months.  At such time, the FDA may inform the Company that drug is approved, the application is approvable pending resolution of certain issues, or may require additional studies to be completed for approval.

Other Regulatory Requirements

Any products that we manufacture or distribute under FDA approvals are subject to pervasive and continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experiences with the products. Drug manufacturers and their subcontractors are required to register with the FDA and, where appropriate, state agencies, and are subject to periodic unannounced inspections by the FDA and state agencies for compliance with cGMP regulations which impose procedural and documentation requirements upon us and any third party manufacturers we utilize. Before approving a biologics license application, the FDA will inspect the facilities at which the product is manufactured (including both those of the applicant and any third-party component manufacturers) and will not approve the product unless the manufacturing facilities are in compliance with FDA’s cGMP, which are regulations that govern the manufacture, storage and distribution of a product. Manufacturers of biologics also must comply with FDA’s general biological product standards.

Following approval, the FDA periodically inspects drug and biologic manufacturing facilities to ensure continued compliance with the cGMP regulations. We must ensure that any third-party manufacturers continue to expend time, money and effort in the areas of production, quality control, record keeping and reporting to ensure full compliance with those requirements. Failure to comply with these requirements subjects the manufacturer to possible legal or regulatory action, such as suspension of manufacturing or recall or seizure of product. Adverse experiences with the product must be reported to the FDA and could result in the imposition of marketing restrictions through labeling changes or market removal. Product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems concerning safety or efficacy of the product occur following approval.

The FDA also closely regulates the marketing and promotion of drugs. A company can make only those claims relating to safety and efficacy that are approved by the FDA. Failure to comply with these requirements can result in adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe legally available drugs for uses that are not described in the product's labeling and that differ from those tested by us and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label use.

The FDA’s policies may change and additional government regulations may be enacted which could prevent or delay regulatory approval of our product candidates or approval of new indications for our existing products. We cannot predict the likelihood, nature or extent of adverse governmental regulations that might arise from future legislative or administrative action, either in the United States or abroad.

In addition, the labeling, advertising, promotion, marketing and distribution of a drug or biologic product also must be in compliance with FDA and U.S. Federal Trade Commission (“FTC”) requirements which include, among others, standards and regulations for off-label promotion, industry sponsored scientific and educational activities, promotional activities involving the internet, and direct-to-consumer advertising. The FDA and FTC have very broad enforcement authority, and failure to abide by these regulations can result in penalties, including the issuance of a warning letter directing the Company to correct deviations from regulatory standards and enforcement actions that can include seizures, injunctions and criminal prosecution.

Other Uses of Curcumin

There are other potential uses of curcumin in addition to our initial focus on multiple myeloma and pancreatic cancer. Following our clinical trials in these two categories, we will seek to study other cancer candidates which have an AKT or NFkB requirement for survival and proliferation, such as breast and prostate cancers. The unique activity of curcumin also suggests its use with other cancer treatment modalities. For example, it may increase tumor cell susceptibility to standard treatment with radiation or chemotherapy.

Because of the protean nature of curcumin’s interaction with different cell components, and based upon data derived from traditional use and non-clinical and pre-clinical laboratory studies, we believe it may have a therapeutic role in numerous non-cancer indications.

To expand its use for other cancers, Parkinson’s Disease and parasitic diseases, the Company is developing three different (liposomal, polymeric and slow release PLGA) intravenous nanoparticle size formulations. Proof of efficacy of these formulations against human tumor xenografts in mice was published. During IND pre-clinical toxicity trials in dogs, with liposomal curcumin, a dose-dependant hemolysis was observed, indicating specific dose/schedules of administrations will be required for trials in humans.

A research grant of approximately $80,000 from the Michael J. Fox Parkinson’s Disease Foundation to measure parenteral liposomal curcumin passage across the blood brain barrier and focal distributions in mice/rat brains in collaboration with D. S. Chiou at the University of Western Ontario, Canada. Data, to date, has revealed intravenous curcumin localized in specific brain regions associated with Parkinson’s Disease and memory processing. The Company has expended approximately $30,000 to manufacture nanocurcumin for this study and is funding animal studies with Dr. Chiou with the remaining funds.

To broaden the intellectual property profile of parenteral curcumin, additional clinical uses of curcumin have been incorporated in a CIP (continuation in progress) application. This application has been submitted to the Patent and Trademark Office by MD Anderson and contains claims for additional therapeutic uses of curcumin. There is sufficient published data on curcumin and autoimmune diseases, degenerative diseases of the joints and the nervous system, inflammatory based diseases, aging, diabetes and cerebral malaria to envision addressing these conditions with parenteral curcumin when final dosage and safety data from cancer trials in cancer patients becomes available.

Clinical Trials

The Company expects to submit an IND to begin human clinical trials upon completion of the preclinical work, which is expected to be in the third quarter of 2010. The Company expects to initiate Phase I clinical trials within three months of regulatory clearance. Clinical trials for liposomal curcumin and nanocurcumin will use curcumin formulations made under GMP conditions by contract manufacturers. As described below, the Company has entered into agreements with manufacturers of curcumin, liposomal curcumin, and polymers for nanocurcumin to produce sufficient quantities to complete all pre-clinical requirements for submission of an IND. Agreements for additional quantities of both formulations for Phase 1 clinical trials will be initiated depending upon human dosage estimates generated in pre-clinical studies. The Company plans to pursue four Phase I liposomal curcumin and nanocurcumin parenteral trials in cancer patients.

We have had preliminary discussions regarding participation in Phase I and II clinical trials during direct meetings with responsible physician investigators at three cancer centers. All have had extensive experience with drug trials anticancer drugs and are willing to participate in the proposed clinical studies.

These investigators include:

•	M.D.Anderson Cancer Center, Houston Texas. Dr. R. Kurzrock has already evaluated oral curcumin in over 40 patients with pancreatic cancer.

•	New York Medical College, Dr. T. Ahmad has had extensive experience as a Phase I, II, and III clinical trial investigator.

•
At the Algemeine Krankenhaus, in Vienna Austria, Dr. Michael Wolzt would be in charge of Phase I and II clinical trials following initial toxicity data from either New York Medical College (Valhalla, NY) or M.D. Anderson Cancer Center. Our CEO inspected these facilities in December 2007, however, no agreements were entered into and management will determine whether to pursue a clinical study of this finding depending on cost and feasibility, when regulatory approval is obtained.

Additional Phase I trials in normal volunteers may be initiated if deemed necessary by the FDA, if a non-toxic but therapeutic dose is determined in Phase I cancer studies. These studies are expected to be carried out by Dr. Wolzt in Vienna, Austria and at The Johns Hopkins Hospital, Baltimore, Maryland.

Tentative sites for these Phase I trials include the following:

•
We expect that the SP01 (liposomal curcumin) formulation will be tested for pharmacokinetics, safety and dosage estimation in a Phase I trial in three centers:  MD Anderson Cancer Center, Houston, Texas; Westchester Medical Center, Valhalla, New York; and Medical University of Vienna, Allgemeines Krankenhaus, Vienna, Austria.

•
We expect that the SP02 (nanocurcumin) formulation will be tested for pharmacokinetics, safety, and dosage estimates in Phase I trials in three centers:  M.D. Anderson Medical Center, Houston, Texas; Westchester Medical Center, Valhalla, New York; and Medical University of Vienna, Allgemeines Krankenhaus, Vienna, Austria.

In both cases above, the Company expects that the trials’ subjects will be cancer patients who have failed standard of care therapy and elected experimental therapy.

Provided that the safety results of Phase I trials are satisfactory and the FDA approves the Phase II studies, the Company anticipates launching the following Phase II trials:

•	Liposomal curcumin: Intravenous administration to pancreatic cancer patients who fail standard therapy.

•	Liposome curcumin: Intravenous administration to multiple myeloma cancer patients who fail standard therapy.

•	Nanocurcumin: Intravenous administration to pancreatic cancer patients who fail standard therapy.

•	Nanocurcumin: Intravenous administration to multiple myeloma patients who fail standard therapy.

Market Analysis

The anticipated markets for therapeutic curcumin include populations with unmet medical needs, or as combinations with established drugs to enhance their activity in the presence of drug resistance. The preclinical studies of curcumin in cancer suggest its potential application as a parenteral drug for both prophylaxis and therapy.

Given the aging of the population with an annual increment in the number of prospective patients in chronic disease categories, the Company believes a potentially effective and presumably minimally toxic agent like oral or parenteral curcumin could gain wide acceptance and usage.

As stated earlier, the Company is aware of pre-clinical data from other research suggesting that parenteral curcumin may have anti-cancer activity. (8)  The new cases of cancer in the United States in 2009 were estimated at approximately 1,400,000 per year, according to the American Cancer Society, Inc. Surveillance Research. This is a large market with substantial room for improvement over current therapies.

Curcumin may also prove to be effective as prevention for high-risk individuals and as a therapeutic for established disease when used alone or in combination with other agents. As an initial approach we anticipate treating diseases with unmet needs. These include multiple myeloma and pancreatic cancer. While there are current clinical trials with oral preparation of curcumin, we currently know of no competitors with publicly known plans to develop parenteral forms of curcumin. Management believes that the Company is positioned to leverage its rights to its licensed intellectual property of these parenteral products in the United States and worldwide.

Potential Commercialization of Liposomal Curcumin and Nanocurcumin

Because the liposomal formulation has been demonstrated by other researchers to be effective in animal studies, (8) we anticipate that this modification of curcumin could be more effective than the natural extract from turmeric when administered parenterally. Assuming we obtain positive results from our preclinical trials, clinical trials and ultimately receive FDA approval, the Company believes that these formulations of curcumin may be accepted by physicians for treating cancer and other diseases that fit within the efficacy profile established by the Company.

Modification of water-insoluble drugs such as curcumin as liposomes or nanoparticles is a novel formulation process. We cannot predict at this time the biological activity of a liposomal curcumin product compared to the nanocurcumin formulation due to possible differences in effectiveness, pharmacokinetics, and pharmacodynamics. There may be specific pharmacological advantages for either formulation which could confer clinical and/or commercial value. The final cost of drug production will depend upon usage and economies of scale; however, we intend to adopt a strategy, if possible, to result in our products having a cost competitive with current medications for the intended applications.

The Company also expects to evaluate conducting potential additional development initiatives based on its licensed curcumin formulation to treat patients with degenerative, arthritic and parasitic diseases, such as malaria, depending upon the results of the Phase 1 trials, clinical imperatives, and financial resources to carry them out.

Clinical application of parenteral administration of liposomal curcumin or nanosized curcumin may induce varied responses in the same disease or in different disease states. In addition, we anticipate different development and manufacturing costs, and ultimately different commercial remuneration in the different applications. These variations are attributed to demographic differences in applications such as pancreatic cancer and multiple myeloma.

8 Rakoff-Nahoum Seth, and Medzitof, Rusian 2007 Regulation of Spontaneous Intestinal Tumorigenesis Through the Adaptor Protein MyD88. Science 317: 124-127.

The Company entered into a Liposomal Formulation Manufacturing Agreement with Polymun Scientific Immunbiologische Forschung GmbH (“Polymun”), Vienna, Austria, dated as of September 6, 2007, which has been filed as an exhibit to the Company’s SEC filings. Pursuant to this agreement, Polymun will apply their GLP process and experience to encapsulate pure synthetic curcumin provided by the Company with a layer of lipid particles (making a liposome formulation which can be injected intravenously). After testing for size, and stability, Polymun will deliver the liposomal curcumin to the MD Anderson Cancer Center for intravenous animal toxicity testing. During this developmental process they have invented and developed a special assay to simultaneously quantify the content of lipids and curcumin in all batches they prepare. Polymun completed scaled-up GMP manufacture of the lipocurc formulation. The Company’s obligation to Polymun totaled €280,000 through the first two development stages and thereafter a €130,000 per production fee. Our agreement with Polymun expired on December 31, 2009 although the parties are continuing work under the terms of the agreement.

On January 30, 2008, the Company contracted with Brookwood Pharmaceuticals, Inc., n/k/a Surmodics Pharmaceuticals, Inc. (“Surmodics”) an Alabama based polymer manufacturer, to synthesize a quantity of polymer for nanocurcumin development. The polymer is designed to surround the pure curcumin to render it soluble and ready for intravenous administration in mice, rats, and dogs which constitutes the "nanocurcumin formulation". The total cost for producing sufficient polymer for animal studies is $81,000. Surmodics will provide quantities of output to the Company’s designated manufacturer in order to fulfill final product requirements.

Both Polymun and Surmodics are agreeable to proceed with this second phase of development to produce clinical GMP grade curcumin. The Company will decide between the two companies based upon their capacity and experience. Since liposomal curcumin is an advanced stage of development (pre-clinical) and nearing completion of FDA requirements, the Company’s interest is to proceed with that product in its Phase 1 clinical studies. The nanocurcumin to be developed by The Johns Hopkins University is expected to take 8 to 12 months before it can be submitted for trials. Ultimately, the final GMP product will be shipped to Dr. Anirban Maitra at The Johns Hopkins University, who will complete the pre-clinical aspects of the IND. Additional batches will be sent to J.A.Smith at MD Anderson for GLP production.

Raw Materials; Supplies

Liposomal curcumin was manufactured  for the Company by Polymun, Inc., of Vienna, Austria under the agreement described in the prior section. It was obtained initially from a U.S. chemical supplier, Sigma Aldrich Fine Chemicals (“SAFC”) and then from Sabinsa Inc., New Jersey. The Company obtained one batch of 200 grams of GMP manufactured liposomal curcumin under an agreement dated June 30, 2007 with SAFC, which has been filed as an exhibit to the Company’s SEC filings. The total cost to the Company was $98,350 for scaled-up manufacture of 98.2% pure curcumin under GMP for human use is in process at Sabinsa/Sami Labs, Bangalore, India. FDA and EMEA (European Medicines Agency) compliance and validations audits relating to the curcumin manufacturing facility in India was performed by Topaz Technology, Inc. of Bryn Mawr, PA under an agreement with the Company dated June 30, 2009, at a total cost of $24,500 which has been paid. Analysis of the 0.1% residue is being done at Chimic Labs, Massachusetts. Nanocurcumin is manufactured for the Company by either SAFC or Sabinsa. The Company’s purchases from Sabinsa were made pursuant to purchase orders without a contract. There are very stringent new regulations concerning GMP by the EMEA and the FDA. The polymer used for nanocurcumin development is manufactured by Surmodics under the above-described agreement.

At UTMDCC, GLP pharmacokinetic and toxicity studies of single and multi-dose intravenous liposomal curcumin in mice and rats were without evidence of toxicity at a maximal injectible volume. Dog pharmacokinetics and single ascending dose toxicity studies identified reversible hemolysis at a maximum tolerated dose (MTD) and irreversible hemolysis at a significantly higher dose limiting level. In vitro studies with dog and human RBCs corroborated these observations three anmexin V biomarker (a biochemical feature used to measure the progress of diseases or the effects of treatment).   Multidose canine studies are planned at MTD dosages based upon these studies.

SignPath is collaborating with Gibralter Labs, Surmodic Pharma, Johns Hopkins University and the NCI Nanocharacterization Laboratory for corroborative non-clinical and pre-clinical studies of polymeric nanocurcumin. GMP production is being explored at a facility in Calcutta, India.

Intellectual Property

The Company has three pending patent applications for lipocurc, nanocurc and depocurc. The U.S. Patent Office has returned office action on all three applications. A fourth provisional patent submission concerning curcumin infusions was submitted in November 2009, a six-month extension request for a fifth provisional patent applications concerning a new medical application was submitted in or about March 2010.

Internet domains have been established for Signpathpharma.com; depocorc.com, lipocurc.com; nanocurc.com and nanocurcumin.com. The trademark “Nanocurc” (Sept. 15, 2009) has been registered with a six-month extension to use in commerce.

Agreement With University of Texas MD Anderson Cancer Center

A patent is pending for liposomal curcumin. It was submitted in 2005 by the University of Texas MD Anderson Cancer Center (the “UTMDACC”) with the title “Liposomal Curcumin for Treatment of Cancer.”  On February 21, 2007, SignPath, the UTMDACC and the Board of Regents of the University of Texas System (the “Board”) entered into an exclusive license for this pending patent (the “UTMDACC License Agreement”). Pursuant to the UTMDACC License Agreement, SignPath has a royalty-bearing exclusive, worldwide license to manufacture, use, import and sell for human and animal use inventions and discoveries covered by the pending patent and associated technologies. SignPath may sublicense its rights under the UTMDACC License Agreement.

SignPath has agreed to pay all of UTMDACC’s reasonable out-of-pocket expenses of filing, prosecuting, enforcing and maintaining its patent rights. In addition, SignPath is obligated to pay a $15,000 license documentation fee and an annual maintenance fee of $10,000 for the first seven years of the UTMDACC License Agreement. If a patent is issued during the first seven years of the license, this annual fee will increase to $15,000. After the seventh anniversary of the UTMDACC License Agreement, the annual fee will increase to $30,000 a year.

In addition, SignPath is obligated to pay running royalties of 2.5% on net sales of less than $250 million for products covered by an issued patent licensed under the UTMDACC License Agreement. This royalty rate increases to 3% for sales equal to, or greater than, $250 million. A royalty of 1.5% of net sales is payable by SignPath for products covered under the license which are not protected by an issued patent. After sales to the public begin, SignPath must pay a minimum annual royalty $75,000 which can be deducted from the royalties on net sales due under the agreement. In addition, SignPath is obligated to pay 20% to 25% of all non-royalty consideration received under sublicensing agreements.

The Company will also be responsible for the following milestone payments upon the occurrence of specified events. These consist of: (1) $10,000 upon dosing the first patent with a licensed product in a Phase 1 Study; (2) $25,000 upon dosing the first patient within a licensed product in a Phase 2 study; (3) $50,000 upon dosing the first patient with a licensed product in a Phase 3 Study, or $40,000 if no product has issued when this milestone is achieved; (4) $400,000 upon the first regulatory approval of a licensed product, or $200,000 if no patent has issued and (5) $15,000 upon issuance of a patent. The Company expects to fund the milestone payments when they come due from the private placement of equity securities to the extent funds are available. Further the Company has agreed to provide a minimum of $250,000 in funding for the completion of pre-clinical studies subject to completion of final reports.

The UTMDACC License Agreement survives for the period that patent rights covering the licensed intellectual property are in place, or if no patent rights are issued, 15 years with an automatic extension of 15 years upon regulatory approval of a licensed product. UTMDACC will, as part of a SignPath sponsored research agreement, prosecute an IND for the pegylated liposomal curcumin product. UTMDACC and/or the Board has the right to terminate the agreement in any jurisdiction if SignPath fails to cure within 90 days of receipt of written notice its failure to commercialize and actively attempt to commercialize sales in such jurisdiction. The UTMDACC License Agreement is terminable by UTMDACC upon 30 days’ written notice if SignPath fails to cure a breach of payment and/or fails to fund completion of pre-clinical studies or file an IND or upon 90 days’ written notice for any other breach of contract.

Agreement With The Johns Hopkins University

In October, 2007, SignPath and The Johns Hopkins University (“JHU”) entered into an exclusive license agreement under a provisional patent application (Serial No. 60,866/516) entitled “Biocompatible ‘Smart’ Nanogels as carriers for Hydrophobic drugs”. This application was submitted on November 20, 2006 by JHU for a nano-sized curcumin formulation called nano curcumin. Pursuant to the JHU License Agreement, SignPath has an exclusive worldwide license to manufacture, use, import and sell inventions and discoveries covered by the pending patent and associated technologies. SignPath may sublicense its rights under the JHU License Agreement, subject to terms and conditions set forth in the Agreement. The JHU License Agreement shall continue until its expiration of the last to expire patent in each country, or if no patents issue, then for 20 years from the commencement of the agreement. The agreement is terminable for a breach which is not cured within 30 days after receipt of notice or by SignPath upon 90 days’ prior written notice. Title to all inventions and discoveries made by each party resulting from their research shall belong to each respective party with joint ownership of inventions and discoveries which are made jointly.

Under the terms of the JHU License Agreement, SignPath has agreed to exercise its best efforts file an IND with the FDA and to exercise reasonable efforts to develop and introduce the licensed products and services into the commercial market. In addition, the Company entered into a sponsored research agreement (the “SRA”) with Dr. Anirban Maitra of JHU pursuant to which we will provide $100,000 of funding for the continuation of non-clinical and pre-clinical studies of the nanocurcumin compound will pay JHU indirect costs of $64,000. The SRA was entered into by the Company on October 2, 2007. Payment of the $100,000 fee under the SRA was due in three equal installments beginning 30 days after execution of the agreement and at 4 month intervals from development of an IND for nanocurcumin all of which has been paid as of December 31, 2009. The term of the SRA was one year ending on September 18, 2008 which was not extended. Subject to current research activity, new opportunities and the availability of funds, Dr. Maitra’s contract may be renewed for additional programs. All inventions which would be filed as a continuation patent under JHU’s patent application shall be subject to the JHU License Agreement.

SignPath was obligated under the JHU License Agreement to pay $50,000 in license fees which have been paid, plus minimum annual royalties increasing from $10,000 in the first two years to $25,000 in the third and fourth years and $30,000 in the fifth year. An aggregate of approximately $241,000 has been paid under this license agreement as of June 30, 2010. The JHU License Agreement also provides that we will be obligated to pay JHU running royalty rates of two percent (2%) of net sales less than $250 million for licensed products covered by one or more claims in an issued patent, and three percent (3%) of net sales equal to or greater than $250 million for licensed products covered by one or more claims in an issued patent, or one and one half percent (1.5%) of net sales of licensed products not covered by an issued patent. The running royalties payable under the agreement are subject to a minimum annual rate. SignPath is also subject to other substantial payments, including all reasonable costs of patent reimbursement. The Company is obligated to make the following payments upon development milestones to JHU regardless of whether the milestone is achieved by the Company, a sublicensee or an affiliate: (1) $25,000 upon dosing the first patient with a licensed product in a Phase I clinical trial at a site other than JHU; (2) $50,000 upon dosing the first patient with a licensed patent in a Phase II clinical trial at a site other than JHU; (3) $25,000 upon dosing the first patient with the licensed patent in a Phase III clinical trial at a site other than JHU; (4) $250,000 upon first regulatory approval of the licensed patent, or $100,000 if no patent has issued; (5) $10,000 upon issuance of a patent sublicense fees (if applicable), and reimbursement of costs reasonably incurred by JHU in connection with the patent.

Agreements with the University of North Texas

On August 18, 2008, the Company entered into a Patent and Technology License Agreement with the University of North Texas (“UNT”) Health Science Center (the “UNT Agreement”). UNT granted the Company a royalty-bearing exclusive license to manufacture and sell products developed at UNT from depot curcumin. In consideration of the license, the Company agreed to pay an upfront license fee of $15,000, reasonable out-of-pocket expenses for patent rights; an annual maintenance fee of $10,000 commencing on the first anniversary date of when the UNT Agreement was signed until the first to occur of (i) the seventh anniversary date of the contract signing; (ii) the first sale of a product to a non-affiliated third party; or (iii) the issuance of a patent. The annual fee increases to $30,000 after the seventh anniversary date of the agreement being signed until the first sale. The annual maintenance fee shall increase from $10,000 to $15,000 following the issuance of a patent until the earlier of first sale or the seventh anniversary date. Upon the first sale, the annual maintenance fee shall convert into a minimum annual royalty of $75,000. Running royalties of 2.5% of net sales less than $250 million for licensed products covered by an issued patent; 3% of net sales equal to or greater than $250 million; and 1% of net sales of licensed products not covered by an issued patent may be credited against the minimum annual royalty next due.

The Company or a sublicensee shall pay milestone payments to UNT of (i) $10,000 upon the first dosing of a patient with a licensed product in a Phase 1 Study; (ii) $25,000 upon the first dosing of a patient with a licensed product in a Phase 2 Study; (iii) $50,000 upon the first dosing of a patient with a licensed product in a Phase 3 Study, the latter of which shall be reduced from $50,000 to $40,000 if no patent has been issued; $400,000 upon first regulatory approval of each licensed product unless a patent has not been issued; $15,000 upon issuance of a U.S. or European patent; $200,000 upon regulatory approval of a licensed patent for each indication other than cancer, which shall be reduced to $100,000 if no patent has been issued.

Certain payments to the Company by a sub-licensee prior to initiation of a Phase 2 Study shall not be included in fees paid to UNT in the amount of 25% and 20% if the sublicense is executed after initiation of a Phase 2 Study.  UNT shall also be paid a $100,000 assignment fee.

The Company agreed to spend at least $250,000 towards pre-clinical studies, exclusive of overhead costs of UNT. At least $100,000 must be funded within 18 months of the contract signing and an aggregate of $200,000 within 2 ½ years of the contract signing. The Company also agreed to pay all costs of filing for patents, or otherwise lose its rights under the patent and agreed to enforce patent rights against infringement.

The UNT Agreement shall terminate the later of the expiration of any patent rights or 15 years or if no patent is issued, the agreement shall end 15 years after regulatory approval of any licensed product. The Company must evidence to UNT within three years that it is actively and effectively attempting to commercialize a licensed product. The UNT Agreement will terminate if the Company is unable to cure a payment default after 60 days notice from UNT or upon 30 days notice if the Company fails to fund completion of pre-clinical studies or to file an IND, or 90 days after default by the Company of any other obligation under the agreement.

The Company entered into a Sponsored Research Agreement, effective June 1, 2009, with UNT to sponsor additional research and obtain certain patent rights and technology resulting from such additional research. The research under this agreement, as amended on September 8, 2009, will be carried out through November 8, 2011, under the direction of Dr. Jamboor Vishwanatha. Total payments to UNT consist of $167,212, with a $30,000 payment due upon signing; $30,000 due on December 1, 2009, $55,000 due on May 31, 2010 and $52,121 due on November 8, 2011.

Legal Proceedings

As of the date hereof, there are no material legal proceedings pending or threatened to be taken against the Company. SignPath has retained legal counsel to evaluate and advise on our intellectual property and patent strategy.

Employees

The Company currently has one employee, Dr. Lawrence Helson, its Chief Executive Officer. The Company expects to continue to use subcontractors and independent consultants and will hire a business development director when funds are available.

Properties

The Company’s executive offices are located in a building owned by Dr. Lawrence Helson, Chief Executive Officer, and are located at 1375 California Road, Quarkertown, Pennsylvania, 18951. The Company does not pay rent at this location. The Company owned $3,306 in office equipment in its headquarters and administrative offices as of June 30, 2010.

MANAGEMENT

Set forth below is also a brief description of the relevant business and/or scientific experience and background of each person named below.

Officers, Directors and Other Key Staff

Our current officers, directors, and other key advisors to the Company consist of:

Name	Age	Position
Lawrence Helson, BSci, BMed,	77	Chief Executive Officer, Director, and President
M.Sci, MD
Arthur P. Bollon, Ph.D.	67	Director
Jack Levine, CPA	60	Director

Dr. Helson has served as Chief Executive Officer, Director and President of the Company since May 28, 2008. From 1967 to 1986, Dr. Helson was employed at Memorial Sloan Kettering Cancer Center NYC, the last 12 years as attending physician. From 1982 to 1986, he was an associate attending pediatrician at Cornell University Medical School, New York City. From 1986-1987 he was director of Phase III clinical trials of Zoladex ICI in Delaware. From 1987 to 1997 he was Professor of Pediatric and Adult Oncology at New York Medical College, Valhalla, NY. From 1997 to 2007 he was a founder-scientist at Onconova Inc, a biotechnology company in Princeton, New Jersey, and since 1993 has also been part-time Vice President of Bio-Research at Napro Biotherapeutics, Boulder, Colorado. He has held oncology consulting positions from 1985 to 1997 at Bambino Jesu Hospital, Vatican City, Metaxa Hospital; Pireaus, Greece; and for the Brazilian Consulate in New York City. From 2003 until present, he has provided unpaid informal consulting services to HemoBiotech Inc, in Dallas, Texas. He ran various research laboratories at Sloan Kettering Institute from 1975-1985, from 1987 to 1997 at New York Medical College, and from 2002 to 2005 for Napro Biotherapeutics (now Tapestry Pharmaceuticals) in Allentown, Pennsylvania. Dr. Helson has over 185 peer reviewed publications and 4 Issued Patents. He initiated the bone marrow transplant program at Memorial Sloan Kettering Hospital in 1973, and published the first peer reviewed paper in the journal Nature on Tumor Necrosis Factor in 1975. His laboratory research also developed six human neural tumor cell lines which are in the ATCC and English repositories and are distributed worldwide. He also edits the journal   Anticancer Research  , published in Athens, Greece and was an editor for Nude Mouse Heterotransplantation Research, published by Karger and Co.

Dr. Arthur P. Bollon has served as a director of the Company since May 28, 2008. Dr. Bollon has more than 25 years of experience in biotechnology as a scientist, executive and entrepreneur. From October 2003, until August 2010, he was the Chairman, President and Chief Executive Officer and since August 2010, he is a director and consultant to HemoBioTech, Inc. which is developing HemoTech, a potential substitute for human blood. He is a founder and had served as Chairman and Chief Executive Officer of   Wadley Biosciences Inc./LPL, a joint venture between Wadley Cancer Center and Phillips Petroleum  which focused on cancer and immune disease therapeutics from 1987 to 1991. From 1992 to 2000, he was a founder, Chairman and Chief Executive Officer of Cytoclonal Pharmaceutics Inc. which focused on cancer and infectious disease therapeutics. While at Cytoclonal, he completed an initial public offering. In addition, he has completed research contracts with multiple universities including UCLA, Montana State University, University of California at San Diego, Texas Tech University and University of British Columbia.

From 1979 through 1987, Dr. Bollon served as Chairman of the Department of Molecular Genetics and Director of Genetic Engineering at the Wadley Cancer Center focusing on the cloning of human cytokine genes for treatment of cancer. Prior to Wadley, he was a faculty member at the University of Texas Southwestern Medical School and Adjunct Professor in the Department of Molecular and Cell Biology at the University of Texas at Dallas. He is the author of multiple scientific communications including Editor of “Recombinant DNA Products: Insulin, Interferon and Growth Hormone,” by CRC Press. Dr. Bollon received his Ph.D. in molecular genetics from the Waxman Institute of Microbiology at Rutgers University and was a Post-Doctoral Fellow at Yale University.

Jack Levine was appointed to the Board of Directors of the Company on July 12, 2010. Mr. Levine, a Certified Public Accountant, has been advising private companies for over 30 years. From 1999 to 2007 he served as an Independent Board Member to Pharmanet, Inc. (Nasdaq) where from 2006-2007, he served as Chairman of the Board; in 2005, was a member of the Nominating Committee, Lead Director in 2004; a member of the Compensation Committee in 2003, a Chairman of the Audit Committee in 1999. Pharmanet is a global drug development services company providing a comprehensive range of services to pharmaceutical biotechnology, generic drug and medical device companies. From 2004-2008, Mr. Levine served as Chairman of the Audit Committee of Grant Life Sciences (OTCBB), an R&D company focused on early detection of cervical cancer and also providing medical diagnostic kits. From 2000-2006, Mr. Levine was Chairman either of the Audit Committee, Executive Committee or ALCO Committee of Beach Bank, Miami Beach, Florida. He also served as Chairman of the Audit Committees of Prairie Fund (2000-2006) and Bankers Savings Bank (1996-1998). From 2004-2006, Mr. Levine was a member of the Audit Committee of Miami Dade County School Board, the nation’s third largest school system with an annual budget exceeding $5 Billion.

Mr. Levine has been a licensed CPA in Florida since 1983 and in New York since 2009. He has been a Committee member of the State of Florida – Florida Bar since 1993 and a Board Member of the Southeast Region of the American Friends of Bar-Ilan University since 2002.

Director Independence

The Company presently does not have any committees of the Board of Directors, which acts together on all matters. We are not required to comply with the director independence requirement of any securities exchange. In determining whether our directors are independent, however, we intend to comply with the independent rules of Nasdaq provided by Rule 4200(a)(15). As of the date of this report, Dr. Arthur Bollon and Jack Levine, two of our three directors, are non-officer independent members of the Board of Directors. Jack Levine is an Audit Committee Financial Expert as defined in Item 407(d)(5)(i) of Regulation S-K.

Arthur Bollon is also an executive officer of HemoBioTech Inc., however there have been no transactions between the Company and HemoBioTech Inc.

Scientific Advisory Board

SignPath has established a Scientific Advisory Board (“SAB”) to review the research projects of SignPath and of partnerships in which SignPath is a partner and analyze the progress and direction of the research projects; to consider and advise SignPath with respect to any proposed or future research projects; and to consider and suggest general areas of research to be pursued or significant products that should be developed.

Members of the SAB, acting as independent contractors, shall provide consulting services to the Company from time to time as requested. Members are expected to attend at least one meeting per year and be available for telephonic conversations and for review of proposed products from time to time. The consulting agreements are renewable on an annual basis and are subject to termination on 30 days prior written notice by either party. Members will be paid $5,000 per meeting of the SAB (a maximum of two) attended by each adviser following the completion of a private placement of at least $3 million. The Company will pay its SAB members a reasonable royalty, to be negotiated on a case by case basis, from revenues derived by the Company as a result of any inventions, improvements or projects submitted by the advisors. The current members of the SAB and their biographical information are as follows:

Lawrence Helson, MD, See “Management” above.

Arthur Bollon, Ph.D.,  See “Management” above.

Anirban Maitra, MBBS, is its recipient of the Sponsored Research Agreement Johns Hopkins Hospital Preclinical nanocurcumin development.  Dr. Maitra holds a Medical degree from All India Institute of Medical Sciences  at New Delhi, India in 1996. He then had a residency in Anatomic Pathology from University of Texas Southwestern Medical Center Dallas followed by a Fellowship in Pediatric Pathology  Dallas Childrens Medical Center and Gastrointestinal/liver Pathology clinical research fellowship at Johns Hopkins in 2001, with a faculty appointment in 2002. Currently, he is Associate Professor of Pathology and Oncology, and on the faculty of McKusick-Nathans Institute of Genetic Medicine. He is associate editor of Current Molecular Medicine and has five major awards for his research contributions. His research activities include mechanism-based cancer-specific therapies for pancreatic cancer exploring small molecule inhibitors of developmental signaling pathways, high-throughput approaches for identification of abnormal pancreatic cancer genes, and using targeted nanoparticles as novel drug delivery systems to enhance therapeutic efficacy while restricting side effects. This latter research is supported by a Sponsored Research Agreement with SignPath Pharma Inc.

Tauseef Ahmed, MD, is the medical director of the Zalman A. Arlin Cancer Institute at Westchester County Medical Center. He also serves as Chief to the division of oncology at New York Medical College as well as Professor of Medicine. He stands on 11 cancer-related committees including serving as Chair of the Cancer Committee and the Oncology Steering Committee at Westchester Medical Center. Dr. Ahmed is widely published with over 130 peer reviewed articles appearing in various medical journals.

Eric K. Rowinsky, MD, is the Executive Vice President and Chief Medical Officer, Imclone, Inc., New York, NY. Prior to joining ImClone in 2005, Dr. Rowinsky was Director of Clinical Research and later Director of the Institute for Drug Development of the Cancer Therapy and Research Center in San Antonio from 1996-2005.  He is a Clinical Professor of Medicine in the Division of Medical Oncology at the University of Texas Health Science Center at San Antonio. Dr. Rowinsky received his B.A. degree from New York University and his M.D. from the Vanderbilt University School of Medicine. Following his residency in internal medicine at the University of California, he completed fellowship training in medical oncology at The Johns Hopkins University School of Medicine.

Judith A. Smith, Pharm.D. FCCP, BCOP, is Asst. Professor Dept. Gynecology, Division of Surgery, MD Anderson Director, Translational Research Fellowship Division of Pharmacy and Head, Curcumin Group UT MD Anderson Cancer Center. Dr. Smith received a Bachelor of Science in Pharmacy from Union University Albany College of Pharmacy in 1996 and completed a Doctor of Pharmacy degree in 1997. She completed a residency in Oncology Pharmacy Practice with a Pharmacy Practice equivalent at the National Institutes of Health. After residency, Dr. Smith completed a two-year fellowship in Clinical Pharmacology at the University of Texas M.D. Anderson Cancer Center (MDACC), then joined the Faculty at UT MD Anderson Cancer Center. Currently, Dr. Smith is Director of Pharmacology Research and an Associate Professor in the Department of Gynecologic Oncology, Division of Surgery at MDACC. In addition, she has a joint-faculty appointment as an Assistant Professor in the Department of Obstetrics and Gynecology at the University of Texas Health Science Center (UTHSC) at Houston Medical School and also in the Department of Clinical Sciences and Administration at the University of Houston College of Pharmacy where Dr. Smith is the course coordinator for two graduate elective courses. She is an active clinical pharmacist in the Gynecology Oncology Center at MDACC as well as the Core Pharmacology Laboratory Director at UTHSC Medical School at Houston. Her research focus is on drug development for gynecologic cancers and conditions with a specific focus on drug interactions/drug resistance with a focus on integration of herbal and nutritional supplements for treatment of cancer.

Muhammad Majeed, Ph.D., is the Founder, President, and Chief Executive Officer, Sabinsa Corporation, a manufacturer of fine chemicals for nutritional, pharmaceutical and food industries.  Dr. Majeed received a B. Pharm. from Trivandrum Medical College, India; MS in Pharmacy and PhD in Industrial Pharmacy in  New York in 1975. He worked in Pfizer, Carter Wallace and other major companies on  drug formulations prior to establishing  Sabinsa Corp. whose goal was to integrate modern pharmaceutical  technology  with Ayurveda medicine. He developed methods  to extract and synthesize  medicinal products  such as Boswellin, curcuminoids, gugulipids, bioperine, citrine, petro Selenic acid, and 50 other standardized  products which are marketed globally  with the US and Japan  as the major markets. Currently Sabinsa manufactures synthetic intermediates used in pharmaceutical herb powders. Manufacturing, Research and Development is in India. His company has 32 U.S. and international patents.

Contingency Plan

In the event that Dr. Helson, our current CEO is unable to fulfill his duties, the Company expects that Dr. Tauseef Ahmed will serve as acting CEO until a permanent replacement is found.

EXECUTIVE AND CONSULTANT COMPENSATION

The Company has entered into an employment contract with Dr. Lawrence Helson to secure his services as President and Chief Executive Officer. The two-year period of the contract, as extended, ends May 31, 2011. Dr. Helson will receive a base salary of $200,000 per annum plus bonuses at the discretion of the Board. During the calendar years ended December 31, 2009 and 2008, Dr. Helson was paid approximately $85,000 and $50,000 and the remainder of his salary was written off pursuant to Dr. Helson’s waiver. On June 16, 2010, the Board of Directors awarded Dr. Helson a one-time bonus of 300,000 restricted Shares of Common Stock. Dr. Helson may terminate the agreement upon 30 days’ prior written notice. If the Company terminates without Cause (as defined) or Dr. Helson terminates for Good Reason (as defined) or a Disability, the Company shall pay Dr. Helson in addition to all accrued compensation, a severance payment equal to six (6) months of the greater of (A) Dr. Helson’s then current base salary and (B) the highest base salary in effect that any time during the 90 days prior to termination. The Company shall also pay the severance payment in the event it fails to notify Dr. Helson of its intentions to continue employment past the expiration date no less than 90 days prior to the expiration date, or if they fail to reach an agreement on a new employment agreement prior to the expiration date. Dr. Helson’s employment agreement provides for a non-compete for one year following termination of employment with any business primarily involved in developing proprietary formulations of curcumin for application in malignant disorders. The shares of Common Stock issued to Dr. Helson were subject to a one-year vesting period which has expired.

Members of the Scientific Advisory Board (SAB) are reimbursed for reasonable expenses incurred in connection with travel to attend SAB meetings. We expect a maximum of two SAB meetings will be held per year. Advisors will be paid $2,000 for attending each meeting called by SignPath. Options to purchase common shares of SignPath may be made available to the Advisor under the 2009 Option Plan.

The following table sets forth, with respect to the Company’s fiscal years ended December 31, 2009 and December 31, 2008, all compensation earned by each person who is required to be listed pursuant to Item 402(m)(2) of Regulation S-K.

Name and Principal Position	Year	Salary ($)		Bonus($)	Stock Awards ($)(1)(2) (3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Lawrence Helson	2009	$85,000		0	0	0	0	0	$85,000
President and Chief	2008	$50,000	(1)	0	0	0	0	0	$50,000
Executive Officer

(1)           Under Dr. Helson’s employment contract he is to receive a base salary of $200,000 per annum. He received $85,000 and $50,000 during 2009 and 2008 and Dr. Helson waived the remainder due under his employment contract which amount was written off.

Director’s Compensation

Members of the Board of Directors are reimbursed for reasonable expenses incurred in connection with travel to attend board meetings. Options to purchase common shares of SignPath will be made available to independent directors under the 2009 Option Plan, however, no cash compensation will be paid initially. See “2009 Employee Stock Incentive Plan” below.

Pursuant to the terms of a Letter Agreement dated July 12, 2010, Jack Levine was granted options to purchase 100,000 shares of common stock at $0.85 per share upon his joining the Board of Directors. The option vests in three equal installments on each of the first three anniversary dates of the date of grant and is exercisable for ten (10) years from the date of grant. He will be reimbursed for reasonable expenses incurred, however will not receive any other cash compensation.

2009 Employee Stock Incentive Plan

The Company’s 2009 Employee Stock Incentive Plan (the “2009 Option Plan”) was adapted by the Company’s Board of Directors on February 9, 2009 in order to motivate participants by means of stock options and restricted stock to achieve the Company’s long-term performance goals and enable our employees, officers, directors and consultants to participate in our long term growth and financial success. The 2009 Plan, which is administered by our Board of Directors, authorizes the issuance of a maximum of 500,000 shares of our common stock, which may be authorized and unissued shares or treasury shares. Employee options shall be deemed Incentive Stock Options (as defined in the 2009 Option Plan) to the maximum extent permitted by Section 422 of the Internal Revenue Code including a five-year limit on exercise for 10% or greater stockholders with any excess grant to the above individuals over the limits set by Section 422 being Non-Qualified Stock Options as defined in the 2009 Option Plan. Both the Incentive Stock Options or any Non-Qualified Stock Options must be granted at an exercise price of not less than the fair market value of shares of common stock at the time the option is granted and Incentive Stock Options granted to 10% or greater stockholders must be granted at an exercise price of not less than 110% of the fair market value of the shares on the date of grant. If any award under the 2009 Plan terminates, expires unexercised, or is cancelled, the shares of common stock that would otherwise have been issuable pursuant thereto will be available for issuance pursuant to the grant of new awards. The 2009 Plan will terminate on February 9, 2019.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As described elsewhere in this prospectus, the Company and Meyers Associates LP, the placement agent for its Preferred Stock Offering, have numerous relationships and related transactions. Mr. Bruce Meyers, the Principal and Chief Executive Officer of Meyers Associates LP, founded our Company. Mr. Meyers beneficially owns approximately 42% of the Company’s common stock and therefore, has influence in the affairs and operations of the Company which may present a conflict of interest between the Company and the Placement Agent.

On May 12, 2008, the Company sold an aggregate of 10,000,000 Founders Shares of Common Stock, $.001 par value, to the following five (5) persons: Bruce Meyers, the Company’s founder (2,600,000 shares); Meyers Associates, L.P. (2,600,000 shares); Imtiaz Khan, Managing Director of Meyers Associates (2,500,000 shares); Dr. Arthur Bollon, a Director (800,000 shares) and Dr. Lawrence Helson, Chief Executive Officer (1,500,000 shares). The shares were issued in consideration of par value of $.001 per share and services rendered.

Between August 2007 and April 2008, the Company completed five separate private financings (collectively, the “Bridge Financing”) with certain accredited investors of units, each unit consisting of $1 in principal amount of 10% promissory notes (referred to herein as the “Bridge Notes”) and shares of Common Stock (the “Bridge Shares”). The Company raised gross proceeds of approximately $847,500 in the Bridge Financing and the holders of the Bridge Note also received for an aggregate of 1,365,000 shares of Bridge Shares. The holders of $889,876 of Bridge Notes (including accrued and unpaid interest) converted their Bridge Notes into Units in the Company’s November 28, 2008 financing described below. Mr. Meyers, the principal of Meyers Associates, L.P. which acted as the placement agent and is the Company’s founder, was the holder of $57,500 in principal amount of Bridge Notes which he exchanged for Units in the November 28, 2008 financing and retained his 57,500 Bridge Shares.

On November 28, 2008, SignPath sold 1501.88 units (“Units”) of its securities at a price of $1,000 per Unit. Each Unit consists of (i) one share of 6.5% Series A Convertible Preferred Stock convertible into 1,177 shares of common stock (equivalent to $.85 per share of common stock) following the effective date of this Registration Statement, subject to adjustment, and (ii) one Warrant to purchase, 1,177 shares of common stock at $1.27 per share for a five-year period following the effective date. The Units were sold to 21 accredited investors, including Meyers Associates, L.P., which purchased 117 Units as placement agent. Bruce Meyers, Founder of the Company, President and CEO of Meyers Associates, purchased 264.67 units. Meyers Associates received sales and commissions of 10% of the gross proceeds of $1,501,876 from the sale of Units, as well as a non-accountable expense allowance equal to 3% of the gross proceeds of the offering, and a Unit Purchase Option to purchase 15% of the securities sold in the offering.

Between February 19, 2009 and February 11, 2010, the Company sold 785 Units (the same as described in the prior paragraph) pursuant to a new offering dated December 12, 2008. The Units were sold to 13 accredited investors. Meyers Associates L.P., received sales commissions of 10% ($78,500) of the gross proceeds of $785,000 from the sale of Units, as well as a non-accountable expense allowance equal to 3% of the gross proceeds of the offering, and a Unit Purchase Option to purchase 15% of the securities sold in the offering.

Between May 21, 2010 and August 30, 2010 the Company sold 125 Units (the same as described in the prior paragraph) pursuant to a new offering dated April 29, 1010 (the “2010 Private Placement”). The Units were sold to two investors. Meyers Associates L.P., received sales commissions of 10% ($12,500) of the gross proceeds of $125,000 from the sale of Units, as well as a non-accountable expense allowance equal to 3% of the gross proceeds of the offering, and a Unit Purchase Option to purchase 15% of the securities sold in the offering.

Dr. Lawrence Helson, our chief executive officer, is an unpaid consultant to Meyers Associates LP and is a member of the Board of Directors of HemoBiotech, of which Dr. Arthur Bollon, a member of the Company’s Board of Directors, is a director and consultant.

In addition, as described further under “2009 Employee Stock Option Plan” above, Dr. Bollon may be eligible for certain stock options under the Company’s 2009 Option Plan.

Otherwise, none of our directors or officers, nor any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to all of our outstanding shares, nor any promoter, nor any relative or spouse of any of the foregoing persons has any material interest, direct or indirect, in any presently proposed transaction which, in either case, has or will materially affect us.

Our management is involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between our business and their other business interests. In the event that a conflict of interest arises at a meeting of our directors, a director who has such a conflict will disclose his interest in a proposed transaction and will abstain from voting for or against the approval of such transaction.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of date of this prospectus by (i) each person which is known by the Company to beneficially own more than 5% of the Company’s common stock, (ii) by each of the Company’s directors, (iii) by each executive officer of the Company, and (iv) by all executive officers and directors as a group.

The address of each of the persons listed below, unless otherwise noted, is c/o Signpath Pharma Inc. 1375 California Road, Quakertown, PA 18951.

Name of Beneficial Owner	Number of Shares of common stock Beneficially Owned (1)		Percentage of common stock Beneficially Owned
Dr. Lawrence Helson (2)	1,800,000		15.3%
Dr. Arthur Bollon	800,000		6.8%
Jack Levine	-0-	(3)	-0-
Meyers Associates, L.P. (4)	3,772,366	(5)	28.2%
Bruce Meyers (4)	8,406,000	(6)	60.0%
Imtiaz Khan (4)(7)	2,450,000		20.9%
All Executive Officers and Directors as a Group (3 persons)	2,600,000		22.1%

(1)  Except as otherwise noted in the footnotes to this table, the named person owns directly and exercises sole voting and investment power over the shares listed as beneficially owned by such person. Includes any securities that such person has the right to acquire within sixty days pursuant to options, warrants, conversion privileges or other rights. As of the date of this prospectus, there were 11,740,000 shares of our common stock issued and outstanding. As of that date, (i) 500,000 shares of common stock were reserved for issuance under our 2009 Option Plan of which no options had been granted; (ii) approximately 2,838,924 shares of our common stock were reserved for issuance pursuant to conversion of preferred stock; (iii) approximately 2,838,924 shares were reserved for issuance pursuant to exercise of warrants to purchase common stock; (iv) 368,894 shares of our common stock were reserved for issuance pursuant to the issuance of Dividend Shares; and (v) there were Placement Agent Warrants to purchase approximately 969,335 shares of common stock equal to 15% of the securities sold in the 2008, 2009 and 2010 Private Placements.

(2) Dr. Helson, our CEO, is also an unpaid consultant to Meyers Associates, L.P.

(3) Does not include options to purchase 100,000 shares of common stock granted on July 12, 2010 which vest in three equal installments on the first three anniversary dates from the date of grant.

(4) The address of each of these persons is 45 Broadway, 2nd Fl., New York, NY 10006.

(5) Includes 2,200,000 shares of Common Stock, an aggregate of 1,381,948 shares of common stock issuable upon exercise of Meyers Associates’ Unit Purchase Options and 275,418 shares of common stock underlying 117 units purchased by Meyers Associates in the 2008 Private Placement; but does not include additional shares of common stock beneficially owned by Bruce Meyers, the President of Meyers Associates. Bruce Meyers has the power to vote and dispose of the Shares owned by Meyers Associates.

(6) Mr. Meyers is Principal and Chief Executive Officer of Meyers Associates. This amount includes 2,657,500 shares of common stock and an aggregate of 623,033 shares of common stock issuable underlying 264.67 Units purchased by Mr. Meyers in the 2008 Private Placement, as well as the shares owned by Meyers Associates set forth in note (3) above.

(7) Mr. Kahn is an employee of Meyers Associates.

Unless otherwise indicated in the foregoing table (or the footnotes thereto), the persons named in the table have sole voting and dispositive power with respect to the shares of the Company’s common stock and/or options owned by such person, subject to community property laws where applicable.

SELLING STOCKHOLDERS

This offering consists of an aggregate of 1,507,500 shares of Common Stock issued and outstanding held by 17 non-affiliated bridge lenders (“Bridge Shares”); 2,326,974 shares of common stock issuable upon the conversion of Preferred Stock; 2,326,974 shares issuable upon the exercise of Warrants, all of which 6,161,448 shares of common stock may be offered for sale and sold pursuant to this prospectus by the selling stockholders. The shares are to be offered by and for shares of common stock the respective accounts of the selling stockholders. We have agreed to register all of the shares under the Securities Act for resale by the selling stockholders and to pay all of the expenses in connection with such registration and sale of the shares, other than underwriting discounts and selling commissions and the fees and expenses of counsel and other advisors to the selling stockholders. We will not receive any proceeds from the sale of the shares by the selling stockholders, other than the exercise price of the Warrants.

Information with respect to the selling stockholders and the shares of our common stock held by them and those shares being offered for sale pursuant to this prospectus is set forth in the following table. None of the selling stockholders has had any material relationship with us within the past three years, except as noted above or in the notes to the following table.

	Number of Shares Owned	Number of Shares Underlying Preferred Stock and Warrants Being		Amount and Nature of Beneficial Ownership Before and After the Sale of the Shares Being Offered Percentage(2)
Selling Stockholder	Prior to Sale	Offered for Sale (1)		Before	After
Howard Heller	117,700	117,700	(3)	1.0%	-
Silverman Roberts 44 Pipe LLC(4)	175,586	175,586	(5)	1.5%	-
SP Mort Westhampton(6)	925,680	925,680	(7)	7.7%	-
Mitchell Blatt	175,586	175,586	(5)	1.5%	-

	Number of Shares Owned	Number of Shares Underlying Preferred Stock and Warrants Being		Amount and Nature of Beneficial Ownership Before and After the Sale of the Shares Being Offered Percentage(2)
Selling Stockholder	Prior to Sale	Offered for Sale (1)		Before	After
Gregory Cohen	87,794	87,794	(8)	*	-
Marcio Fainziliber	353,100	353,100	(9)	2.9%	-
Eric Fessler	175,586	175,586	(5)	1.5%	-
Mitchell Goldberg	87,794	87,794	(8)	*	-
Shelton J. Spike Lee	263,384	263,384	(10)	2.3%	-
Terry & Deborah S. Lynne	58,580	58,850	(11)	*	-
Brian Miller	175,586	175,586	(5)	1.5%	-
James Nigro	87,288	87,288	(8)	*	-
Wayne & Bonnie Pensentadler	47,080	47,080	(13)	*	-
Nicholas Primpas	322,686	322,686	(12)	2.7%	-
Robert Seguso	460,824	460,824	(14)	3.8%	-
Gary M. Simeone	58,850	58,850	(11)	*	-
Michael Stone	360,824	360,824	(15)	3.0%	-
Liza Torkan	87,288	87,288	(16)	*	-
Gordon H. Twedt	58,850	58,850	(11)	*	-
Ronald Weaver	174,550	174,550	(17)	1.5%	-
Amin Adjmi	58,850	58,850	(11)	*	-
Harry Adjmi	117,700	117,700	(3)	*	-
Richard Adjmi	141,240	141,240	(18)	1.2%	-
Michael J. Marino	176,550	176,550	(19)	1.5%	-
Amin J. Tebele	117,700	117,700	(3)	*	-
Abraham J. Sultan	82,390	82,390	(20)	*	-
Rick Schafer	35,310	35,130	(21)	*	-
Tom Flack	58,850	58,850	(11)	*	-
Dale Feitz	58,850	58,850	(11)	*	-
Rodney A. and Andria A. Blume	117,700	117,700	(3)	*	-
H. Newcombe Eldredge 1997 Revocable Trust	353,100	353,100	(10)	2.9%	-
Meir Duke	470,800	470,800	(22)	3.9%	-
Donald Mudd Jr. Revocable Trust	117,700	117,700	(3)	*	-

Total		6,161,448

* Less than 1% of the issued and outstanding shares.

(1)
Except where noted in footnotes, includes one share of common stock, issuable upon exercise of Warrants issued for every share of common stock issuable upon conversion of Preferred Stock. By way of example, for each unit sold at $1,000, 1,177 shares of common stock are issuable upon conversion of one share of Preferred Stock and 1,177 shares of common stock are issuable upon exercise of Warrants.

(2)
Except as otherwise noted in the footnotes to this table, the named person owns directly and exercises sole voting and investment power over the shares listed as beneficially owned by such person. Includes any securities that such person has the right to acquire within sixty days pursuant to options, warrants, conversion privileges or other rights. For purposes of this table, a person or group of persons is:  (a) deemed to have “beneficial ownership” of any shares as of a given date which such person has the right to acquire within 60 days after such date and (b) assumed to have sold all shares registered hereby in this offering. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

As of the date of this prospectus, there were 11,740,000 shares of our common stock issued and outstanding. As of that date, (i) 500,000 shares of common stock were reserved for issuance under our 2009 Option Plan of which 100,000 options had been granted; (ii) approximately 2,721,224 shares of our common stock were reserved for issuance pursuant to conversion of preferred stock; (iii) approximately 2,721,224 shares reserved for issuance pursuant to exercise of warrants to purchase common stock; (iv) approximately 353,600 shares of common stock were reserved for issuance pursuant to the issuance of dividend shares; and (v) there were Placement Agent Warrants to purchase approximately 1,381,948 shares of common stock equal to 15% of the securities sold in the 2008 and 2009 Private Placements.

(3)	Includes 58,850 shares of common stock issuable upon conversion of Preferred Stock and 58,850 shares of common stock issuable upon exercise of Warrants.

(4)	Voting and disposition power with respect for the shares are held by Marc Roberts, Managing Member.

(5)	Includes 50,000 Bridge Shares and 62,793 shares of common stock issuable upon conversion of Preferred Stock and 62,793 shares of common stock issuable upon exercise of Warrants.

(6)	Voting and disposition power with respect for the shares are held by Nicole Locantro, President.

(7)	Includes 632,500 Bridge Shares and 146,590 shares of common stock issuable upon conversion of Preferred Stock and 146,590 shares of common stock issuable upon exercise of Warrants.

(8)	Includes 25,000 Bridge Shares and 31,397 shares of common stock issuable upon conversion of Preferred Stock and 31,397 shares of common stock issuable upon exercise of Warrants.

(9)	Includes 176,550 shares of common stock issuable upon conversion of Preferred Stock and 176,550 shares of common stock issuable upon exercise of Warrants.

(10)	Includes 75,000 Bridge Shares and 94,192 shares of common stock issuable upon conversion of Preferred Stock and 94,192 shares of common stock issuable upon exercise of Warrants.

(11)	Includes 29,425 shares of common stock issuable upon conversion of Preferred Stock and 29,425 shares of common stock issuable upon exercise of Warrants.

(12)	Includes 25,000 Bridge Shares and 148,843 shares of common stock issuable upon conversion of Preferred Stock and 148,844 shares of common stock issuable upon exercise of Warrants.

(13)	Includes 23,540 shares of common stock issuable upon conversion of Preferred Stock and 23,540 shares of common stock issuable upon exercise of Warrants.

(13)	Includes 23,540 shares of common stock issuable upon conversion of Preferred Stock and 23,540 shares of common stock issuable upon exercise of Warrants.

(14)	Includes 200,000 Bridge Shares and 130,412 shares of common stock issuable upon conversion of Preferred Stock and 130,412 shares of common stock issuable upon exercise of Warrants.

(15)	Includes 100,000 Bridge Shares and 130,412 shares of common stock issuable upon conversion of Preferred Stock and 130,412 shares of common stock issuable upon exercise of Warrants.

(16)	Includes 25,000 Bridge Shares and 31,144 shares of common stock issuable upon conversion of Preferred Stock and 31,144 shares of common stock issuable upon exercise of Warrants.

(17)	Includes 50,000 Bridge Shares and 62,275 shares of common stock issuable upon conversion of Preferred Stock and 66,275 shares of common stock issuable upon exercise of Warrants.

(18)	Includes 70,620 shares of common stock issuable upon conversion of Preferred Stock and 70,620 shares of common stock issuable upon exercise of Warrants.

(19)	Includes 88,275 shares of common stock issuable upon conversion of Preferred Stock and 88,275 shares of common stock issuable upon exercise of Warrants.

(20)	Includes 41,195 shares of common stock issuable upon conversion of Preferred Stock and 41,195 shares of Common Stock issuable upon exercise of Warrants.

(21)	Includes 17,655 shares of common stock issuable upon conversation of Preferred Stock and 17,655 shares of common stock issuable upon exercise of Warrants.

(22)	Includes 235,400 shares of common stock issuable upon conversion of Preferred Stock and 235,400 shares of common stock issuable upon exercise of Warrants.

Additional Disclosures

Payments Made in Connection with the Financing

Since the registration statement (No. 333-158474) of which this prospectus forms a part was not timely filed or declared effective within 120 days following the April 7, 2009 Initial Filing Date for the 2008 Private Placement, we must pay to each selling stockholder an amount equal to 2% of the dollar amount invested ($1,430,210), with respect to shares being registered for resale herein (pro-rated for partial months) for a maximum of eight months beyond the Scheduled Filing Date and/or 120 days from the Initial Filing Date. Such penalty may be paid in cash or shares of Common Stock solely at the discretion of the Company. Thus, since the registration statement was not filed by January 27, 2009, the total possible payments we would have to make pursuant to these liquidated damages to selling shareholders under this prospectus is 69 days or an aggregate of $65,790 (4.6%) of the dollar amount invested. In addition, each share of Series A Preferred Stock issued in connection with the Financings accrues an annual dividend of 6.5%, or $65 per share payable annually in cash or shares of Common Stock at the option of the Company, unless earlier converted or redeemed.

Since this registration statement of which this prospectus forms a part was not timely filed or declared effective within 120 days following the January 27, 2010 Initial Filing Date for the 2009 Private Placement, we must pay to each selling stockholder an amount equal to 2% of the dollar amount invested ($475,000), with respect to shares being registered for resale herein (pro-rated for partial months) for a maximum of eight months beyond the Scheduled Filing Date and/or 120 days from the Initial Filing Date. Such penalty may be paid in cash or shares of Common Stock solely at the discretion of the Company. Thus, since the registration statement was not filed by January 27, 2010, the total possible payments we would have to make pursuant to these liquidated damages to selling shareholders under this prospectus is eight (8) months or an aggregate of $76,000 (16%) of the dollar amount invested. In addition, each share of Series A Preferred Stock issued in connection with the Financings accrues an annual dividend of 6.5%, or $65 per share payable annually in cash or shares of Common Stock at the option of the Company, unless earlier converted or redeemed.

The amount of dividends payable in shares of Common Stock to each selling stockholder listed in the Selling Stockholder table of this prospectus is calculated by multiplying the principal amount of Series A Preferred Stock held by such selling stockholder by 6.5% and divided by an assumed conversion price of $.85 per share. Any amount of fractional shares of common stock to be received by each selling stockholder upon payment of dividends has been rounded up to the nearest whole number. This would determine the number of shares of common stock issuable in full payment of dividends. Consequently, the dollar value of the dividend payments that the Company may be required to make in the first year in connection with the shares of Common Stock issuable in the 2008 Private Placement is $92,964 consisting of 109,369 shares of Common Stock and in the 2009 Private Placement is $30,875 consisting of 36,324 shares of Common Stock.

Except as set forth in the immediately preceding paragraph, no payments have been made or may be required to be made in the future in connection with the transaction to any selling stockholder, any affiliate of a selling stockholder, or any person with whom any selling stockholder has a contractual relationship regarding the transaction (including any interest payments, liquidated damages, payments made to "finders" or "placement agents," and any other payments or potential payments).

The net proceeds we received from the sale of preferred stock between November 2008 and September 6, 2010 (the “Preferred Stock Offering”) solely from the stockholders registered hereby were $1,673,697. From the gross proceeds of $2,030,859, Meyers Associates LP, a FINRA member firm participating in the private placement, received cash compensation of $203,086, plus reimbursement for expenses in the amount of $67,076.

Total possible payments to all selling stockholders and any of their affiliates in the first year following the Preferred Stock Offering, are $265,629 consisting of $123,839 of dividend payments and $141,790 of liquidated damages. Total possible payments under agreements entered into in connection with the sale of the preferred stock to all selling stockholders and any of their affiliates in the year following November 30, 2008, consist of the following:

1. Since the registration statement, of which this prospectus forms a part, was not timely filed by January 27, 2009, we must pay to each selling stockholder an amount equal to 2% per month of the dollar amount invested (pro-rated for partial months) for 69 days if the registration statement is not declared effective within 120 days following the April 7, 2009, Initial Filing Date) for a maximum of eight months beyond the April 7, 2009 Initial Filing Date. Such penalty may be paid in cash or shares of Common Stock solely at the discretion of the Company. Thus, since the registration statement of which this prospectus forms a part was not filed by January 27, 2009 or declared effective witin 120 days of January 27, 2010, the total possible payments we would have to make pursuant to these liquidated damages to selling stockholders, unless waived, would be an aggregate of $76,000.

2. We have agreed to indemnify the selling stockholders for any losses they may incur as a result of any breach of any of the representations, warranties, covenants or agreements made by us in any of the transaction or disclosure documents with respect to the Preferred Stock Offering, including this registration statement, or as a result of any action instituted against a selling stockholder with respect to the Preferred Stock Offering, unless such action is based upon a breach of such selling stockholder's obligations or any violations by the selling stockholder of state or federal securities laws or fraud, gross negligence, willful misconduct or malfeasance. We do not anticipate having to pay any amounts pursuant to this provision, but we are unable to estimate at this time if any such payments will be payable, or, if payable, the amount of such payments.

Total Possible Profit to the Selling Stockholders from Other Securities Held by the Selling Stockholders

None. The Conversion Rate initially will be 1,177 shares of common stock ($.85 per share) for each Share of Preferred Stock. However, if the Company issues or sells any shares of its common stock (or options, warrants or convertible securities, convertible or exchangeable into shares of common stock), then the Conversion Rate will be adjusted to the price per share of common stock sold in such subsequent common stock issuance.

Comparison of Company Proceeds from the Preferred Stock Offering to Potential Investor Profit

Gross Proceeds from the Preferred Stock Offering:	$4,933,136	(1)
Less Payments Made (liquidated damages and dividends) or Required to be Made to Selling Stockholders and Any of Their Affiliates:	$265,629
Less 10% sales commissions (2)	$197,789
Less 3% non-accountable expense allowance (2)	$147,994
Less 10% warrant solicitation fee (2)	$295,553
Resulting Net Proceeds from the Financing:	$4,026,171
Total payments to Selling Stockholders from Sale of Shares	$2,298,161	(3)

(1) Reflects gross proceeds of $1,977,883 received by the Company from the Preferred Stock Offering solely for those shareholders registered hereby, plus $2,955,253 of net proceeds to be received upon the exercise of warrants.

(2) These amounts reflect payment to Meyers Associates, L.P., a FINRA member firm.

(3) Reflects net proceeds of $2,406,495 received by investors from the sale of 2,326,974 shares of Preferred Stock offered hereby at $1.00 per share after the payment of assumed 8% sales commissions ($186,158); and receipt of $265,629 of liquidated damages and dividends payable in the first year. There is no potential investor profit from the sale of common stock underlying the Warrants at $1.00 per share as their exercise price is $1.27 per share.

Prior and Subsequent Transactions Between the Company and the Selling Stockholders

None.

Relationship Between Shares Issued and Outstanding and Shares Held by Selling Stockholders

The following table sets forth (a) the number of shares outstanding prior to the Preferred Stock Offering held by persons other than the selling stockholders, affiliates of the Company, and affiliates of the selling stockholders, (b) the number of shares registered for resale by the selling stockholders or their affiliates in this registration statement. These numbers do not include securities underlying any outstanding convertible securities, options or warrants.

Number of shares outstanding prior to the Preferred Stock Offering held by persons other than selling stockholders, affiliates of the Company and affiliates of the selling stockholders	0
Number of shares registered for resale by the selling stockholders or affiliates of the selling stockholders in this registration statement	6,161,448

Payment of Dividends

The Company presently intends to pay the annual dividend of 6.5% per annum in shares of Common Stock of the Company in order to conserve its cash.

Existing Short Positions by Selling Stockholders

Based upon information provided by the selling stockholders, we have a reasonable belief that no selling stockholders currently have a short position in our common stock as there is no public market for our securities.

Relationships and Arrangements with Selling Stockholders, Affiliates and Parties with Whom Any Selling Stockholders Have Contractual Relationships

Except as set forth herein, we have no relationships or arrangements with the selling stockholders, any affiliates of the selling stockholders, or any person with whom any of the selling stockholders has a contractual relationship regarding the transaction.

The Company and Meyers Associates entered into a Placement Agency Agreement (the “Agency”) as of May 28, 2008. Meyers was appointed the exclusive placement agent in connection with the Preferred Stock Offering. In connection with the Shares registered hereby, Meyers was paid selling commissions of $197,789 equal to 10% of the gross proceeds received by the Company; a 3% non-accountable expense allowance equal to $59,337; Placement Agent Warrants equal to 15% of the shares sold in the Offering and reimbursement of certain out-of-pocket expenses. The parties indemnified each other against claims made concerning the Offering. The Agreement terminated upon completion of the Offering.

Meyers Associates was granted a five-year right of first refusal for all future public offerings or private financings under the Agency. Meyers will also receive a warrant solicitation fee equal to 10% of total cash proceeds received from the exercise of warrants for whom the Placement Agent was designated as the soliciting broker. Under the Agency, Meyers Associates was employed as Investment Banker and Financial Consultant for 24 months from the initial Closing of the Offering at a monthly retainer of $5,000.

In connection with the Preferred Stock Offering, the Company entered into an Indemnification Agreement with Meyers Associates pursuant to which Meyers Associates indemnified the Company and its affiliates against claims arising from the issuance of securities to certain investors in exchange for accrued and unpaid interest on bridge notes exchanged for securities in the Preferred Stock Offering.

Each investor in the Preferred Stock Offering entered into a Subscription Agreement with the Company, a form of which has been filed as Exhibit 4.5 to the Registration Statement. The terms of the securities are set forth herein under the heading “Description of Securities.”

Method for Determining the Number of Shares Being Registered Hereunder

We are registering the number of: (i) shares of our common stock which are issuable upon the conversion of Series A Preferred Stock, and (ii) the shares of our common stock issuable on the exercise of warrants issued to the selling stockholders, each purchased in the Preferred Stock Offering, as described herein. The only shares being registered are those of retail customers. No shares are being requested for any officer, director or affiliate of the Company.

DESCRIPTION OF SECURITIES

The Company’s authorized capitalization consists of: (i) 45,000,000 authorized shares of the Company’s common stock $.001 par value, of which 11,740,000 shares are currently outstanding; (ii) 5,000,000 shares of Preferred Stock, $.10 par value, of which 2,411.875 shares of Series A Convertible Preferred Stock are currently  issued and outstanding, and (iii) 500,000 shares have been reserved for issuance upon exercise of options which may be granted to the founders of the Company, certain officers, advisors and consultants of the Company pursuant to the 2009 Option Plan, of which 100,000 options have been granted.

Common Stock

Each share of common stock entitles its holder to one non-cumulative vote per share and, subject to the preferential rights of the preferred stockholders, if any, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so, and in such event the holders of the remaining shares will not be able to elect a single director. Holders of shares of common stock are entitled to receive such dividends as the Board of Directors may, from time to time, declare out of Company funds legally available for the payment of dividends. Upon any liquidation, dissolution or winding up of the Company, holders of shares of common stock are entitled to receive pro rata all of the assets of the Company available for distribution to stockholders after the satisfaction of the liquidation preference of the preferred stockholders, if any. None of the stockholders have any pre-emptive rights to subscribe for or purchase any stock, warrants or other securities of the Company. The common stock is not convertible or redeemable. Neither the Company’s Certificate of Incorporation nor its By-Laws provide for pre-emptive rights.

Series A Convertible Preferred Stock

The Series A Convertible Preferred Stock (“Preferred Stock”) has been authorized by resolutions adopted by the Company’s Board of Directors and set forth in a Certificate of Designation, Preferences and Rights (“Certificate of Designation”), filed with the Secretary of State of Delaware on November 26, 2008, which contains the designations, rights, powers, preferences, qualifications and limitations of the Preferred Stock. The Certificate of Designation is filed as Exhibit 3.2 to this Registration Statement. The shares of Preferred Stock are fully paid and non-assessable.

On November 28, 2008, the Company completed the 2008 Private Placement of an aggregate of approximately 1451.88 Units of the Company’s securities, representing $1,451,876 principal amount of 6.5% Series A Convertible Preferred Stock (“Preferred Stock”) at $1,000 per Unit. Between February 19, 2009 and February 11, 2010, the Company completed the 2009 Private Placement of an aggregate of 835 Units, representing $835,000 principal amount of Preferred Stock. Between May 21, 2010 and September 6, 2010, the Company had the initial closing of the 2010 Private Placement of 125 Units, representing $125,000 principal amount of Preferred Stock. This is the first series of preferred Stock issued by the Company. Each Unit consisted of:  $1,000 face value of one share of Preferred Stock, convertible at $.85 per share into 1,177 shares of common stock, with each share of Preferred Stock accruing an annual dividend of 6.5% or $65 per share payable annually in cash or shares of common stock at the option of the Company, unless earlier converted or redeemed. Warrants included in the Units are exercisable for five years from the effective date of the registration statement at an exercise price of $1.27, payable in cash, unless the Company fails to keep the registration statement effective to purchase 1,177 shares of common stock. A total of 2,411.875 shares of Preferred Stock were purchased in the offerings, which are convertible into an aggregate of approximately 2,838,924 shares of common stock. Of this amount, an aggregate of 2,326,974 shares have been registered for resale by 33 retail investors, which amount excludes 511,950 shares of common Stock issuable upon converson of Preferred Stock sold to the Placement Agent and its affiliates.

Rank. The Preferred Stock ranks(i) senior to the common stock and any other class or series of the Company’s capital stock either specifically ranking by its terms junior to the Preferred Stock or not specifically ranking by its terms senior to or on parity with the Preferred Stock, (ii) on parity with any class or series of the Company’s capital stock specifically ranking by its terms on parity with the Preferred Stock, and (iii) junior to any class or series of capital stock specifically ranking by its terms senior to the Preferred Stock, in each case, as to payment of dividends or as to distributions of assets upon liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary. The approval of the holders of a majority of the Preferred Stock is required in order for the Company to issue any capital stock with rights on parity with or senior to the Preferred Stock.

Dividends. The holders of the Preferred Stock are entitled to receive annual cumulative per share dividends of 6.5% of the liquidation preference of the Preferred Stock, out of funds legally available, prior to any payment of dividends on the Company’s common stock or any other class of stock ranking junior to the Preferred Stock. Such dividends are payable in cash or shares of common stock, at the option of the Company, semiannually on the last business day of February and August of each year (each a “Dividend Payment Date”), commencing in February 2009 with respect to the period from issuance through such date. The holders of the Preferred Stock are entitled to share ratably with the holders of the common stock in any dividend declared on the common stock.

Dividends on the Preferred Stock will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Dividends accumulate to the extent they are not paid on the Dividend Payment Date to which they relate. Accumulated unpaid dividends will not bear interest. According to Delaware law, the Company may declare and pay dividends or make other distributions on its capital stock only out of legally-available funds. In addition, no dividends or distributions may be declared, paid or made if the Company is or would be rendered insolvent by virtue of such dividend or distribution.

The Company may not (i) pay any dividends in respect of any shares of capital stock ranking junior to the Preferred Stock (including the common stock), other than dividends payable in the form of additional shares of the same junior stock as that on which such dividend is declared, or (ii) redeem any shares of capital stock ranking junior to the Preferred Stock (including the common stock), unless and until all accumulated and unpaid dividends on the Preferred Stock have been, or contemporaneously are, declared and paid in full.

Conversion. At the election of the holder thereof, each share of Preferred Stock will be convertible into common stock, at any time after issuance, at the Conversion Rate, as it may be adjusted from time to time in accordance with the Certificate of Designation. The Preferred Stock will not convert automatically into Common Stock upon completion of this offering and only the underlying Common Stock issuable upon conversion is registered for the resale under this prospectus. The Conversion Rate initially will be 1,177 shares of common stock ($.85 per share) for each Share of Preferred Stock. If the Company issues or sells any shares of its common stock (or options, warrants or convertible securities, convertible or exchangeable into shares of common stock) hereinafter, a “Subsequent common stock Issuance”), then the Conversion Rate will be adjusted so that the number of shares of common stock issuable upon conversion of each share of preferred stock shall be equal to the quotient obtained by dividing $1,000 by the price per share of common stock (or the conversion price per share in the case of a sale of options, warrants or convertible securities) sold in such Subsequent common stock Issuance.

The Conversion Price is also subject to adjustment from time to time in the event of (i) the issuance of common stock as a dividend or distribution on any class of the Company’s capital stock; or (ii) the combination, subdivision or reclassification of the common stock. No fractional shares will be issued upon conversion. Payment of accumulated and unpaid dividends will be made upon conversion to the extent of legally-available funds.

The shares of Preferred Stock may also be converted into common stock at the Conversion Rate at the Company’s option following the effectiveness of a Registration Statement, if the Company’s common stock trades above 200% of the Conversion Rate per share for a period of 20 consecutive trading days.

Voting Rights. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Preferred Stock, voting as a class, shall be required to authorize, effect or validate (i) any change in the rights, privileges or preferences of the Preferred Stock that would adversely affect the Preferred Stock, or (ii) the authorization, creation, issuance or increase in the authorized or issued amount of any class or series of stock ranking on parity with or superior to the Preferred Stock with respect to the declaration and payment of dividends or distribution of assets upon liquidation, dissolution or winding-up of our Company. In addition, the holders of Preferred Stock shall have the right to vote, together with holders of common stock as single class, on all matters upon which the holders of common stock are entitled to vote pursuant to applicable Delaware law or the Company’s Certificate of Incorporation. The Preferred Stock shall vote on an “as converted basis” with each holder of Preferred Stock having one vote for each Conversion Share underlying such holder’s shares of Preferred Stock.

Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, before any payment or distribution of the assets of the Company (whether capital or surplus), or the proceeds thereof, may be made or set apart for the holders common stock or any stock ranking junior to Preferred Stock, the holders of Preferred Stock will be entitled to receive, out of the assets of the Company available for distribution to stockholders, a liquidating distribution of $1,000 per share, plus any accrued and unpaid dividends, subject to adjustment upon the occurrence of certain events. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company are insufficient to make the full payment of $1,000 per share, plus all accrued and unpaid dividends on the Preferred Stock and similar payments on any other class of stock ranking on a parity with the Preferred Stock upon liquidation, then the holders of Preferred Stock and such other shares will share ratably in any such distribution of the Company’s assets in proportion to the full respective distributable amounts to which they are entitled. Certain events, including a consolidation or merger of the Company with or into another corporation or sale or conveyance of all or substantially all the property and assets of the Company will be deemed to be a liquidation, dissolution or winding-up of the Company for purposes of the foregoing.

Derivative Liability. On January 1, 2009, the Company adopted new guidance which determines whether an instrument is indexed to an entity’s own stock. As a result, the Company’s preferred stock and some of the Company’s outstanding warrants containing exercise price reset provisions are classified as derivative liabilities. The fair value of the derivative liability was calculated using a lattice model that values the compound embedded derivatives based on a probability weighted discounted cash flow model. This model is based on future projections of the various potential outcomes. The embedded derivatives that were analyzed and incorporated into the model included the conversion feature with the full ratchet reset, and the redemption options. The Company determined the fair value of the preferred stock to be $1,796,759 and $1,642,409 and the fair value of the warrants to be $1,230,296 and $1,182,194 at June 30, 2010 and December 31, 2009, respectively. The change in fair value during the six months ended June 30, 2010 and 2009 of $(137,560) and (115,580), respectively, is recorded as a derivative loss in the Statements of Operations.

Miscellaneous. The Company is not subject to any mandatory redemption or sinking fund provision with respect to the Preferred Stock. The holders of the Preferred Stock are not entitled to preemptive rights to subscribe for or to purchase any shares or securities of any class which may at any time be issued, sold or offered for sale by the Company. Shares of Preferred Stock redeemed or otherwise reacquired by the Company shall be retired and shall be unavailable for subsequent issuance as any class of the Company’s preferred stock.

Warrants

Each Unit includes one detachable, transferable Warrant to purchase in aggregate 1,177 shares of the Company’s common stock (equivalent to 100% warrant coverage). Warrants to purchase an aggregate of 2,838,924 shares of common stock were sold in the Private Placement. Of this amount, an aggregate of 2,326,974 shares have been registered for resale by 33 retail investors. The Warrants are exercisable in whole or in part during the five-year period from the effective date of the registration statement at a per share exercise price of $1.27 payable in cash, except that cashless exercise shall apply if the Company fails to comply with its registration obligation. In the event of any adjustment to the Conversion Rate of the Preferred Stock as a result of a Subsequent common stock Issuance as described above, the warrant exercise price will be adjusted to 150% of the price paid for the shares of common stock (or equivalent thereof) in such subsequent issuance respectively. The Warrants may be redeemed in whole or in part by the Company, upon 30 days’ written notice, at price of $.01 share, provided the average closing bid price of the common stock exceeds $1.70 per share for the Warrants for a period of 20 consecutive trading days ending within 15 days prior to the date on which the notice of redemption is given and the registration statement for underlying shares is effective. Additionally, the Warrants contain provisions that protect holders against dilution by adjustment of the exercise price in certain events, such as stock dividends, stock splits and other similar events

Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our Warrants will be Island Stock Transfer.

Certain Market Information

We intend to obtain a listing for our common stock on the OTCBB. There has been limited trading, to date, of our common stock. An OTCBB listing does not guarantee that an active trading market for our securities will develop. You will likely not be able to sell your securities if an active trading market for our securities does not develop. Further, we can give no assurance that such a market could be sustained if a trading market for our securities were to develop, nor that our securities offered hereby could be resold at their original offering price or at any other price. Any market for our securities that may develop will very likely be a limited one and, in all likelihood, be highly volatile. In any event, if our securities traded at a low price, many brokerage firms may choose not to engage in market making activities or effect transactions in our securities. Accordingly, purchasers of our securities may have difficulties in reselling them and many banks may not grant loans using our securities as collateral.

Federal regulations governing “penny stocks” could have a detrimental effect on holders of our securities. Our securities are subject to the SEC rules that impose special sales practice requirements upon broker-dealers that sell such securities to parties other than established customers or accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of purchasers of our securities to buy or sell in any market that may develop. In addition, the SEC has adopted a number of rules to regulate “penny stocks.” Because our securities currently constitute a “penny stock” within the meaning of these rules, the rules would apply to us and our securities. The rules may further affect the ability of owners of our securities to sell their securities in any market that may develop for them.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to the offering made by this prospectus, there has been no market for our common stock, and we cannot assure you that a trading market for our common stock will develop or be sustained after this offering. Future sales of substantial numbers of shares of our common stock, including shares issued upon exercise of options, in the public market after this offering, or the anticipation of those sales, could adversely affect market prices of our common stock prevailing from time to time and could impair our ability to raise capital through sales of our equity securities.

Upon completion of this offering, we will have issued and outstanding 11,740,000 shares of common stock. Of this amount, 10,000,000 Founders Shares issued on May 12, 2008 and 1,365,000 Bridge Shares issued between August 2007 and April 2008 will all qualify for resale under Rule 144, commencing 90 days from the effective date of this prospectus.

The 1,507,500 shares of common stock which are issued and outstanding and registered on this registration statement, as well as the 2,326,974 shares of common stock issuable upon conversion of preferred stock and 2,326,974 shares of common stock issuable upon exercise of warrants will be freely tradable without restriction under the Securities Act unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act.

Registered securities may be sold in the public market only if they have been registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act.

Rule 144

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us which period will commence 90 days from the date of the prospectus. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock reported during the four calendar weeks preceding such sale. Based on 11,740,000 shares currently outstanding, approximately 117,400 shares may be sold every 90 days. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act, most of our employees, consultants or advisors who purchased shares from us in connection with a qualified compensatory stock plan or other written agreement are eligible to resell those shares 90 days after the date of this prospectus in reliance on Rule 144, but without compliance with the holding period or certain other restrictions contained in Rule 144.

Registration Rights

The Company has agreed to keep this Registration Statement current and effective to permit the sale of the shares offered hereby until the earlier of (i) the date that all of the shares have been sold pursuant to the Registration Statement, or (ii) the date the holders of the shares receive an opinion of counsel that such shares may be sold under the provisions of Rule 144(b)(i). The currently outstanding shares of Common Stock, the Placement Agent’s Warrants and the shares underlying the Placement Agent Warrants are not entitled to be included in the Registration Statement.

If the Registration Statement is not timely filed (which did not occur) or declared effective within 120 days of the initial filing date, of if the Company does not comply with certain of its obligations set forth in the Registration Rights Agreement, the Company will pay investors liquidated damages of 2% of the aggregate purchase price paid by such holder, pro rata for partial months, for a maximum of eight months. Liquidated damages may be paid in cash or common stock, at the Company’s option. See “Selling Stockholders-Additional Disclosures” for a calculation of liquidated damages accrued by the Company for the late filings of this registration statement. There can be no assurance that the Registration Statement will become effective under the Securities Act or that the Registration Statement will remain current and effective. The Company shall bear all fees and expenses incurred in preparing, filing and maintaining the effectiveness of this Registration Statement, except for brokerage commissions, transfer taxes and the fees of counsel to the holders.

INDEMNIFICATION

Under the General Corporation Law of the State of Delaware, the Company has the power to indemnify any of its directors or executive officers who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative as a result of such person being a director or executive officer of the Company or any other corporation, partnership, joint venture or other enterprise at the Company's request. The statutory indemnification covers expenses, judgment, fines and amounts paid in settlement if the director or executive officers acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding if he had not reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities under the Securities Act may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in such Securities Act and is, therefore, unenforceable.

Equity Compensation Plan Information

See “Executive Compensation—2009 Employee Stock Incentive Plan” described above.

PLAN OF DISTRIBUTION

The shares of our common stock being offered for sale pursuant to this prospectus may be sold by the selling stockholders for their respective own accounts. The selling stockholders include 32 retail accredited investors in our Bridge Financing and Private Placement, and excludes our Placement Agent and its President. We will receive none of the proceeds from this offering. The selling stockholders will pay or assume brokerage commissions or other charges and expenses incurred in the sale of the shares. The distribution of the shares by the selling stockholders is not currently subject to any underwriting agreement. Each selling stockholder must use a broker-dealer which is registered in the state in which the selling stockholder seeks to sell their shares. The Company has been advised that no selling stockbroker is a broker-dealer or an affiliate of a broker-dealer.

The selling stockholders will offer the Shares under this Prospectus on an immediate and continuous basis at a fixed offering price of $1.00 per share. The initial offering price is based, in part, on the last private sale of the Company’s Common Stock at $1.00 per share and comparison by Management of similarly situated companies.

The shares may be sold or transferred for value by the selling stockholders, in one or more transactions, in the over-the-counter market in privately negotiated transactions or in a combination of such methods. The selling stockholders may effect such transactions by selling or transferring the shares to or through brokers and/or dealers, and such brokers or dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers/transferees of the shares for whom such brokers or dealers may act as agent. Such broker or dealer compensation may be less than or in excess of customary commissions. However, the maximum compensation to be received by any FINRA member or independent broker dealer will not be greater than eight (8%) percent of the gross proceeds of any sale. The selling stockholders and any broker or dealer that participate in the distribution of the Shares are “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act and under the FINRA Corporate Financing Rules.

The selling stockholders may use any one or more of the following methods when selling the shares:

·	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

·	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

·	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

·	privately negotiated transactions;

·	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

·	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

·	a combination of any such methods of sale;

·	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

·	any other method permitted pursuant to applicable law.

Any of the shares of our common stock being offered for sale pursuant to this prospectus that qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 commencing 90 days from the effective date rather than pursuant to this prospectus.

There can be no assurance that the selling stockholders will sell or transfer any of the shares being offered pursuant to this prospectus.

EXPERTS

The financial statements of SignPath Pharma at December 31, 2009 appearing in this prospectus and in the registration statement have been audited by M&K CPAs, PLLC, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report, given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of our common stock being offered for sale pursuant to this prospectus has been passed upon for us by Phillips Nizer LLP, 666 Fifth Avenue, New York, NY 10103.

PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY IN ANY JURISDICTION WHERE SUCH OFFER, OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SHARES.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

SIGNPATH PHARMA INC.

Condensed Consolidated Balance Sheets as of June 30, 2010 (Unaudited) and December 31, 2009 (restated)	F-1
Condensed Consolidated Statements of Operations for the three and six months ended June 30, 2010 and 2009 and from Inception on May 15, 2006 through June 30, 2010 (Unaudited) (restated)	F-2
Condensed Consolidated Statements of Stockholders’ Equity (deficit) for the Period from Inception on May 15, 2006 to June 30, 2010 (Unaudited) (restated)	F-3-4
Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2010 and 2009 and from Inception on May 15, 2006 through June 30, 2010 (Unaudited) (restated)	F-5
Notes to Condensed Consolidated Financial Statements as of June 30, 2010 (Unaudited)	F-6-31
Report of Independent Registered Public Accounting Firm	F-32
Consolidated Balance Sheets as of December 31, 2009 (restated) and 2008 (restated)	F-33
Consolidated Statements of Operations for the Years ended December 31, 2009 (restated)and 2008 (restated) and From Inception on May 15, 2006 to December 31, 2009 (restated)	F-34
Consolidated Statement of Stockholders’ Equity (Deficit) (Restated) for the Period from Inception on May 15, 2006 (Inception) to December 31, 2009 (unaudited) (restated)	F-35
Consolidated Statements of Cash Flows for the Years ended December 31, 2009 (restated) and 2008 (restated) and From Inception on May 15, 2006 to December 31, 2009 (unaudited) (restated)	F-36
Notes to Consolidated Financial Statements as of December 31, 2009	F-37-53

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Balance Sheets

	June 30,	December 31,
	2010	2009
	(Unaudited)	(Restated)
ASSETS

CURRENT ASSETS

Cash	$64,699	$295,418

Total Current Assets	64,699	295,418

EQUIPMENT, net	3,306	2,400

TOTAL ASSETS	$68,005	$297,818

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES

Accounts payable and accrued expenses	$162,784	$117,967
Derivative liability	3,027,055	2,824,603

Total Current Liabilities	3,189,839	2,942,570

STOCKHOLDERS' DEFICIT

Preferred stock; $0.10 par value, 5,000,000 shares authorized 2,312 and 2,262 shares issued and outstanding, respectively	231	226
Common stock; $0.001 par value, 45,000,000 shares authorized; 11,740,000 and 11,340,000 shares issued and outstanding, respectively	11,741	11,341
Additional paid-in capital	650,535	340,831
Deficit accumulated during the development stage	(3,784,341)	(2,997,150)

Total Stockholders' Deficit	(3,121,834)	(2,644,752)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$68,005	$297,818

The accompanying notes are an integral part of these financial statements.

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Statements of Operations
(Unaudited)

					From Inception
	For the Three Months Ended		For the Six Months Ended		Through
	June 30,		June 30,		June 30,
	2010	2009	2010	2009	2010
		(Restated)		(Restated)	(Restated)
REVENUES	$-	$-	$-	$-	$-

OPERATING EXPENSES
General and administrative	74,186	180,958	126,329	260,639	1,052,402
Consulting expense	340,000	-	340,000	-	422,263
Financing expense	-	-	-	-	1,063,401
Research and development, net	162,773	106,442	224,086	185,257	923,051
Total Operating Expenses	576,959	287,400	690,415	445,896	3,461,117

OPERATING LOSS	(576,959)	(287,400)	(690,415)	(445,896)	(3,461,117)

OTHER INCOME (EXPENSE)
Gain (loss) on derivative liability	(42,330)	17,692	(137,560)	(115,580)	(340,786)
Grant income	-	-	40,784	-	81,557
Interest expense	-	-	-	-	(63,995)
Total Other Income (Expense)	(42,330)	17,692	(96,776)	(115,580)	(323,224)

NET LOSS BEFORE INCOME TAXES	(619,289)	(269,708)	(787,191)	(561,476)	(3,784,341)

PROVISION FOR INCOME TAXES	-	-	-	-	-
NET LOSS	$(619,289)	$(269,708)	$(787,191)	$(561,476)	$(3,784,341)
BASIC AND DILUTED LOSS PER SHARE	$(0.05)	$(0.02)	$(0.07)	$(0.05)
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	11,405,934	11,340,000	11,373,149	11,340,000
The accompanying notes are an integral part of these financial statements.

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Statements of Stockholders' Equity (Deficit)
(Unaudited)

						Deficit
						Accumulated
					Additional	During the	Total
	Preferred Stock		Common Stock		Paid-in	Development	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Stage	Equity (Deficit)
Balance, May 15, 2006	-	$-	-	$-	$-	$-	$-

Common stock issued to founders for cash at $0.001 per share	-	-	10,000,000	10,000	-	-	10,000
Net loss for the year ended December 31, 2006	-	-	-	-	-	-	-

Balance, December 31, 2006	-	-	10,000,000	10,000	-	-	10,000

Common stock issued for bridge debt at $0.85 per share	-	-	257,500	258	218,617	-	218,875
Net loss for the year ended December 31, 2007	-	-	-	-	-	(526,833)	(526,833)

Balance, December 31, 2007	-	-	10,257,500	10,258	218,617	(526,833)	(297,958)

Preferred stock issued for bridge debt at $1,000 per share	890	89	-	-	889,786	-	889,875
Preferred stock issued for cash at $1,000 per share	562	56	-	-	561,944	-	562,000
Common stock issued for bridge debt at $0.85 per share	-	-	1,082,500	1,083	919,043	-	920,126
Stock offering costs	-	-	-	-	(270,948)	-	(270,948)
Net loss for the year ended December 31, 2008	-	-	-	-	-	(1,695,766)	(1,695,766)

Balance, December 31, 2008	1,452	145	11,340,000	11,341	2,318,442	(2,222,599)	107,329

The accompanying notes are an integral part of these financial statements.

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Statements of Stockholders' Equity (Deficit)
(Unaudited)

						Deficit
						Accumulated
					Additional	During the	Total
	Preferred Stock		Common Stock		Paid-in	Development	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Stage	Equity (Deficit)

Balance, December 31, 2008	1,452	145	11,340,000	11,341	2,318,442	(2,222,599)	107,329

Cumulative effect of adoption of ASC 815	-	-	-	-	(1,632,825)	(43,808)	(1,676,633)

Preferred stock issued for cash at $1,000 per share	810	81	-	-	(178,632)	-	(178,551)

Stock offering costs	-	-	-	-	(166,154)	-	(166,154)

Net loss for the year ended December 31, 2009	-	-	-	-	-	(730,743)	(730,743)

Balance, December 31, 2009 (restated)	2,262	226	11,340,000	11,341	340,831	(2,997,150)	(2,644,752)

Preferred stock issued for cash at $1,000 per share	50	5	-	-	(14,896)	-	(14,891)

Stock offering costs	-	-	-	-	(15,000)	-	(15,000)

Common stock issued for services	-	-	400,000	400	339,600	-	340,000

Net loss for the six months ended June 30, 2010	-	-	-	-	-	(787,191)	(787,191)

Balance, June 30, 2010 (unaudited)	2,312	$231	11,740,000	$11,741	$650,535	$(3,784,341)	$(3,121,834)

The accompanying notes are an integral part of these financial statements.

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Statements of Cash Flows
(Unaudited)

			From Inception
			on May 15, 2006
	For the Six Months Ended		Through
	June 30,		June 30,
	2010	2009	2010
		(Restated)	(Restated)
OPERATING ACTIVITIES
Net loss	$(787,191)	$(561,476)	$(3,784,341)
Adjustments to reconcile net loss to net cash used in operating activities:
Common stock issued for services	340,000	-	340,000
Common stock issued with bridge financing	-	-	1,139,001
Depreciation expense	484	400	2,084
Change in derivative liability	137,560	115,580	340,786
Changes in operating assets and liabilities
Accounts payable and accrued expenses	44,818	90,273	162,786

Net Cash Used in Operating Activities	(264,329)	(355,223)	(1,799,684)

INVESTING ACTIVITIES
Purchase of equipment	(1,390)	-	(5,390)

Net Cash Used in Investing Activities	(1,390)	-	(5,390)

FINANCING ACTIVITIES
Proceeds from notes payable	-	-	889,875
Stock offering costs paid	(15,000)	(127,554)	(452,102)
Preferred stock issued for cash	50,000	560,000	1,422,000
Common stock issued for cash	-	-	10,000

Net Cash Provided by Financing Activities	35,000	432,446	1,869,773

NET INCREASE (DECREASE) IN CASH	(230,719)	77,223	64,699
CASH AT BEGINNING OF PERIOD	295,418	181,128	-
CASH AT END OF PERIOD	$64,699	$258,351	$64,699

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

CASH PAID FOR:
Interest	$-	$-	$-
Income taxes	$-	$-	$-
NON CASH FINANCING ACTIVITIES:
Preferred stock issued for bridge financing	$-	$-	$1,676,633

The accompanying notes are an integral part of these financial statements.

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Statements of Cash Flows
(Unaudited)

NOTE 1 - CONDENSED FINANCIAL STATEMENTS

The accompanying financial statements have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows at June 30, 2010, and for all periods presented herein, have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 2009 audited financial statements. The results of operations for the period ended June 30, 2010 is not necessarily indicative of the operating results for the full year.

NOTE 2 - GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management's plan is to obtain such resources for the Company by obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses and seeking equity and/or debt financing. However management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 – SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Derivative Financial Instruments
The Company generally does not use derivative financial instruments to hedge exposures to cash-flow risks or market-risks that may affect the fair values of its financial instruments. The Company utilizes various types of financing to fund our business needs, including preferred stock with warrants attached and other instruments not indexed to our stock. The Company is required to record its derivative instruments at their fair value. Changes in the fair value of derivatives are recognized in earnings in accordance with ASC 815.

Recent Accounting Pronouncements
The Company has evaluated recent accounting pronouncements and their adoption has not had or is not expected to have a material impact on the Company’s financial position, or statements.

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Statements of Cash Flows
(Unaudited)

NOTE 4 – ACCRUED LIABILITIES

Pursuant to the applicable Codification literature, the Company has concluded it is probable that it will pay $85,738 in liquidated damages pursuant to the registration rights clause in certain of the securities sold in fiscal years 2008 and 2009. The Company was required to file a registration statement by January 27, 2009. The Company failed to do so until April 7, 2009, resulting in liquidated damages of 2% per month of the gross proceeds, which approximated $1.8 million as of that date. During the year ended December 31, 2009, the Company’s registration statement covering the securities was declared effective by the SEC. Each holder is entitled to $47.32 per share owned. The Company has resolved to pay the liquidated damages in shares of Common Stock valued at $1.00 per share, pursuant to the terms and provisions of the Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock.

NOTE 5 – WARRANTS

A summary of the status of the Company's warrants as of June 30, 2010 and changes during the periods ended June 30, 2010 and December 31, 2009 and 2008 are presented below:

Date of	Warrant	Exercise	Value if	Expiration
Issuance	Shares	Price	Exercised	Date
11/25/2008	1,259,639	1.27	1,599,742	11/25/2013
11/25/2008	530,314	0.85	450,767	11/25/2013
11/26/2008	449,220	1.27	570,509	11/25/2013
Outstanding at 12/31/2008	2,239,173		2,621,018
3/5/2009	347,215	1.27	440,963	3/5/2014
3/5/2009	104,165	0.85	88,540	3/5/2014
4/1/2009	17,655	1.27	22,422	4/1/2014
4/1/2009	5,296	0.85	4,4502	4/1/2014
6/17/2009	235,400	1.27	298,958	*
6/17/2009	70,620	0.85	60,027	*
7/23/2009	58,850	1.27	74,740	*
7/23/2009	35,310	0.85	30,014	*
8/20/2009	58,850	1.27	74,740	*
9/9/2009	235,400	1.27	298,958	*
9/9/2009	70,620	0.85	60,027	*
Outstanding at 12/31/2009	3,478,554		4,074,909
2/11/2010	29,425	1.27	37,370	*
2/11/2010	17,655	0.85	15,007	*
5/21/2010	29,425	1.27	37,370	*
5/21/2010	17,655	0.85	15,007	*
Outstanding at 6/30/2010	3,572,714		4,179,663

* Fifth anniversary date of the next registration statement to be filed.

The warrants were issued in connection with the Preferred Stock Offering and were valued using the Black-Scholes model using the following assumptions:  stock price at valuation, $0.85; strike price, $1.27 or $0.85; risk free rate 0.90% to 2.16%, depending on date of issuance; 5 year term; and volatility of 104% to 115%, depending on date of issuance.

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Statements of Cash Flows
(Unaudited)

NOTE 6 – DERIVATIVE LIABILITY AND FAIR VALUE MEASUREMENTS

The Company’s only asset or liability measured at fair value on a recurring basis is its derivative liability associated with its preferred stock and associated warrants to purchase common stock. On January 1, 2009, the Company adopted new guidance which determines whether an instrument is indexed to an entity’s own stock. As a result, the Company’s preferred stock and some of the Company’s outstanding warrants that were previously classified in equity were reclassified to liabilities as these warrants contain exercise price reset features and are no longer deemed to be indexed to the Company’s stock. Therefore, on January 1, 2009, 3,572,714 outstanding warrants of the Company containing exercise price reset provisions, classified in equity, were reclassified to derivative liability. These warrants had exercise prices ranging from $0.85 - $1.27 and expire starting in December 2013. As of January 1, 2009, the fair value of these derivative liabilities of $1,676,633 was recognized and resulted in a cumulative effect adjustment to retained earnings of $43,808. The change in fair value during the six months ended June 30, 2010 and 2009 of $(137,560) and $(115,580), respectively, is recorded as a derivative loss in the accompanying Statements of Operations.

The Company classifies the fair value of these warrants under level three. The fair value of the derivative liability was calculated using a lattice model that values the compound embedded derivatives based on a probability weighted discounted cash flow model. This model is based on future projections of the various potential outcomes. The embedded derivatives that were analyzed and incorporated into the model included the conversion feature with the full ratchet reset, and the redemption options.

The Series A Preferred Derivatives were valued using the following assumptions:
•	The Company was 12 months from being publicly traded and the Company/Holder would convert the Preferred Stock based on 200% of the adjusted conversion price;
•	The Preferred maturity date used was 5 years following the Company being publicly traded (rolling 6 years from the Valuation Date);
•	The stock price of $0.85 was used as the fair value of the common stock based on the previous common stock transaction;
•	The projected volatility curve was based on the average of 17 comparable biotech companies historical volatility:
•	The Holder would automatically convert at a stock price of $1.70 if the Company was not in default;
•	The Holder would convert on a quarterly basis in equal amounts to maturity if in the money; and
•	Capital raising events would occur annually, generating reset events based on pricing not greater than 100% of market.

The warrants were valued at issuance and marked to market quarterly for the period 2009 through June 2010. The five-year warrants are options to purchase shares of common stock at an exercise price of $0.85 per share and $1.27, subject to adjustments. The following assumptions were used for the valuation of the derivative:
•	The stock price of $0.85 was used as the fair value of the common stock based on the previous common stock transaction;
•	The projected volatility curve was based on the average of comparable companies as provided in the Preferred assumptions above;
•	The Holder would exercise the warrant at maturity if the stock price was above the exercise price;
•
The Holder would exercise the warrant at target prices starting at $1.58 for the Investor Warrants and $1.40 for the Placement Agent Warrants, and lowering such target as the warrants approached maturity.

•	The Holder would automatically convert all of the shares at a stock price of $1.58 for the Investor Warrants and $1.40 for the Placement Agent Warrants;
•	The Holder would convert on a quarterly basis in amounts not to exceed the average quarters trading volume based on historical performance, assuming the volume would increase by 5% each quarter; and
•
Capital raising events would occur annually, generating reset events based on pricing not greater than 100% of market for the Placement Agent Warrants and for the Investor Warrants the reset would be 150% of the Preferred.

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Statements of Cash Flows
(Unaudited)

NOTE 6 – DERIVATIVE LIABILITY AND FAIR VALUE MEASUREMENTS (CONTINUED)

The Company determined the fair value of the preferred stock to be $1,796,759 and $1,642,409 and the fair value of the warrants to be $1,230,296 and $1,182,194 at June 30, 2010 and December 31, 2009, respectively.

The following shows the changes in the level three liability measured on a recurring basis for the six months ended June 30, 2010:

Balance, January 1, 2010	$2,824,603
Derivative loss	202,452
Balance, June 30, 2010	$3,027,055

NOTE 7 – CAPITAL STOCK

On February 11, 2010, the Company issued 25 shares of its $0.10 par value convertible preferred stock for cash at $1,000 per share.

Attached to the 25 units of convertible preferred stock sold was a warrant, giving the owners rights to purchase up to a total of 29,425 (or 1,177 common share per warrant) shares of the Company’s common stock at  strike price of $1.27 per share for a five year period.

As part of this issuance, the Company issued 17,655 warrants to the placement agent in accordance with the placement agency agreements. These warrants give the holder rights to purchase 17,655 shares of the Company’s common stock at strike price of $0.85 per share for a five year period.

The warrants were valued using the Black Scholes model using the following assumptions:  stock price at valuation, $0.85; strike price, $1.27 or $0.85; risk free rate 0.91%; 5 year term; and volatility of 104%. The Company attributed $10,384 of the total $24,997 of Additional Paid-in Capital associated with the transaction to the warrants based on the relative fair value of the warrants.

On May 21, 2010, the Company issued 25 shares of its $0.10 par value convertible preferred stock for cash at $1,000 per share.

Attached to the 25 units of convertible preferred stock sold was a warrant, giving the owners rights to purchase up to a total of 29,425 (or 1,177 common share per warrant) shares of the Company’s common stock at  strike price of $1.27 per share for a five year period.

As part of this issuance, the Company issued 17,655 warrants to the placement agent in accordance with the placement agency agreements. These warrants give the holder rights to purchase 17,655 shares of the Company’s common stock at strike price of $0.85 per share for a five year period.

The warrants were valued using the Black Scholes model using the following assumptions:  stock price at valuation, $0.85; strike price, $1.27 or $0.85; risk free rate 2.16%; 5 year term; and volatility of 106%. The Company attributed $10,526 of the total $24,997 of Additional Paid-in Capital associated with the transaction to the warrants based on the relative fair value of the warrants.

On June 16, 2010 the Company issued 400,000 shares of common stock to officers and consultants of the Company in exchange for services provided. The shares were valued based on the market price of $0.85 per share and the Company recognized $340,000 in consulting expense.

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Statements of Cash Flows
(Unaudited)

NOTE 8 – SUBSEQUENT EVENTS

Pursuant to the terms of a Letter Agreement dated July 12, 2010, Jack Levine was granted options to purchase 100,000 shares of common stock at $0.85 per share upon his joining the Board of Directors. The option vests in three equal installments on each of the first three anniversary dates of the date of grant and is exercisable for ten (10) years from the date of grant. He will be reimbursed for reasonable expenses incurred, however will not receive any other cash compensation.

In accordance with ASC 855-10 Company management reviewed all material events through the date of this report and there are no additional subsequent events to report.

NOTE 9 – RESTATEMENT OF FINANCIAL STATEMENTS

On or about August 2, 2010, the Company determined that it had improperly classified its preferred stock and related warrants as permanent equity when, due to certain provisions of the preferred stock and warrants, these instruments should have been classified as derivative liabilities under ASC 815. The error resulted in an overstatement of the Company’s additional paid-in capital account, an understatement of its current liabilities, and an overstatement of the Company’s net income. Under ASC 815, derivative instruments are to be revalued at each reporting period with any change in the fair value of the instruments being recorded in the Company’s income statement. The cumulative effect of the error through June 30, 2010 is a $340,786 reduction to the Company’s net income, a $3,027,055 increase in current liabilities, and a $2,686,269 decrease in additional paid-in capital. Below are tables detailing the effect of the error on the Company’s previously filed financial statements for the year end December 31, 2009 and for all reporting periods from March 31, 2009 through March 31, 2010.

MARCH 31, 2010

Balance Sheet
	March 31, 2010
	Restated	Adjustments	As Filed
ASSETS
Cash	$263,408	$-	$263,408
Equipment, net	2,200	-	2,200
TOTAL ASSETS	$265,608	$-	$265,608

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Accounts payable and accrued expenses	$141,179	$-	$141,179
Derivative liability - preferred stock	1,745,320	(1,745,320)	-
Derivative liability - warrants	1,206,756	(1,206,756)	-
TOTAL LIABILITIES	3,093,255	(2,952,076)	141,179

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock	229	-	229
Common stock	11,341	-	11,341
Additional paid-in capital	325,834	2,653,620	2,979,454
Deficit accumulated during the development stage	(3,165,051)	298,456	(2,866,595)
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	(2,827,647)	2,952,076	124,429
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$265,608	$-	$265,608

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Statements of Cash Flows
(Unaudited)

NOTE 9 – RESTATEMENT OF FINANCIAL STATEMENTS (CONTINUED)

MARCH 31, 2010

Statement of Operations
	For the Three Months Ended
	March 31, 2010
	Restated	Adjustments	As Filed
REVENUES	$-	$-	$-
OPERATING EXPENSES	113,456	-	113,456
OPERATING LOSS	(113,456)	-	(113,456)

OTHER INCOME (EXPENSE)
Loss on derivative liability	(95,230)	(95,230)	-
Grant income	40,784	-	40,784
Interest expense	-	-	-
Total Other Income (Expense)	(54,446)	(95,230)	40,784

NET LOSS BEFORE INCOME TAXES	(167,902)	(95,230)	(72,672)
PROVISION FOR INCOME TAXES	-	-	-
NET LOSS	$(167,902)	$(95,230)	$(72,672)
BASIC AND DILUTED
LOSS PER SHARE	$(0.01)	$(0.01)	$(0.01)
BASIC AND DILUTED
WEIGHTED AVERAGE NUMBER NUMBER OF SHARES OUTSTANDING	11,340,000	-	11,340,000

	From Inception on May 15, 2006 through
	March 31, 2010
	Restated	Adjustments	As Filed
REVENUES	$-	$-	$-
OPERATING EXPENSES	2,884,157	-	2,884,157
OPERATING LOSS	(2,884,157)	-	(2,884,157)

OTHER INCOME (EXPENSE)
Loss on derivative liability	(298,456)	(298,456)	-
Grant income	81,557	-	81,557
Interest expense	(63,995)	-	(63,995)
Total Other Income (Expense)	(280,894)	(298,456)	17,562

NET LOSS BEFORE INCOME TAXES	(3,165,051)	(298,456)	(2,866,595)
PROVISION FOR INCOME TAXES	-	-	-
NET LOSS	$(3,165,051)	$(298,456)	$(2,866,595)

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Statements of Cash Flows
(Unaudited)

NOTE 9 – RESTATEMENT OF FINANCIAL STATEMENTS (CONTINUED)

MARCH 31, 2010

Statement of Cash Flows
	For the Three Months Ended
	March 31, 2010
	Restated	Adjustment	As Filed
OPERATING ACTIVITIES
Net loss	$(167,902)	$(95,230)	$(72,672)
Adjustments to reconcile net loss to net cash used by operating activities:
Common stock issued with bridge financing	-	-	-
Depreciation expense	200	-	200
Change in derivative liability	95,230	95,230	-
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	23,212	-	23,212

Net Cash Used in Operating Activities	(49,260)	-	(49,260)

INVESTING ACTIVITIES
Purchase of equipment	-	-	-

Net Cash Used in Investing Activities	-	-	-

FINANCING ACTIVITIES
Proceeds from notes payable	-	-	-
Stock offering costs paid	(7,750)	-	(7,750)
Preferred stock issued for cash	25,000	-	25,000
Common stock issued for cash	-	-	-

Net Cash Provided by Financing Activities	17,250	-	17,250

NET INCREASE (DECREASE) IN CASH	(32,010)	-	(32,010)
CASH AT BEGINNING OF PERIOD	295,418	-	295,418
CASH AT END OF PERIOD	$263,408	$-	$263,408

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Statements of Cash Flows
(Unaudited)

NOTE 9 – RESTATEMENT OF FINANCIAL STATEMENTS (CONTINUED)

MARCH 31, 2010

Statement of Cash Flows
	From Inception on May 15, 2006 through
	March 31, 2010
	Restated	Adjustment	As Filed
OPERATING ACTIVITIES
Net loss	$(3,165,051)	$(298,456)	$(2,866,595)
Adjustments to reconcile net loss to net cash used by operating activities:
Common stock issued with bridge financing	1,139,001	-	1,139,001
Depreciation expense	1,800	-	1,800
Change in derivative liability	298,456	298,456	-
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	141,179	-	141,179

Net Cash Used in Operating Activities	(1,584,615)	-	(1,584,615)

INVESTING ACTIVITIES
Purchase of equipment	(4,000)	-	(4,000)

Net Cash Used in Investing Activities	(4,000)	-	(4,000)

FINANCING ACTIVITIES
Proceeds from notes payable	889,875	-	889,875
Stock offering costs paid	(444,852)	-	(444,852)
Preferred stock issued for cash	1,397,000	-	1,397,000
Common stock issued for cash	10,000	-	10,000

Net Cash Provided by Financing Activities	1,852,023	-	1,852,023

NET INCREASE (DECREASE) IN CASH	263,408	-	263,408
CASH AT BEGINNING OF PERIOD	-	-	-
CASH AT END OF PERIOD	$263,408	$-	$263,408

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Statements of Cash Flows
(Unaudited)

NOTE 9 – RESTATEMENT OF FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2009

Balance Sheet

	December 31, 2009
	Restated	Adjustments	As Filed
ASSETS
Cash	$295,418	$-	$295,418
Equipment, net	2,400	-	2,400

TOTAL ASSETS	$297,818	$-	$297,818

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Accounts payable and accrued expenses	$117,967	$-	$117,967
Derivative liability - preferred stock	1,642,409	(1,642,409)	-
Derivative liability - warrants	1,182,194	(1,182,194)	-

TOTAL LIABILITIES	2,942,570	(2,824,603)	117,967

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock	226	-	226
Common stock	11,341	-	11,341
Additional paid-in capital	340,831	2,621,376	2,962,207
Deficit accumulated during the development stage	(2,997,150)	203,227	(2,793,923)

TOTAL STOCKHOLDERS’ EQUITY(DEFICIT)	(2,644,752)	2,824,603	179,851
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$297,818	$-	$297,818

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Statements of Cash Flows
(Unaudited)

NOTE 9 – RESTATEMENT OF FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2009

Statement of Operations
	For the Year ended
	December 31, 2009
	Restated	Adjustments	As Filed
REVENUES	$-	$-	$-
OPERATING EXPENSES	612,098	-	612,097
OPERATING LOSS	(612,098)	-	(612,097)

OTHER INCOME (EXPENSE)
Loss on derivative liability	(159,418)	(159,418)	-
Grant income	40,773	-	40,773
Interest expense	-	-	-
Total Other Income (Expense)	(118,645)	(159,418)	40,773

NET LOSS BEFORE INCOME TAXES	(730,743)	(159,418)	(571,324)
PROVISION FOR INCOME TAXES	-	-	-
NET LOSS	$(730,743)	$(159,418)	$(571,324)

BASIC LOSS PER SHARE	$(0.06)	$(0.01)	$(0.05)

WEIGHTED AVERAGE NUMBER NUMBER OF SHARES OUTSTANDING	11,340,000	-	11,340,000

	From Inception on May 15, 2006 through
	December 31, 2009
	Restated	Adjustments	As Filed
REVENUES	$-	$-	$-
OPERATING EXPENSES	2,770,702	-	2,770,702
OPERATING LOSS	(2,770,702)	-	(2,770,702)

OTHER INCOME (EXPENSE)
Loss on derivative liability	(203,226)	(203,226)	-
Grant income	40,773	-	40,773
Interest expense	(63,995)	-	(63,995)
Total Other Income (Expense)	(226,448)	(203,226)	(23,222)

NET LOSS BEFORE INCOME TAXES	(2,997,150)	(203,226)	(2,793,924)
PROVISION FOR INCOME TAXES	-	-	-
NET LOSS	$(2,997,150)	$(203,226)	$(2,793,924)

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Statements of Cash Flows
(Unaudited)

NOTE 9 – RESTATEMENT OF FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2009

Statement of Cash Flows

	For the Year Ended
	December 31, 2009
	Restated	Adjustment	As Filed
OPERATING ACTIVITIES
Net loss	$(730,743)	$(159,418)	$(571,324)
Adjustments to reconcile net loss to net cash used by operating activities:
Common stock issued with bridge financing	-	-	-
Depreciation expense	800	-	800
Change in derivative liability	159,418	159,418	-
Changes in operating assets and liabilities
Accounts payable and accrued expenses	40,969	-	40,968

Net Cash Used in Operating Activities	(529,556)	-	(529,556)

INVESTING ACTIVITIES
Purchase of equipment	-	-	-

Net Cash Used in Investing Activities	-	-	-

FINANCING ACTIVITIES
Proceeds from notes payable	-	-	-
Stock offering costs paid	(166,154)	-	(166,154)
Preferred stock issued for cash	810,000	-	810,000
Common stock issued for cash	-	-	-

Net Cash Provided by Financing Activities	643,846	-	643,846

NET INCREASE (DECREASE) IN CASH	114,290	-	114,290
CASH AT BEGINNING OF PERIOD	181,128	-	181,128
CASH AT END OF PERIOD	$295,418	$-	$295,418

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Statements of Cash Flows
(Unaudited)

NOTE 9 – RESTATEMENT OF FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2009

Statement of Cash Flows

	From Inception on May 15, 2006 through
	December 31, 2009
	Restated	Adjustment	As Filed
OPERATING ACTIVITIES
Net loss	$(2,997,150)	$(203,169)	$(2,793,923)
Adjustments to reconcile net loss to net cash used by operating activities:
Common stock issued with bridge financing	1,139,001	-	1,139,001
Depreciation expense	1,600	-	1,600
Change in derivative liability	203,226	203,226	-
Changes in operating assets and liabilities
Accounts payable and accrued expenses	117,967	-	117,967

Net Cash Used in Operating Activities	(1,535,356)	-	(1,535,356)

INVESTING ACTIVITIES
Purchase of equipment	(4,000)	-	(4,000)

Net Cash Used in Investing Activities	(4,000)	-	(4,000)

FINANCING ACTIVITIES
Proceeds from notes payable	889,875	-	889,875
Stock offering costs paid	(437,101)	-	(437,101)
Preferred stock issued for cash	1,372,000	-	1,372,000
Common stock issued for cash	10,000	-	10,000

Net Cash Provided by Financing Activities	1,834,774	-	1,834,774

NET INCREASE (DECREASE) IN CASH	295,418	-	295,418
CASH AT BEGINNING OF PERIOD	-	-	-
CASH AT END OF PERIOD	$295,418	$-	$295,418

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Statements of Cash Flows
(Unaudited)

NOTE 9 – RESTATEMENT OF FINANCIAL STATEMENTS (CONTINUED)

SEPTEMBER 30, 2009

Balance Sheet

	September 30, 2009
	Restated	Adjustments	As Filed
ASSETS
Cash	$402,983	$-	$402,983
Equipment, net	2,600	-	2,600

TOTAL ASSETS	$405,583	$-	$405,583

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Accounts payable and accrued expenses	$165,272	$-	$165,272
Derivative liability - preferred stock	1,693,941	(1,693,941)	-
Derivative liability - warrants	1,173,998	(1,173,998)	-

TOTAL LIABILITIES	3,033,211	(2,867,939)	165,272

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock	226	-	226
Common stock	11,341	-	11,341
Additional paid-in capital	340,830	2,402,719	2,743,549
Deficit accumulated during the development stage	(2,980,025)	465,220	(2,514,805)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(2,627,628)	2,867,939	240,311
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$405,583	$-	$405,583

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Statements of Cash Flows
(Unaudited)

NOTE 9 – RESTATEMENT OF FINANCIAL STATEMENTS (CONTINUED)

SEPTEMBER 30, 2009

Statement of Operations
	For the Three Months Ended
	September 30, 2009
	Restated	Adjustments	As Filed
REVENUES	$-	$-	$-
OPERATING EXPENSES	64,968	-	64,968
OPERATING LOSS	(64,968)	-	(64,968)

OTHER INCOME (EXPENSE)
Loss on derivative liability	(87,174)	(87,174)	-
Grant income	-	-	-
Interest expense	-	-	-
Total Other Income (Expense)	(87,174)	(87,174)	-

NET LOSS BEFORE INCOME TAXES	(152,142)	(87,174)	(64,968)
PROVISION FOR INCOME TAXES	-	-	-
NET LOSS	$(152,142)	$(87,174)	$(64,968)

BASIC LOSS PER SHARE	$(0.01)	$(0.01)	$(0.01)
WEIGHTED AVERAGE NUMBER NUMBER OF SHARES OUTSTANDING	11,340,000	-	11,340,000

	For the Nine Months Ended
	September 30, 2009
	Restated	Adjustments	As Filed
REVENUES	$-	$-	$-
OPERATING EXPENSES	510,864	-	510,864
OPERATING LOSS	(510,864)	-	(510,864)

OTHER INCOME (EXPENSE)
Loss on derivative liability	(202,754)	(202,754)	-
Grant income	-	-	-
Interest expense	-	-	-
Total Other Income (Expense)	(202,754)	(202,754)	-

NET LOSS BEFORE INCOME TAXES	(713,618)	(202,754)	(510,864)
PROVISION FOR INCOME TAXES	-	-	-
NET LOSS	$(713,618)	$(202,754)	$(510,864)

BASIC LOSS PER SHARE	$(0.06)	$(0.02)	$(0.05)
WEIGHTED AVERAGE NUMBER NUMBER OF SHARES OUTSTANDING	11,340,000	-	11,340,000

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Statements of Cash Flows
(Unaudited)

NOTE 9 – RESTATEMENT OF FINANCIAL STATEMENTS (CONTINUED)

SEPTEMBER 30, 2009

Statement of Operations
	From Inception on May 15, 2006 through
	September 30, 2009
	Restated	Adjustments	As Filed

REVENUES	$-	$-	$-
OPERATING EXPENSES	2,369,336	-	2,369,336
OPERATING LOSS	(2,369,336)	-	(2,369,336)

OTHER INCOME (EXPENSE)
Loss on derivative liability	(246,562)	(246,562)	-
Grant income	-	-	-
Interest expense	(68,462)	-	(68,462)

Total Other Income (Expense)	(315,024)	(246,562)	(68,462)

NET LOSS BEFORE INCOME TAXES	(2,684,360)	(246,562)	(2,437,798)
PROVISION FOR INCOME TAXES	-	-	-
NET LOSS	$(2,684,360)	$(246,562)	$(2,437,798)

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Statements of Cash Flows
(Unaudited)

NOTE 9 – RESTATEMENT OF FINANCIAL STATEMENTS (CONTINUED)

SEPTEMBER 30, 2009

Statement of Cash Flows

	For the Nine Months Ended
	September 30, 2009
	Restated	Adjustment	As Filed
OPERATING ACTIVITIES
Net loss	$(713,618)	$(202,754)	$(510,864)
Adjustments to reconcile net loss to net cash used by operating activities:
Common stock issued with bridge financing	-	-	-
Depreciation expense	600	-	600
Change in derivative liability	202,754	202,754	-
Changes in operating assets and liabilities
Accounts payable and accrued expenses	88,273	-	88,273

Net Cash Used in Operating Activities	(421,991)	-	(421,991)

INVESTING ACTIVITIES
Purchase of equipment	-	-	-

Net Cash Used in Investing Activities	-	-	-

FINANCING ACTIVITIES
Proceeds from notes payable	-	-	-
Stock offering costs paid	(166,154)	-	(166,154)
Preferred stock issued for cash	810,000	-	810,000
Common stock issued for cash	-	-	-

Net Cash Provided by Financing Activities	643,846	-	643,846

NET INCREASE (DECREASE) IN CASH	221,855	-	221,855
CASH AT BEGINNING OF PERIOD	181,128	-	181,128
CASH AT END OF PERIOD	$402,983	$-	$402,983

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Statements of Cash Flows
(Unaudited)

NOTE 9 – RESTATEMENT OF FINANCIAL STATEMENTS (CONTINUED)

SEPTEMBER 30, 2009

Statement of Cash Flows

	From Inception on May 15, 2006 through
	September 30, 2009
	Restated	Adjustment	As Filed
OPERATING ACTIVITIES
Net loss	$(2,684,360)	$(246,562)	$(2,437,798)
Adjustments to reconcile net loss to net cash used by operating activities:
Common stock issued with bridge financing	908,858	-	908,858
Depreciation expense	1,400	-	1,400
Change in derivative liability	246,562	246,562	-
Changes in operating assets and liabilities
Accounts payable and accrued expenses	130,649	-	130,649

Net Cash Used in Operating Activities	(1,396,891)	-	(1,396,891)

INVESTING ACTIVITIES
Purchase of equipment	(4,000)	-	(4,000)

Net Cash Used in Investing Activities	(4,000)	-	(4,000)

FINANCING ACTIVITIES
Proceeds from notes payable	847,500	-	847,500
Stock offering costs paid	(475,626)	-	(475,626)
Preferred stock issued for cash	1,422,000	-	1,422,000
Common stock issued for cash	10,000	-	10,000

Net Cash Provided by Financing Activities	1,803,874	-	1,803,874

NET INCREASE (DECREASE) IN CASH	402,983	-	402,983
CASH AT BEGINNING OF PERIOD	-	-	-
CASH AT END OF PERIOD	$402,983	$-	$402,983

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Statements of Cash Flows
(Unaudited)

NOTE 9 – RESTATEMENT OF FINANCIAL STATEMENTS (CONTINUED)

JUNE 30, 2009

Balance Sheet

	June 30, 2009
	Restated	Adjustments	As Filed
ASSETS
Cash	$258,351	$-	$258,351
Equipment, net	2,800	-	2,800

TOTAL ASSETS	$261,151	$-	$261,151

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Accounts payable and accrued expenses	$167,272	$-	$167,272
Derivative liability - preferred stock	1,402,448	(1,402,448)	-
Derivative liability – warrants	1,012,471	(1,012,471)	-

TOTAL LIABILITIES	2,582,191	(2,414,919)	167,272

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock	196	-	196
Common stock	11,341	-	11,341
Additional paid-in capital	495,306	2,036,888	2,532,194
Deficit accumulated during the development stage	(2,827,883)	378,031	(2,449,852)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(2,321,040)	2,414,919	93,879
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$261,151	$-	$261,151

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Statements of Cash Flows
(Unaudited)

NOTE 9 – RESTATEMENT OF FINANCIAL STATEMENTS (CONTINUED)

JUNE 30, 2009

Statement of Operations
	For the Three Months Ended
	June 30, 2009
	Restated	Adjustments	As Filed
REVENUES	$-	$-	$-
OPERATING EXPENSES	287,400	-	287,400
OPERATING LOSS	(287,400)	-	(287,400)

OTHER INCOME (EXPENSE)
Gain on derivative liability	17,692	17,692	-
Grant income	-	-	-
Interest expense	-	-	-
Total Other Income (Expense)	17,692	17,692	-

NET LOSS BEFORE INCOME TAXES	(269,708)	17,692	(287,400)
PROVISION FOR INCOME TAXES	-	-	-
NET LOSS	$(269,708)	$17,692	$(287,400)

BASIC LOSS PER SHARE	$(0.02)	$0.00	$(0.03)
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	11,340,000	-	11,340,000

	For the Six Months Ended
	June 30, 2009
	Restated	Adjustments	As Filed
REVENUES	$-	$-	$-
OPERATING EXPENSES	445,896	-	445,896
OPERATING LOSS	(445,896)	-	(445,896)

OTHER INCOME (EXPENSE)
Gain (loss) on derivative liability	(115,580)	(115,580)	-
Grant income	-	-	-
Interest expense	-	-	-
Total Other Income (Expense)	(115,580)	(115,580)	-

NET LOSS BEFORE INCOME TAXES	(561,476)	(115,580)	(445,896)
PROVISION FOR INCOME TAXES	-	-	-
NET LOSS	$(561,476)	$(115,580)	$(445,896)

BASIC LOSS PER SHARE	$(0.05)	$(0.01)	$(0.04)
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	11,340,000	-	11,340,000

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Statements of Cash Flows
(Unaudited)

NOTE 9 – RESTATEMENT OF FINANCIAL STATEMENTS (CONTINUED)

JUNE 30, 2009

Statement of Operations
	From Inception on May 15, 2006 through
	June 30, 2009
	Restated	Adjustments	As Filed

REVENUES	$-	$-	$-
OPERATING EXPENSES	2,340,368	-	2,304,368
OPERATING LOSS	(2,340,368)	-	(2,304,368)

OTHER INCOME (EXPENSE)
Loss on derivative liability	(159,388)	(159,388)	-
Grant income	-	-	-
Interest expense	(68,462)	-	(68,462)

Total Other Income (Expense)	(227,850)	(159,388)	(68,462)

NET LOSS BEFORE INCOME TAXES	(2,568,218)	(159,388)	(2,372,830)
PROVISION FOR INCOME TAXES	-	-	-
NET LOSS	$(2,568,218)	$(159,388)	$(2,372,830)

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Statements of Cash Flows
(Unaudited)

NOTE 9 – RESTATEMENT OF FINANCIAL STATEMENTS (CONTINUED)

JUNE 30, 2009

Statement of Cash Flows
	For the Six Months Ended
	June 30, 2009
	Restated	Adjustment	As Filed
OPERATING ACTIVITIES
Net loss	$(561,476)	$(115,580)	$(445,896)
Adjustments to reconcile net loss to net cash used by operating activities:
Common stock issued with bridge financing	-	-	-
Depreciation expense	400	-	400
Change in derivative liability	115,580	115,580	-
Changes in operating assets and liabilities
Accounts payable and accrued expenses	90,273	-	90,273

Net Cash Used in Operating Activities	(355,223)	-	(355,223)

INVESTING ACTIVITIES
Purchase of equipment	-	-	-

Net Cash Used in Investing Activities	-	-	-

FINANCING ACTIVITIES
Proceeds from notes payable	-	-	-
Stock offering costs paid	(127,554)	-	(127,554)
Preferred stock issued for cash	560,000	-	560,000
Common stock issued for cash	-	-	-

Net Cash Provided by Financing Activities	432,446	-	432,446

NET INCREASE (DECREASE) IN CASH	77,223	-	77,223
CASH AT BEGINNING OF PERIOD	181,128	-	181,128
CASH AT END OF PERIOD	$258,351	$-	$258,351

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Statements of Cash Flows
(Unaudited)

NOTE 9 – RESTATEMENT OF FINANCIAL STATEMENTS (CONTINUED)

JUNE 30, 2009

Statement of Cash Flows
	From Inception on May 15, 2006 through
	June 30, 2009
	Restated	Adjustment	As Filed
OPERATING ACTIVITIES
Net loss	$(2,568,218)	$(159,388)	$(2,372,830)
Adjustments to reconcile net loss to net cash used by operating activities:
Common stock issued with bridge financing	908,858	-	908,858
Depreciation expense	1,200	-	1,200
Change in derivative liability	159,388	159,388	-
Changes in operating assets and liabilities
Accounts payable and accrued expenses	132,649	-	132,649

Net Cash Used in Operating Activities	(1,330,123)	-	(1,330,123)

INVESTING ACTIVITIES
Purchase of equipment	(4,000)	-	(4,000)

Net Cash Used in Investing Activities	(4,000)	-	(4,000)

FINANCING ACTIVITIES
Proceeds from notes payable	847,500	-	847,500
Stock offering costs paid	(437,026)	-	(437,026)
Preferred stock issued for cash	1,172,000	-	1,172,000
Common stock issued for cash	10,000	-	10,000

Net Cash Provided by Financing Activities	1,592,474	-	1,592,474

NET INCREASE (DECREASE) IN CASH	258,351	-	258,351
CASH AT BEGINNING OF PERIOD	-	-	-
CASH AT END OF PERIOD	$258,351	$-	$258,351

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Statements of Cash Flows
(Unaudited)

NOTE 9 – RESTATEMENT OF FINANCIAL STATEMENTS (CONTINUED)

MARCH 31, 2009

Balance Sheet

	March 31, 2009
	Restated	Adjustments	As Filed
ASSETS
Cash	$272,428	$-	$272,428
Equipment, net	3,000	-	3,000

TOTAL ASSETS	$275,428	$-	$275,428

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Accounts payable and accrued expenses	$76,999	$-	$76,999
Derivative liability - preferred stock	1,263,688	(1,263,688)	-
Derivative liability - warrants	908,699	(908,699)	-

TOTAL LIABILITIES	2,249,386	(2,172,387)	76,999

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock	175	-	175
Common stock	11,341	-	11,341
Additional paid-in capital	571,801	2,732,772	3,304,573
Deficit accumulated during the development stage	(2,557,275)	(560,385)	(3,117,660)

TOTAL STOCKHOLDER’S EQUITY (DEFICIT)	(1,973,958)	2,172,387	198,429
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$275,428	$-	$275,428

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Statements of Cash Flows
(Unaudited)

NOTE 9 – RESTATEMENT OF FINANCIAL STATEMENTS (CONTINUED)

MARCH 31, 2009

Statement of Operations
	For the Three Months Ended
	March 31, 2009
	Restated	Adjustments	As Filed

REVENUES	$-	$-	$-
OPERATING EXPENSES	314,572	-	314,572
OPERATING LOSS	(314,572)	-	(314,572)

OTHER INCOME (EXPENSE)
Gain (loss) on derivative liability	(133,272)	(133,272)	-
Grant income	-	-	-
Interest expense	-	-	-
Total Other Income (Expense)	(133,272)	(133,272)	-

NET LOSS BEFORE INCOME TAXES	(447,844)	(133,272)	(314,572)
PROVISION FOR INCOME TAXES	-	-	-
NET LOSS	$(447,844)	$(133,272)	$(314,572)

BASIC LOSS PER SHARE	$(0.04)	$(0.01)	$(0.03)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	11,340,000	-	11,340,000

	From Inception on May 15, 2006 through
	March 31, 2009
	Restated	Adjustments	As Filed

REVENUES	$-	$-	$-
OPERATING EXPENSES	2,972,228	-	2,972,228
OPERATING LOSS	(2,972,228)	-	(2,972,228)

OTHER INCOME (EXPENSE)
Gain (loss) on derivative liability	(177,080)	(177,080)	-
Grant income	-	-	-
Interest expense	(68,462)	-	(68,462)
Total Other Income (Expense)	(245,542)	(177,080)	(68,462)

NET LOSS BEFORE INCOME TAXES	(3,217,770)	(177,080)	(3,040,690)
PROVISION FOR INCOME TAXES	-	-	-
NET LOSS	$(3,217,770)	$(177,080)	$(3,040,690)

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Statements of Cash Flows
(Unaudited)

NOTE 9 – RESTATEMENT OF FINANCIAL STATEMENTS (CONTINUED)

MARCH 31, 2009

Statement of Cash Flows
	For the Three Months Ended
	March 31, 2009
	Restated	Adjustment	As Filed
OPERATING ACTIVITIES
Net loss	$(447,844)	$(133,272)	$(314,572)
Adjustments to reconcile net loss to net cash used by operating activities:
Common stock issued with bridge financing	156,976	-	156,976
Depreciation expense	200	-	200
Change in derivative liability	133,272	133,272	-
Changes in operating assets and liabilities
Accounts payable and accrued expenses	-	-	-

Net Cash Used in Operating Activities	(157,396)	-	(157,396)

INVESTING ACTIVITIES
Purchase of equipment	-	-	-

Net Cash Used in Investing Activities	-	-	-

FINANCING ACTIVITIES
Proceeds from notes payable	-	-	-
Stock offering costs paid	(46,304)	-	(46,304)
Preferred stock issued for cash	295,000	-	295,000
Common stock issued for cash	-	-	-

Net Cash Provided by Financing Activities	248,696	-	248,696

NET INCREASE (DECREASE) IN CASH	91,300	-	91,300
CASH AT BEGINNING OF PERIOD	181,128	-	181,128
CASH AT END OF PERIOD	$272,428	$-	$272,428

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Statements of Cash Flows
(Unaudited)

NOTE 9 – RESTATEMENT OF FINANCIAL STATEMENTS (CONTINUED)

MARCH 31, 2009

Statement of Cash Flows

	From Inception on May 15, 2006 through
	March 31, 2009
	Restated	Adjustment	As Filed
OPERATING ACTIVITIES
Net loss	$(3,217,770)	$(177,080)	$(3,040,690)
Adjustments to reconcile net loss to net cash used by operating activities:
Common stock issued with bridge financing	1,865,018	-	1,865,018
Depreciation expense	1,000	-	1,000
Change in derivative liability	177,080	177,080	-
Changes in operating assets and liabilities
Accounts payable and accrued expenses	42,376	-	42,376

Net Cash Used in Operating Activities	(1,132,296)	-	(1,132,296)

INVESTING ACTIVITIES
Purchase of equipment	(4,000)	-	(4,000)

Net Cash Used in Investing Activities	(4,000)	-	(4,000)

FINANCING ACTIVITIES
Proceeds from notes payable	847,500	-	847,500
Stock offering costs paid	(355,776)	-	(355,776)
Preferred stock issued for cash	907,000	-	907,000
Common stock issued for cash	10,000	-	10,000

Net Cash Provided by Financing Activities	1,408,724	-	1,408,724

NET INCREASE (DECREASE) IN CASH	272,428	-	272,428
CASH AT BEGINNING OF PERIOD	-	-	-
CASH AT END OF PERIOD	$272,428	$-	$272,428

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Statements of Cash Flows
(Unaudited)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
SignPath Pharma, Inc.
(A Development Stage Enterprise)
Quakertown, Pennsylvania

We have audited the accompanying balance sheets of SignPath Pharma, Inc. (a development stage enterprise) as of December 31, 2009 and 2008 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the twelve month periods then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SignPath Pharma, Inc. as of December 31, 2009 and 2008 and the results of its operations and cash flows for the periods described above in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ M&K CPAS, PLLC

www.mkacpas.com
Houston, Texas
April 15, 2010, except for Note 11, as to which the date is August 23, 2010

SIGNPATH PHARMA, INC
(A Development Stage Company)
Balance Sheets
(Restated)

	December 31,	December 31,
	2009	2008

ASSETS

CURRENT ASSETS

Cash	$295,418	$181,128

Total Current Assets	295,418	181,128

EQUIPMENT, net	2,400	3,200

TOTAL ASSETS	$297,818	$184,328

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

Accounts payable and accrued expenses	$117,967	$76,999
Derivative liability	2,824,603	-

Total Current Liabilities	2,942,570	76,999

STOCKHOLDERS' EQUITY

Preferred stock; $0.10 par value, 5,000,000 shares authorized 2,312 and 1,502 shares issued and outstanding, respectively	226	145
Common stock; $0.001 par value, 45,000,000 shares authorized; 11,340,000 and 11,340,500 shares issued and outstanding, respectively	11,341	11,341
Additional paid-in capital	340,831	2,318,442
Deficit accumulated during the development stage	(2,997,150)	(2,222,599)

Total Stockholders' Equity (Deficit)	(2,644,752)	107,329

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$297,818	$184,328

The accompanying notes are an integral part of these financial statements.

SIGNPATH PHARMA, INC
(A Development Stage Company)
Statements of Operations
(Restated)

			From Inception
			on May 15, 2006
	For the Year ended		Through
	December 31,		December 31,
	2009	2008	2009
			(unaudited)
REVENUES	$-	$-	$-

OPERATING EXPENSES

General and administrative	243,492	101,406	461,411
Consulting expense	2,782	79,481	82,263
Financing expense	-	891,949	1,063,401
Legal and professional expenses	74,794	143,527	238,047
Licensing expense	75,092	102,347	177,439
Advertising expense	-	49,175	49,175
Research and development, net	215,938	263,886	698,966

Total Operating Expenses	612,098	1,631,771	2,770,702

OPERATING LOSS	(612,098)	(1,631,771)	(2,770,702)

OTHER INCOME (EXPENSE)

Gain (loss) on derivative liability	(159,418)	-	(203,226)
Grant income	40,773	-	40,773
Interest expense	-	(63,995)	(63,995)

Total Other Income (Expense)	(118,645)	(63,995)	(226,448)

NET LOSS BEFORE INCOME TAXES	(730,743)	(1,695,766)	(2,997,150)

PROVISION FOR INCOME TAXES	-	-	-

NET LOSS	$(730,743)	$(1,695,766)	$(2,997,150)

BASIC LOSS PER SHARE	$(0.06)	$(0.15)

WEIGHTED AVERAGE NUMBER NUMBER OF SHARES OUTSTANDING	11,340,000	11,174,651

The accompanying notes are an integral part of these financial statements.

SIGNPATH PHARMA, INC
(A Development Stage Company)
Statements of Stockholders' Equity (Deficit)
(Restated)

						Deficit
						Accumulated
					Additional	During the	Total
	Preferred Stock		Common Stock		Paid-in	Development	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Stage	Equity
Balance, May 15, 2006	-	$-	-	$-	$-	$-	$-
Common stock issued to founders for cash at $0.001 per share	-	-	10,000,000	10,000	-	-	10,000
Net loss for the year ended December 31, 2006	-	-	-	-	-	-	-
Balance, December 31, 2006	-	-	10,000,000	10,000	-	-	10,000
Common stock issued for bridge debt at $0.67 per share	-	-	257,500	258	218,617	-	218,875
Net loss for the year ended December 31, 2007	-	-	-	-	-	(526,833)	(526,833)
Balance, December 31, 2007	-	-	10,257,500	10,258	218,617	(526,833)	(297,958)
Preferred stock issued for bridge debt at $1,000 per share	890	89	-	-	889,786	-	889,875
Preferred stock issued for cash at $1,000 per share	562	56	-	-	561,944	-	562,000
Common stock issued for bridge debt at $0.67 per share	-	-	1,082,500	1,083	919,043	-	920,126
Stock offering costs	-	-	-	-	(270,948)	-	(270,948)
Net loss for the year ended December 31, 2008	-	-	-	-	-	(1,695,766)	(1,695,766)
Balance, December 31, 2008	1,452	145	11,340,000	11,341	2,318,442	(2,222,599)	107,329
Cumulative effect of adoption of ASC 815	-	-	-	-	(1,632,825)	(43,808)	(1,632,825)
Preferred stock issued for cash at $1,000 per share	810	81	-	-	(178,632)	-	(178,551)
Stock offering cost	-	-	-	-	(166,154)	-	(166,154)
Net loss for the year ended December 31, 2009	-	-	-	-	-	(730,743)	(730,743)
Balance, December 31, 2009	2,262	$226	11,340,000	$11,341	$340,831	$(2,997,150)	$(2,600,944)

The accompanying notes are an integral part of these financial statements.

SIGNPATH PHARMA, INC
(A Development Stage Company)
Statements of Cash Flows
(Restated)

				From Inception
				on May 15, 2006
	For the Year Ended			Through
	December 31,			December 31,
	2009		2008	2009
				(unaudited)
OPERATING ACTIVITIES

Net loss		$(730,743)	$(1,695,766)	$(2,997,150)
Adjustments to reconcile net loss to net cash used by operating activities:
Common stock issued with bridge financing		-	920,126	1,139,001
Depreciation expense		800	800	1,600
Change in derivative liability		159,418	-	203,226
Changes in operating assets and liabilities
Accounts payable and accrued expenses		40,969	29,187	117,967

Net Cash Used in Operating Activities		(529,556)	(745,653)	(1,535,356)

INVESTING ACTIVITIES

Purchase of equipment		-	-	(4,000)

Net Cash Used in Investing Activities		-	-	(4,000)

FINANCING ACTIVITIES

Proceeds from notes payable		-	632,875	889,875
Stock offering costs paid		(166,154)	(270,948)	(437,101)
Preferred stock issued for cash		810,000	562,000	1,372,000
Common stock issued for cash		-	-	10,000

Net Cash Provided by Financing Activities		643,846	923,927	1,834,773

NET INCREASE (DECREASE) IN CASH		114,290	178,274	295,418
CASH AT BEGINNING OF PERIOD		181,128	2,854	-
CASH AT END OF PERIOD		$295,418	$181,128	$295,418

SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION

CASH PAID FOR:
Interest		$-	$-	$-
Income taxes		$-	$-	$-

NON CASH FINANCING ACTIVITIES:
Preferred stock issued for bridge financing	$		$-	$889,875
Derivative liability		-	-	1,676,633

The accompanying notes are an integral part of these financial statements.

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Notes to the Financial Statements
June 30, 2010 and December 31, 2009
(Unaudited)

NOTE 1 – NATURE OF OPERATIONS

SignPath Pharma, Inc, (the “Company”) was incorporated under the laws of the State of Delaware on May 15, 2006. The Company was organized to develop proprietary formulations of curcumin (diferuloylmethane), a naturally occurring compound found in the root of the Curcuma longa (turmeric) plant, for applications in malignant diseases. The Company’s product candidates are currently in the pre-clinical testing phase.

Going Concern
These financial statements have been prepared on a going concern basis, which implies that the Company will continue to realize its assets and discharge its liabilities in the normal course of business. During the year ended December 31, 2009, the Company recognized sales revenue of $-0- and incurred a net loss of $730,743. As of December 31, 2009, the Company had an accumulated deficit of $2,997,150. During the year ended December 31, 2008, the Company recognized sales revenue of $-0- and incurred a net loss of $1,695,766. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability to raise equity or debt financing, and the attainment of profitable operations from the Company's planned business. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company’s plan of action over the next twelve months is to continue its operations to develop proprietary formulations of curcumin and raise additional capital financing to sustain operations.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company’s fiscal year-end is December 31.

The preparation of these financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to valuation allowances on accounts receivable, valuation and amortization policies on property and equipment, and valuation allowances on deferred income tax losses. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Derivative Financial Instruments
The Company generally does not use derivative financial instruments to hedge exposures to cash-flow risks or market-risks that may affect the fair values of its financial instruments. The Company utilizes various types of financing to fund our business needs, including preferred stock with warrants attached and other instruments not indexed to our stock. The Company is required to record its derivative instruments at their fair value. Changes in the fair value of derivatives are recognized in earnings in accordance with ASC 815.

Cash and Cash Equivalents
The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents. As of December 31, 2009 and 2008 the Company had $295,418 and $181,128 of cash, respectively. The Company had no cash equivalents.

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Notes to the Financial Statements
June 30, 2010 and December 31, 2009
(Unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Financial Instruments
The fair value of financial instruments, which include cash, accounts receivable, other current assets, accounts payable, and accrued liabilities were estimated to approximate their carrying value due to the immediate or relatively short maturity of these instruments.

Fair Value of Financial Instruments
The Company adopted the standard issued by the FASB, which clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other then quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the balance sheets for cash, accounts receivable, loans payable, and accounts payable and accrued expenses, approximate their fair market value based on the short-term maturity of these instruments. The following table presents assets and liabilities that are measured and recognized at fair value as of December 31, 2009 and 2008, on a non-recurring basis:

				Total Gains
Description	Level 1	Level 2	Level 3	(Losses)
Accounts payable and accrued expenses	$-	$-	$117,967	$-
Derivative liabilities	-	-	3,027,055	(340,786)

The standard issued by the FASB concerning the fair value option for financial assets and liabilities, became effective for the Company on January 1, 2008. The standard establishes a fair value option that permits entities to choose to measure eligible financial instruments and certain other items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value options have been elected in earnings at each subsequent reporting date. For the periods ended December 31, 2009 and 2008, there were no applicable items on which the fair value option was elected.

Revenue Recognition
The Company will recognize revenue from the sale if their products in accordance with ASC 605 “Revenue Recognition in Financial Statements”. Revenue will be recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is provided, and collectability is assured.

Research and Development Costs
The Company expenses the costs of the development of its pharmaceutical products during the period incurred. The Company incurred research and development expenses of $215,937 and $263,886 during the years ended December 31, 2009 and 2008, respectively. The Company did receive grant income to help fund its research and development efforts during the years ended December 31, 2009 and 2008 totaling $40,773 and $-0-, respectively.

Advertising Costs
Advertising costs are expensed as incurred and are recorded in the consolidated financial statements as selling expense. For the years ended December 31, 2009 and 2008, the Company recorded advertising and marketing costs of $-0- and $49,175 respectively.

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Notes to the Financial Statements
June 30, 2010 and December 31, 2009
(Unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock-Based Compensation
The Company records stock-based compensation in accordance with ASC 718 “Share Based Payments”, using the fair value method. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued.

Basic and Diluted Net Income (Loss) Per Share
The Company computes net income (loss) per share in accordance with ASC 260, "Earnings per Share". ASC 260 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

	For the Years Ended
	December 31,
	2009	2008
Loss (numerator)	$(730,743)	$(1,695,766)
Shares (denominator)	11,340,000	11,174,651
Per share amount	$(0.06)	$(0.15)

Comprehensive Loss
ASC 220, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the consolidated financial statements. As at December 31, 2009 and 2008, the Company did not record any comprehensive income or loss.

Income Taxes
Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted ASC 740 “Accounting for Income Taxes” as of its inception. Pursuant to ASC 740 the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefits of net operating losses have not been recognized in these consolidated financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

Recent Accounting Pronouncements
In January 2010, the FASB issued Accounting Standards Update 2010-02, Consolidation (Topic 810): Accounting and Reporting for Decreases in Ownership of a Subsidiary. This amendment to Topic 810 clarifies, but does not change, the scope of current US GAAP. It clarifies the decrease in ownership provisions of Subtopic 810-10 and removes the potential conflict between guidance in that Subtopic and asset derecognition and gain or loss recognition guidance that may exist in other US GAAP. An entity will be required to follow the amended guidance beginning in the period that it first adopts ASC 810 (now included in Subtopic 810-10). For those entities that have already adopted ASC 810-, the amendments are effective at the beginning of the first interim or annual reporting period ending on or after December 15, 2009. The amendments should be applied retrospectively to the first period that an entity adopted ASC 810. The Company does not expect the provisions of ASU 2010-02 to have a material effect on the financial position, results of operations or cash flows of the Company.

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Notes to the Financial Statements
June 30, 2010 and December 31, 2009
(Unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (continued)
In January 2010, the FASB issued Accounting Standards Update 2010-01, Equity (Topic 505): Accounting for Distributions to Shareholders with Components of Stock and Cash (A Consensus of the FASB Emerging Issues Task Force). This amendment to Topic 505 clarifies the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a limit on the amount of cash that will be distributed is not a stock dividend for purposes of applying Topics 505 and 260. Effective for interim and annual periods ending on or after December 15, 2009, and would be applied on a retrospective basis. The Company does not expect the provisions of ASU 2010-01 to have a material effect on the financial position, results of operations or cash flows of the Company.

In December 2009, the FASB issued Accounting Standards Update 2009-17, Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. This Accounting Standards Update amends the FASB Accounting Standards Codification for Statement 167.

In December 2009, the FASB issued Accounting Standards Update 2009-16, Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets. This Accounting Standards Update amends the FASB Accounting Standards Codification for Statement 166.

In October 2009, the FASB issued Accounting Standards Update 2009-15, Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing. This Accounting Standards Update amends the FASB Accounting Standard Codification for ASC 470.

In October 2009, the FASB issued Accounting Standards Update 2009-14, Software (Topic 985): Certain Revenue Arrangements That Include Software Elements. This update changed the accounting model for revenue arrangements that include both tangible products and software elements. Effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company does not expect the provisions of ASU 2009-14 to have a material effect on the financial position, results of operations or cash flows of the Company.

In October 2009, the FASB issued Accounting Standards Update 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements. This update addressed the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than a combined unit and will be separated in more circumstances that under existing US GAAP. This amendment has eliminated that residual method of allocation. Effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company does not expect the provisions of ASU 2009-13 to have a material effect on the financial position, results of operations or cash flows of the Company.

In September 2009, the FASB issued Accounting Standards Update 2009-12, Fair Value Measurements and Disclosures (Topic 820): Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent). This update provides amendments to Topic 820 for the fair value measurement of investments in certain entities that calculate net asset value per share (or its equivalent). It is effective for interim and annual periods ending after December 15, 2009. Early application is permitted in financial statements for earlier interim and annual periods that have not been issued. The Company does not expect the provisions of ASU 2009-12 to have a material effect on the financial position, results of operations or cash flows of the Company.

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Notes to the Financial Statements
June 30, 2010 and December 31, 2009
(Unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements

In July 2009, the FASB ratified the consensus reached by EITF (Emerging Issues Task Force) issued ASC Topic 470 "Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance". The provisions of ASC 470, clarifies the accounting treatment and disclosure of share-lending arrangements that are classified as equity in the financial statements of the share lender. An example of a share-lending arrangement is an agreement between the Company (share lender) and an investment bank (share borrower) which allows the investment bank to use the loaned shares to enter into equity derivative contracts with investors. ASC 470 is effective for fiscal years that beginning on or after December 15, 2009 and requires retrospective application for all arrangements outstanding as of the beginning of fiscal years beginning on or after December 15, 2009. Share-lending arrangements that have been terminated as a result of counterparty default prior to December 15, 2009, but for which the entity has not reached a final settlement as of December 15, 2009 are within the scope. Effective for share-lending arrangements entered into on or after the beginning of the first reporting period that begins on or after June 15, 2009. The Company does not expect the provisions of ASC 470 to have a material effect on the financial position, results of operations or cash flows of the Company.

NOTE 3 – EQUIPMENT

Property and equipment are recorded at cost. Depreciation is calculated on the straight-line method over the estimated useful life of the assets of 5 years. Depreciation expense was $800 and $800 for the years ended December 31, 2009 and 2008, respectively.

			Net Book Value
	Cost	Accumulated Depreciation	December 31, 2009	December 31, 2008
Equipment	$4,000	$(1,600)	$2,400	$3,200
Totals	$4,000	$(1,600)	$2,400	$3,200

NOTE 4 – ACCRUED LIABILITIES

Pursuant to the applicable Codification literature, the Company has concluded it is probable that it will pay $85,738 in liquidated damages pursuant to the registration rights clause in certain of the securities sold in fiscal years 2008 and 2009. The Company was required to file a registration statement by January 27, 2009. The Company failed to do so until April 7, 2009, resulting in liquidated damages of 2% per month of the gross proceeds, which approximated $1.8 million as of that date. During the year ended December 31, 2009, the Company’s registration statement covering the securities was declared effective by the SEC. Each holder is entitled to $47.32 per share owned. The Company has resolved to pay the liquidated damages in shares of Common Stock valued at $1.00 per share, pursuant to the terms and provisions of the Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock.

NOTE 5 – BRIDGE FINANCING NOTES PAYABLE

Beginning in August 2007 the Company began a series of private financing transactions (collectively known as “Bridge Financing”) with certain accredited investors of units, each unit consisting of $1 in principal amount of 10% promissory notes (“Bridge Stock”) and shares of Common Stock (“Bridge Stock”). The Company had raised in fiscal year 2007 a total of $257,000 in Bridge Financing. In 2008, the Company raised an additional $562,000 through the bridge financing arrangements. As detailed in Note 4 below, during the year ended December 31, 2008, the Bridge Notes with all accrued interest were converted to 890 shares of the Company’s preferred stock.

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Notes to the Financial Statements
June 30, 2010 and December 31, 2009
(Unaudited)

NOTE 6 – DERIVATIVE LIABILITY AND FAIR VALUE MEASUREMENTS

The Company’s only asset or liability measured at fair value on a recurring basis is its derivative liability associated with its preferred stock and associated warrants to purchase common stock. On January 1, 2009, the Company adopted new guidance which determines whether an instrument is indexed to an entity’s own stock. As a result, the Company’s preferred stock and some of the Company’s outstanding warrants that were previously classified in equity were reclassified to liabilities as these warrants contain exercise price reset features and are no longer deemed to be indexed to the Company’s stock. Therefore, on January 1, 2009, 3,572,714 outstanding warrants of the Company containing exercise price reset provisions, classified in equity, were reclassified to derivative liability. These warrants had exercise prices ranging from $0.85 - $1.27 and expire starting in December 2013. As of January 1, 2009, the fair value of these derivative liabilities of $1,676,633 was recognized and resulted in a cumulative effect adjustment to retained earnings of $43,808. The change in fair value during the year ended December 31, 2009 of $(159,418) is recorded as a derivative loss in the accompanying Statements of Operations.

The Company classifies the fair value of these warrants under level three. The fair value of the derivative liability was calculated using a lattice model that values the compound embedded derivatives based on a probability weighted discounted cash flow model. This model is based on future projections of the various potential outcomes. The embedded derivatives that were analyzed and incorporated into the model included the conversion feature with the full ratchet reset, and the redemption options.

The Series A Preferred Derivatives were valued using the following assumptions:
•	The Company was 12 months from being publicly traded and the Company/Holder would convert the Preferred Stock based on 200% of the adjusted conversion price;
•	The Preferred maturity date used was 5 years following the Company being publicly traded (rolling 6 years from the Valuation Date);
•	The stock price of $0.85 was used as the fair value of the common stock based on the previous common stock transaction;
•	The projected volatility curve was based on the average of 17 comparable biotech companies historical volatility:
•	The Holder would automatically convert at a stock price of $1.70 if the Company was not in default;
•	The Holder would convert on a quarterly basis in equal amounts to maturity if in the money; and
•	Capital raising events would occur annually, generating reset events based on pricing not greater than 100% of market.

The warrants were valued at issuance and marked to market quarterly for the year ended December 31, 2009. The five-year warrants are options to purchase shares of common stock at an exercise price of $0.85 per share and $1.27, subject to adjustments. The following assumptions were used for the valuation of the derivative:
•	The stock price of $0.85 was used as the fair value of the common stock based on the previous common stock transaction;
•	The projected volatility curve was based on the average of comparable companies as provided in the Preferred assumptions above;
•	The Holder would exercise the warrant at maturity if the stock price was above the exercise price;
•
The Holder would exercise the warrant at target prices starting at $1.58 for the Investor Warrants and $1.40 for the Placement Agent Warrants, and lowering such target as the warrants approached maturity.

•	The Holder would automatically convert all of the shares at a stock price of $1.58 for the Investor Warrants and $1.40 for the Placement Agent Warrants;
•	The Holder would convert on a quarterly basis in amounts not to exceed the average quarters trading volume based on historical performance, assuming the volume would increase by 5% each quarter; and
•
Capital raising events would occur annually, generating reset events based on pricing not greater than 100% of market for the Placement Agent Warrants and for the Investor Warrants the reset would be 150% of the Preferred.

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Notes to the Financial Statements
June 30, 2010 and December 31, 2009
(Unaudited)

NOTE 6 – DERIVATIVE LIABILITY AND FAIR VALUE MEASUREMENTS (CONTINUED)

The Company determined the fair value of the preferred stock to be $1,642,409 and $-0- and the fair value of the warrants to be $1,182,194 and $-0- at December 31, 2009 and 2008, respectively.

The following shows the changes in the level three liability measured on a recurring basis for the year ended December 31, 2009:

Balance, December 31, 2008	$-
Derivative loss	159,418
Balance, December 31, 2009	$2,824,603

NOTE 7 – EQUITY

a)	On March 5, 2009, the Company issued 295 shares of its par value $0.10 convertible preferred stock at $1,000 per share.
b)	On April 1, 2009, the Company issued 15 shares of its par value $0.10 convertible preferred stock at $1,000 per share.
c)	On June 17, 2009, the Company issued 200 shares of its par value $0.10 convertible preferred stock at $1,000 per share.
d)	On July 23, 2009, the Company issued 50 shares of its par value $0.10 convertible preferred stock at $1,000 per share.
e)	On August 20, 2009, the Company issued 50 shares of its par value $0.10 convertible preferred stock at $1,000 per share.
f)	On September 9, 2009, the Company issued 200 shares of its par value $0.10 convertible preferred stock at $1,000 per share.
g)	On January 24, 2008, the Company issued 632,500 common shares of the Company at $0.85 per common share in accordance with the Bridge Note agreements.
h)	On February 26, 2008, the Company issued 25,000 common shares of the Company at $0.85 per common share in accordance with the Bridge Note agreements.
i)	On February 27, 2008, the Company issued 175,000 common shares of the Company at $0.85 per common share in accordance with the Bridge Note agreements.
j)	On March 4, 2008 the Company issued 25,000 common shares of the Company at $0.85 per common share in accordance with the Bridge Note agreements.
k)	On March 11, 2008 the Company issued 50,000 common shares of the Company at $0.85 per common share in accordance with the Bridge Note agreements.
l)	On March 17, 2008 the Company issued 50,000 common shares of the Company at $0.85 per common share in accordance with the Bridge Note agreements.
m)	On April 11, 2008 the Company issued 50,000 common shares of the Company at $0.85 per common share in accordance with the Bridge Note agreements.
n)	On April 14, 2008 the Company issued 25,000 common shares of the Company at $0.85 per common share in accordance with the Bridge Note agreements.
o)	On April 15, 2008 the Company issued 75,000 common shares of the Company at $0.85 per common share in accordance with the Bridge Note agreements.
p)	On November 25, 2008, the Company issued 890 shares of its par value $0.10 convertible preferred stock to extinguish bridge debt financing totaling $889,875.
q)	On November 25, 2008, the Company issued 562 shares of its par value $0.10 convertible preferred stock for cash at $1,000 per share.

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Notes to the Financial Statements
June 30, 2010 and December 31, 2009
(Unaudited)

NOTE 8 – SERIES A CONVERTIBLE PREFERRED STOCK

The Series A Convertible Preferred Stock (“Preferred Stock”) has been authorized by resolutions adopted by the Company’s Board of Directors and set forth in a Certificate of Designation, Preferences and Rights (“Certificate of Designation”), filed with the Secretary of State of Delaware on November 26, 2008, which contains the designations, rights, powers, preferences, qualifications and limitations of the Preferred Stock. The shares of Preferred Stock are fully paid and non-assessable.

As of December 31, 2009 the Company has issued 2,262 share of Series A Convertible Preferred stock as detailed in Note 4 above. Below is a discussion of the terms of these securities.

Rank
The Preferred Stock ranks(i) senior to the common stock and any other class or series of the Company’s capital stock either specifically ranking by its terms junior to the Preferred Stock or not specifically ranking by its terms senior to or on parity with the Preferred Stock, (ii) on parity with any class or series of the Company’s capital stock specifically ranking by its terms on parity with the Preferred Stock, and (iii) junior to any class or series of capital stock specifically ranking by its terms senior to the Preferred Stock, in each case, as to payment of dividends or as to distributions of assets upon liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary. The approval of the holders of a majority of the Preferred Stock is required in order for the Company to issue any capital stock with rights on parity with or senior to the Preferred Stock.

Dividends
The holders of the Preferred Stock are entitled to receive annual cumulative per share dividends of 6.5% of the liquidation preference of the Preferred Stock, out of funds legally available, prior to any payment of dividends on the Company’s common stock or any other class of stock ranking junior to the Preferred Stock. Such dividends are payable in cash or shares of common stock, at the option of the Company, semiannually on the last business day of February and August of each year (each a “Dividend Payment Date”), commencing in February 2009 with respect to the period from issuance through such date. The holders of the Preferred Stock are entitled to share ratably with the holders of the common stock in any dividend declared on the common stock.

Dividends on the Preferred Stock will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Dividends accumulate to the extent they are not paid on the Dividend Payment Date to which they relate. Dividends that are due in cash and which are not paid within (5) business days of the Dividend Payment date shall bear interest until paid at the default rate. According to Delaware law, the Company may declare and pay dividends or make other distributions on its capital stock only out of legally-available funds. In addition, no dividends or distributions may be declared, paid or made if the Company is or would be rendered insolvent by virtue of such dividend or distribution.

The Company may not (i) pay any dividends in respect of any shares of capital stock ranking junior to the Preferred Stock (including the common stock), other than dividends payable in the form of additional shares of the same junior stock as that on which such dividend is declared, or (ii) redeem any shares of capital stock ranking junior to the Preferred Stock (including the common stock), unless and until all accumulated and unpaid dividends on the Preferred Stock have been, or contemporaneously are, declared and paid in full.

Conversion
At the election of the holder thereof, each share of Preferred Stock will be convertible into common stock, at any time after issuance, at the Conversion Rate, as it may be adjusted from time to time in accordance with the Certificate of Designation. The Preferred Stock will not convert automatically into Common Stock upon completion of this offering and only the underlying Common Stock issuable upon conversion is registered for the resale under this prospectus.

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Notes to the Financial Statements
June 30, 2010 and December 31, 2009
(Unaudited)

NOTE 8 – SERIES A CONVERTIBLE PREFERRED STOCK (CONTINUED)

The Conversion Rate initially will be 1,177 shares of common stock ($.85 per share) for each Share of Preferred Stock. If the Company issues or sells any shares of its common stock (or options, warrants or convertible securities, convertible or exchangeable into shares of common stock) hereinafter, a “Subsequent common stock Issuance”), then the Conversion Rate will be adjusted so that the number of shares of common stock issuable upon conversion of each share of preferred stock shall be equal to the quotient obtained by dividing $1,000 by the price per share of common stock (or the conversion price per share in the case of a sale of options, warrants or convertible securities) sold in such Subsequent common stock Issuance.

The Conversion Price is also subject to adjustment from time to time in the event of (i) the issuance of common stock as a dividend or distribution on any class of the Company’s capital stock; or (ii) the combination, subdivision or reclassification of the common stock. No fractional shares will be issued upon conversion. Payment of accumulated and unpaid dividends will be made upon conversion to the extent of legally-available funds.

The shares of Preferred Stock may also be converted into common stock at the Conversion Rate at the Company’s option following the effectiveness of a Registration Statement, if the Company’s common stock trades above 200% of the Conversion Rate per share for a period of 20 consecutive trading days.

Voting Rights
The affirmative vote of the holders of at least two-thirds of the outstanding shares of Preferred Stock, voting as a class, shall be required to authorize, effect or validate (i) any change in the rights, privileges or preferences of the Preferred Stock that would adversely affect the Preferred Stock, or (ii) the authorization, creation, issuance or increase in the authorized or issued amount of any class or series of stock ranking on parity with or superior to the Preferred Stock with respect to the declaration and payment of dividends or distribution of assets upon liquidation, dissolution or winding-up of our Company. In addition, the holders of Preferred Stock shall have the right to vote, together with holders of common stock as single class, on all matters upon which the holders of common stock are entitled to vote pursuant to applicable Delaware law or the Company’s Certificate of Incorporation. The Preferred Stock shall vote on an “as converted basis” with each holder of Preferred Stock having one vote for each Conversion Share underlying such holder’s shares of Preferred Stock.

Liquidation
In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, before any payment or distribution of the assets of the Company (whether capital or surplus), or the proceeds thereof, may be made or set apart for the holders common stock or any stock ranking junior to Preferred Stock, the holders of Preferred Stock will be entitled to receive, out of the assets of the Company available for distribution to stockholders, a liquidating distribution of $1,000 per share, plus any accrued and unpaid dividends, subject to adjustment upon the occurrence of certain events. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company are insufficient to make the full payment of $1,000 per share, plus all accrued and unpaid dividends on the Preferred Stock and similar payments on any other class of stock ranking on a parity with the Preferred Stock upon liquidation, then the holders of Preferred Stock and such other shares will share ratably in any such distribution of the Company’s assets in proportion to the full respective distributable amounts to which they are entitled. Certain events, including a consolidation or merger of the Company with or into another corporation or sale or conveyance of all or substantially all the property and assets of the Company will be deemed to be a liquidation, dissolution or winding-up of the Company for purposes of the foregoing.

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Notes to the Financial Statements
June 30, 2010 and December 31, 2009
(Unaudited)

NOTE 9 – STOCK OPTIONS AND WARRANTS

The Company’s 2009 Employee Stock Incentive Plan (the “2009 Option Plan”) was adapted by the Company’s Board of Directors on February 9, 2009. The 2009 Plan, which is administered by our Board of Directors, authorizes the issuance of a maximum of 500,000 shares of our common stock, which may be authorized and unissued shares or treasury shares. Employee options shall be deemed Incentive Stock Options (as defined in the 2009 Option Plan) to the maximum extent permitted by Section 422 of the Internal Revenue Code including a five-year limit on exercise for 10% or greater stockholders with any excess grant to the above individuals over the limits set by Section 422 being Non-Qualified Stock Options as defined in the 2009 Option Plan. Both the Incentive Stock Options or any Non-Qualified Stock Options must be granted at an exercise price of not less than the fair market value of shares of common stock at the time the option is granted and Incentive Stock Options granted to 10% or greater stockholders must be granted at an exercise price of not less than 110% of the fair market value of the shares on the date of grant. If any award under the 2009 Plan terminates, expires unexercised, or is cancelled, the shares of common stock that would otherwise have been issuable pursuant thereto will be available for issuance pursuant to the grant of new awards. The 2009 Plan will terminate on February 9, 2019. As of December 31, 2009 no options had been granted under the plan.

A summary of the status of the Company's warrants as of December 31, 2009 and 2008 are presented below:

Date of	Warrant	Exercise	Value if	Expiration
Issuance	Shares	Price	Exercised	Date
11/25/2008	1,259,639	1.27	1,599,742	11/25/2013
11/25/2008	530,314	0.85	450,767	11/25/2013
11/26/2008	449,220	1.27	570,509	11/25/2013
Outstanding at 12/31/2008	2,239,173		2,621,018
3/5/2009	347,215	1.27	440,963	3/5/2014
3/5/2009	104,165	0.85	88,540	3/5/2014
4/1/2009	17,655	1.27	22,422	4/1/2014
4/1/2009	5,296	0.85	4,502	4/1/2014
6/17/2009	235,400	1.27	298,958	*
6/17/2009	70,620	0.85	60,027	*
7/23/2009	58,850	1.27	74,740	*
7/23/2009	35,310	0.85	30,014	*
8/20/2009	58,850	1.27	74,740	*
9/9/2009	235,400	1.27	298,958	*
9/9/2009	70,620	0.85	60,027	*
Outstanding at 12/31/2009	3,478,554		4,074,909

* Fifth anniversary date of the next registration statement to be filed.

The warrants were issued in connection with the Preferred Stock Offering and were valued using the Black-Scholes model using the following assumptions: stock price at valuation, $0.85; strike price, $1.27 or $0.85; risk free rate 0.90% to 2.16%, depending on date of issuance; 5 year term; and volatility of 104% to 115%, depending on date of issuance.

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Notes to the Financial Statements
June 30, 2010 and December 31, 2009
(Unaudited)

NOTE 10 – INCOME TAXES

The Company has adopted the provisions of ASC 740, “Accounting for Income Taxes”. Pursuant to ASC 740, the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefit of net operating losses have not been recognized in the consolidated financial statements because the Company cannot be assured that it is more likely than not that it will utilize the net operating losses carried forward in future years. The components of the net deferred tax asset at December 31, 2009 and 2008, the statutory tax rate, the adjustments to reconcile to income tax expense and the amount of the valuation allowance are indicated below:

	December 31, 2009	December 31, 2008
Loss before taxes	$(730,743)	$(1,695,766)
Statutory rate	39)%	39)%
Computed expected tax benefit	(284,990)	(661,349)
Common stock issued for services	-0-	-0-
Change in valuation allowance	284,990	661,349
Reported income taxes	$-	$-

	December 31, 2009	December 31, 2008
Deferred tax asset
- Cumulative net operating losses	$1,290,580	$781,430)
- Less valuation allowance	(1,290,580)	(781,430)
Reported income taxes	$-	$-

The Company has incurred operating losses of $2,997,150 which, if unutilized, will expire through to 2030. Future tax benefits, which may arise as a result of these losses, have not been recognized in these consolidated financial statements, and have been offset by a valuation allowance.

The Company did not have any tax positions for which it is reasonably possible that the total amount of unrecognized tax benefits will significantly increase or decrease within the next 12 months.

The Company includes interest and penalties arising from the underpayment of income taxes in the consolidated statements of operations in the provision for income taxes. As of December 31, 2009 and 2008, the Company had no accrued interest or penalties related to uncertain tax positions.

The tax years that remain subject to examination by major taxing jurisdictions are for the years ended December 31, 2009, 2008 and 2007.

NOTE 11 – RESTATEMENT OF FINANCIAL STATEMENTS

On August 27, 2009 the Company was informed that the Public Company Accounting Oversight Board ("PCAOB") revoked the registration of Moore & Associates who was serving as the Company’s independent registered public accounting firm. The revocation was a result of Moore’s violation of PCAOB rules and auditing standards. This revocation of Moore’s registration required the Company to have the financial statements previously issued reaudited for the fiscal year ended December 31, 2008.

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Notes to the Financial Statements
June 30, 2010 and December 31, 2009
(Unaudited)

NOTE 11 – RESTATEMENT OF FINANCIAL STATEMENTS (CONTINUED)

This reaudit produced material differences from the previously filed versions. These misstatements are the result of the following errors:

The Company inappropriately recorded a warrant expense for the fair value of the warrants issued in conjunction with the sale of its convertible preferred stock. This resulted in an overstatement of Additional Paid-in Capital and General & Administrative Expense of $799,184 (item A). Additionally, the Company recorded the issuance of 57,500 shares in both the period ended December 31, 2007 and 2008. This resulted in an overstatement of Common Stock of $58, Additional Paid-in Capital of $38,467 and Stock Offering Costs of $38,524 (item B). The $38,524 overstatement of stock offering costs offsets the overstatement of Additional Paid-in Capital thus only the $799,184 change due to item A is reflected in the net change column below.

The Company also discovered that there were various timing differences in accruing accounts payable and the associated operating expense at period ends. The aggregate of these difference are found in Items C. The Company also misstated the number of preferred and common stock issued and outstanding which required adjustments to be made to common stock, preferred stock and additional paid-in capital (Items D). The difference between the net change in the statement of operations and the net change in retained earnings on the balance sheet is due to $90,768 of changes that affected the statement of operations for the year ended December 31, 2007. This effect is also being realized as part of the restatement of the 2008 financial statements.

On or about August 2, 2010, the Company determined that it had improperly classified its preferred stock and related warrants as permanent equity when, due to certain provisions of the preferred stock and warrants, these instruments should have been classified as derivative liabilities under ASC 815. The error resulted in an overstatement of the Company’s additional paid-in capital account, an understatement of its current liabilities, and an overstatement of the Company’s net income. Under ASC 815, derivative instruments are to be revalued at each reporting period with any change in the fair value of the instruments being recorded in the Company’s income statement. The cumulative effect of the error through June 30, 2010 is a $340,786 reduction to the Company’s net income, a $3,027,055 increase in current liabilities, and a $2,686,269 decrease in additional paid-in capital. Below are tables detailing the effect of the error on the Company’s previously filed financial statements for the year end December 31, 2009 and for all reporting periods from March 31, 2009 through March 31, 2010.

Included in this filing are the restated 2009 and 2008 fiscal year financial statements. For comparative purposes, the table below presents the reaudited balance sheets and income statements compared to the original filing.

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Notes to the Financial Statements
June 30, 2010 and December 31, 2009
(Unaudited)

NOTE 11 – RESTATEMENT OF FINANCIAL STATEMENTS (CONTINUED)

Balance Sheets

	December 31,			December 31,
	2008	Net Change		2008
	(Original)			(Restated)
ASSETS

CURRENT ASSETS	181,128	-		181,128
EQUIPMENT, net	3,200	-		3,200
TOTAL ASSETS	$184,328	-		$184,328

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$-	76,999	(C)	$76,999
Total Current Liabilities	-	76,999		76,999
STOCKHOLDERS' EQUITY
Preferred stock; $0.10 par value, 5,000,000 shares authorized 2,312 and 1,502 shares issued and outstanding, respectively	150	(5	) (D)	145
Common stock; $0.001 par value, 45,000,000 shares authorized; 11,307,500 and 11,307,500 shares issued and outstanding, respectively	11,365	(58	) (B)	11,341
		34	(D)
Additional paid-in capital	2,898,931	(799,126	) (A)	2,318,442
		218,637	(D)
Deficit accumulated during the development stage	(2,726,118)	58	(B)	(2,222,599)
		799,126	(A)
		(295,665)
Total Stockholders' Equity	184,328	(76,999)		107,329
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$184,328	-		$184,328

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Notes to the Financial Statements
June 30, 2010 and December 31, 2009
(Unaudited)

NOTE 11 – RESTATEMENT OF FINANCIAL STATEMENTS (CONTINUED)

Statements of Operations

	For the Year ended
	December 31,
	2008	Net Change		2008
	(Original)			(Restated)
REVENUES	$-	-		$-
OPERATING EXPENSES
General and administrative	902,858	(799,126	) (A)	101,406
		(2,326	) (C)
Consulting expense	79,481	-		79,481
Financing expense	720,763	171,186	(D)	891,949
Legal and professional expenses	137,444	6,083	(C)	143,527
Licensing expense	102,347	-		102,347
Advertising expense	49,175	-		49,175
Research and development, net	233,990	29,896	(C)	263,886
Total Operating Expenses	2,226,058	(594,287)		1,631,771
OPERATING LOSS	(2,226,058)	594,287		(1,631,771)
OTHER INCOME (EXPENSE)
Interest expense	(63,995)	-		(63,995)
Total Other Income (Expense)	(63,995)	-		(63,995)
NET LOSS BEFORE INCOME TAXES	(2,290,053)	594,287		(1,695,766)
PROVISION FOR INCOME TAXES	-	-		-
NET LOSS	$(2,290,053)	594,287		$(1,695,766)
BASIC LOSS PER SHARE	$(0.20)	0.05		$(0.15)

WEIGHTED AVERAGE NUMBER NUMBER OF SHARES OUTSTANDING	11,365,000	(190,349)		11,174,651

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Notes to the Financial Statements
June 30, 2010 and December 31, 2009
(Unaudited)

NOTE 11 – RESTATEMENT OF FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2009

Balance Sheet

	December 31, 2009
	Restated	Adjustments	As Filed
ASSETS
Cash	$295,418	$-	$295,418
Equipment, net	2,400	-	2,400

TOTAL ASSETS	$297,818	$-	$297,818

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Accounts payable and accrued expenses	$117,967	$-	$117,967
Derivative liability - preferred stock	1,642,409	(1,642,409)	-
Derivative liability - warrants	1,182,194	(1,182,194)	-

TOTAL LIABILITIES	2,942,570	(2,824,603)	117,967

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock	226	-	226
Common stock	11,341	-	11,341
Additional paid-in capital	340,831	2,621,376	2,962,207
Deficit accumulated during the development stage	(2,997,150)	203,227	(2,793,923)

TOTAL STOCKHOLDERS’ EQUITY(DEFICIT)	(2,644,752)	2,824,603	179,851
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$297,818	$-	$297,818

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Notes to the Financial Statements
June 30, 2010 and December 31, 2009
(Unaudited)

NOTE 11 – RESTATEMENT OF FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2009

Statement of Operations
	For the Year ended
	December 31, 2009
	Restated	Adjustments	As Filed
REVENUES	$-	$-	$-
OPERATING EXPENSES	612,098	-	612,097
OPERATING LOSS	(612,098)	-	(612,097)

OTHER INCOME (EXPENSE)
Loss on derivative liability	(159,418)	(159,418)	-
Grant income	40,773	-	40,773
Interest expense	-	-	-
Total Other Income (Expense)	(118,645)	(159,418)	40,773

NET LOSS BEFORE INCOME TAXES	(730,742)	(159,418)	(571,324)
PROVISION FOR INCOME TAXES	-	-	-
NET LOSS	$(730,742)	$(159,418)	$(571,324)

BASIC LOSS PER SHARE	$(0.06)	$(0.01)	$(0.05)

WEIGHTED AVERAGE NUMBER NUMBER OF SHARES OUTSTANDING	11,340,000	-	11,340,000

	From Inception on May 15, 2006 through
	December 31, 2009
	Restated	Adjustments	As Filed
REVENUES	$-	$-	$-
OPERATING EXPENSES	2,770,701	(1)	2,770,701
OPERATING LOSS	(2,770,644)	-	(2,770,644)

OTHER INCOME (EXPENSE)
Loss on derivative liability	(203,226)	(203,226)	-
Grant income	40,773	-	40,773
Interest expense	(63,995)	-	(63,995)
Total Other Income (Expense)	(226,448)	(203,226)	(23,222)

NET LOSS BEFORE INCOME TAXES	(2,997,150)	(203,227)	(2,793,923)
PROVISION FOR INCOME TAXES	-	-	-
NET LOSS	$(2,997,150)	$(203,227)	$(2,793,923)

SIGNPATH PHARMA, INC.
(A Development Stage Company)
Notes to the Financial Statements
June 30, 2010 and December 31, 2009
(Unaudited)

NOTE 11 – RESTATEMENT OF FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2009

Statement of Cash Flows

	For the Year Ended
	December 31, 2009
	Restated	Adjustment	As Filed
OPERATING ACTIVITIES
Net loss	$(730,742)	$(159,418)	$(571,324)
Adjustments to reconcile net loss to net cash used by operating activities:
Common stock issued with bridge financing	-	-	-
Depreciation expense	800	-	800
Change in derivative liability	159,418	159,418	-
Changes in operating assets and liabilities
Accounts payable and accrued expenses	40,968	-	40,968

Net Cash Used in Operating Activities	(529,556)	-	(529,556)

INVESTING ACTIVITIES
Purchase of equipment	-	-	-

Net Cash Used in Investing Activities	-	-	-

FINANCING ACTIVITIES
Proceeds from notes payable	-	-	-
Stock offering costs paid	(166,154)	-	(166,154)
Preferred stock issued for cash	810,000	-	810,000
Common stock issued for cash	-	-	-

Net Cash Provided by Financing Activities	643,846	-	643,846

NET INCREASE (DECREASE) IN CASH	114,290	-	114,290
CASH AT BEGINNING OF PERIOD	181,128	-	181,128
CASH AT END OF PERIOD	$295,418	$-	$295,418

NOTE 12 – SUBSEQUENT EVENTS

In accordance with ASC 855 Company management reviewed all material events through the date of this report and there are no subsequent events to report.

OUTSIDE BACK COVER OF PROSPECTUS

We have not authorized any dealer, salesperson or any other person to give any information or to represent anything other than those contained in this prospectus in connection with the offer contained herein, and, if given or made, you should not rely upon such information or representations as having been authorized by SignPath Pharma, Inc. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, to those to which it relates in any state to any person to whom it is not lawful to make such offer in such state. The delivery of this prospectus at any time does not imply that the information herein is correct as of any time after the date of this prospectus.

DEALER PROSPECTUS DELIVERY REQUIREMENT

Until January 12, 2011, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.